UNITED STATES

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Washington, D.C. 20549

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Proxy Statement 2014 Annual Meeting of Shareholders March 2014 Mylan® Seeing is believing

Dear Fellow Mylan Shareholders:

Two thousand thirteen represented yet another very strong year for Mylan. We delivered impressive financial results while further positioning the Company to fulfill its mission of generating sustainable long-term growth and setting new standards in health care, providing 7 billion people access to high quality medicine.

Now more than ever, bold, visionary, and unconventional leadership is needed to respond effectively and compassionately to powerful trends that are reshaping health care delivery around the world.

Examples of these trends include:

—	Spiraling health care costs, which fuel increasing demand for access to affordable medicines globally;

—	Growing consumer involvement in decisions relating to health care;

—	Heightened awareness of the importance of drug quality and the integrity of the global pharmaceutical supply chain; and

—	Exciting innovations across a wide array of technologies, such as digital and mobile, that are paving the way for new and better ways to address unmet needs and lower the cost of delivery.

In anticipating these and many other game-changing trends, we have transformed Mylan from a domestic generics company into a global leader in the pharmaceutical industry, while continuing to enhance our operating platform and management structure to allow for the leadership and scale needed to deliver continued shareholder value and change the world for the better.

That is why we undertook two major acquisitions in 2007 and built an integrated global operating platform that has given us unprecedented scale, diversity, and control over both the cost and the quality of our products. Because of this visionary strategy, we have been able to expand on a cost-efficient basis that many of our competitors will find difficult or impossible to replicate.

Our global, integrated platform also has been instrumental to our ability to consistently deliver outstanding financial results. From 2008, the first full year of the new platform, through 2013, we generated compound annual growth in revenue and adjusted diluted earnings per share (“adjusted EPS”) of 8% and 29%, respectively.

– page 1 –

In early 2012, we established targets that would double our size and triple our adjusted EPS to at least $6.00 by the end of 2018. Compared with the $2.89 in adjusted EPS we generated in 2013, our 2018 target represents a compound annual growth rate of approximately 16%. Our revenue goal through 2018 represents a compound annual growth rate of 13%, an ambitious goal for any large company. Nearer term, in 2014, we are projecting growth in adjusted EPS of 19% and in revenue of 16%.

The Mylan leadership team is confident that we are more than equal to the task given the integrated platform we have in place. It allows us to meet the demands of a consolidating industry, which is producing global customers whose needs we believe can best be met by companies of similar scale and efficiency.

To maximize our operating platform, we are creating an integrated global commercial platform that mirrors its scale and efficiency. This will allow us to efficiently deploy all of our assets throughout the world as “One Mylan,” and further differentiate ourselves as our customers’ health care partner of choice.

We also have focused on attracting and retaining the talent necessary to optimize our opportunities over the next five years, and beyond. We have expanded our leadership team, welcoming into key roles individuals with exceptional track records in a variety of industries and disciplines. We have realigned our organization internally to drive even greater focus and accountability across the Company. In addition, our Board of Directors implemented several enhancements during 2013 to Mylan’s compensation and governance-related policies that further demonstrate our alignment with shareholders’ interests and our focus on performance.

Lastly, we have identified several key long-term growth drivers (see below) and have been relentlessly executing against them.

Platform and Strategic Drivers for Growth

– page 2 –

In 2013, we celebrated EpiPen® Auto-Injector’s 25th anniversary and helped more people at risk for life-threatening allergic reactions (anaphylaxis) gain access to it. For instance, we worked tirelessly with organizations and local advocates to successfully pass legislation to allow school access to epinephrine in 17 states in 2013, bringing the total number of states to 31 with such legislation. We also continued to grow the product in an expanding segment despite two new entrants. Since its introduction, nearly 55 million EpiPen® units have been dispensed, and the product remains the world’s number one dispensed epinephrine auto-injector.

And beginning in 2013, we operationalized an exclusive long-term strategic collaboration with Pfizer Japan to develop, manufacture, distribute, and market generic drugs in Japan. Through this collaboration, we offer a broad portfolio of more than 310 products in an aggregate of approximately 475 dosage strengths.

We also completed the acquisition of the Agila Specialties business, creating a global leader in the injectables category. This includes an exceptional research and development capability and manufacturing platform, and one of the broadest global injectables portfolios in the industry.

The transaction positions us to become a commercial powerhouse in this space, with an even stronger platform in developed markets, such as the U.S., and expand into or within exciting new markets.

We continued to leverage our excellent scientific capabilities globally, which allowed us to launch approximately 491 products and file 568 new regulatory applications. As of February 5, 2014, Mylan had 328 abbreviated new drug applications, or ANDAs, and seven supplemental applications for additional product strengths pending approval with the U.S. Food and Drug Administration, more than any other company. This large portfolio of pending applications is a testament to the tremendous skill and hard work of our research and development teams.

Further, our scientists continue to distinguish Mylan as a company capable of developing a diverse array of complex products. A great example is our respiratory program: we anticipate being the first company to bring an AB-rated substitutable generic form of Advair® to market, in 2016. Nearer-term, we expect to launch an AB-rated substitutable generic form of Copaxone® at market formation this year.

We also grew our commercial operations in India during 2013. We launched a portfolio of women’s care products and continued to build the antiretroviral (“ARV”) franchise that we introduced in India the year before.

We made continued progress in the fight against the infectious disease HIV/AIDS. For instance, we launched a comprehensive portfolio of ARV products in South Africa, which has the world’s largest HIV/AIDS population. In addition, we established an exclusive agreement with Zyomyx, a diagnostics company, to distribute its proprietary point-of-care CD4 T-cell count test. This is a great example of how we are striving to meet the evolving needs of our customers and patients by offering health care solutions beyond pharmaceuticals.

– page 3 –

Finally, building on all of these achievements, we delivered strong financial performance in 2013. Revenues totaled $6.9 billion, and as mentioned earlier, we delivered adjusted EPS of $2.89, a 12% increase compared to the prior year.

This performance is especially noteworthy because 2012 was an unprecedented year for the industry and for Mylan in terms of new product launches in the U.S., including several first-to-file and first-to-market opportunities. We attribute our strong performance in 2013 to the stability of our core business, as well as our sustained momentum and ability to leverage our diverse global platform.

The investment community recognized our strong 2013 performance and achievements: Mylan’s share price rose during 2013 from $27.45 to $43.40 as of December 31, an increase of 58%. Mylan’s total shareholder return also has dramatically outperformed the S&P 500 Index and the S&P 500 Pharmaceuticals Index over the past one, three, and five-year periods.

Credit for our ability to consistently deliver value to our shareholders belongs to Mylan’s dedicated team around the world. On behalf of Mylan’s Board of Directors and senior leadership team, we would like to extend our sincere appreciation to our outstanding workforce around the world.

We would also like to thank you for the trust and confidence you have placed in Mylan. We look forward to continuing to earn your trust and confidence for many years to come as we do our part to transform Mylan -- and health care -- around the world.

Sincerely,

Robert J. Coury	Heather Bresch
Executive Chairman	Chief Executive Officer

March 2014

– page 4 –

Mylan® Seeing is believing Mylan Proxy Statement 2014 Annual Meeting of Shareholders March 2014

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

March 10, 2014

Dear Fellow Shareholder:

I am pleased to invite you to join your Board of Directors and the Company’s senior leadership at the 2014 Annual Meeting of Shareholders of Mylan Inc. on April 11, 2014, at The St. Regis Washington, D.C., 923 16th & K Streets, N.W., Washington, D.C. 20006. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted.

Although I hope that you can join us in Washington, D.C., it is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own, even if you cannot attend. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating, and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

Thank you for your continued trust and for your investment in Mylan. We look forward to seeing you in Washington, D.C. on April 11th.

Sincerely,

Heather Bresch
Chief Executive Officer

IMPORTANT NOTICE REGARDING ADMISSION TO THE MEETING

Each shareholder planning to attend the meeting will be asked to present valid photo identification, such as a driver’s license or passport.

In addition, each shareholder must present his or her admission ticket, which is a portion of the enclosed proxy card. Please tear off the ticket at the perforation.

If you are a shareholder, but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m., and seating will begin at 10:15 a.m. Cameras or other photographic equipment, audio or video recording devices, and other electronic devices will not be permitted at the meeting.

PLEASE JOIN US — A CONTINENTAL BREAKFAST WILL BE SERVED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317

March 10, 2014

The 2014 Annual Meeting of Shareholders of Mylan Inc. (the “Company”) will be held at The St. Regis Washington, D.C., 923 16th & K Streets, N.W., Washington, DC 20006, on Friday, April 11, 2014, at 10:30 a.m., for the following purposes:

•	To elect 13 Directors, each for a term of one year;

•	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

•	To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company;

•	To consider a shareholder proposal to adopt a policy that the Chairman of the Board of Directors be an independent director; and

•	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s common stock at the close of business on February 20, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

Please promptly sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card. If you attend the Annual Meeting and wish to vote in person, you will be able to do so, and your vote at the Annual Meeting will revoke any proxy that you may have submitted before then.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 11, 2014:

The 2014 Proxy Statement and the 2013 Annual Report on Form 10-K are available at mylan.com/investors.

Proxy Summary

The summary below highlights some of the information that is described in more detail elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we urge you to review the complete document carefully before voting. For additional information regarding the Company’s 2013 performance, please also review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Introduction

The Intent and Success of Our Executive Compensation Philosophy. The Board has structured the level and design of our executive pay programs to create a maximum “return on executive leadership.” Our executive compensation programs are carefully designed to motivate, align, and retain employees to create superior operating results and the expected associated shareholder returns. Our performance-based programs are intended to maximize performance and tie executive remuneration under those programs to achievement of superior operating and stock price results. Our current unique leadership team is deemed by the Board to be essential to our future success, and we have structured our compensation programs to be as unique as our team.

To ensure that this philosophy remains robust and effective, the Compensation Committee evaluates the historical alignment of pay and performance annually. These reviews have demonstrated a history of highly aligned realizable pay for performance over the past three years and the full tenure of our Executive Chair. This analysis allows us to create future looking plans that are designed to accomplish similar results.

As demonstrated below, our performance has been outstanding, reaching a record high stock price in 2013, and our executive compensation is and has been highly aligned with the interests of shareholders. Our excellent 2013 performance -- and the exceptional 34.4% total shareholder return (“TSR”) over the past five years, with approximately $11 billion of new shareholder value created -- is directly related to the talents of the Company’s global workforce; the vision, commitment, and execution of our senior leadership team; and the effectiveness of our executive compensation programs.

Leadership of Your Company and Continuing Focus on Increasing Shareholder Value. Over the past decade, Mylan’s senior leadership team has successfully developed and executed on a vision and strategy to establish an unmatched global operating and commercial platform, identify and execute on key drivers of future growth, return value to shareholders, and position the Company as a leader in the industry, all while maintaining a strong balance sheet and credit rating.

As the Company, the industry, and health care systems around the world have evolved, so too has our leadership and governance structure. Given the evolving size and complexity of the Company and the anticipated challenges and opportunities of the future, among many other factors, in 2012, we announced an enhanced leadership structure with Mr. Coury as Executive Chairman, Ms. Bresch as Chief Executive Officer, and Mr. Malik as President, among other executives.

The Company’s outstanding performance in 2012 and 2013 demonstrates the effectiveness of this enhanced leadership structure -- and the power and potential of our global platform built over the past decade.

With the right assets and leadership in place, in 2012, the Company publicly announced a highly ambitious goal of achieving $6.00 in adjusted diluted EPS (“adjusted EPS”) by the end of 2018, which is expected to result in a significant increase in shareholder value. While executing on that goal, the Company also is beginning to develop strategies for longer-term, sustainable growth into the next decade.

Focusing on this ambitious 2018 goal, the opportunities and challenges of the future, and the proven vision, strategies, and execution of our leadership team, the Compensation Committee and the independent Directors of the Board have determined to extend the employment agreements of Mr. Coury, Ms. Bresch, and Mr. Malik through 2018 to lead the Company in the execution of our five-year plan and the development of new, longer-term strategies.

After consultation with expert advisors and shareholders holding approximately 30% of the Company’s outstanding shares, the Compensation Committee and the independent Directors also have approved a new One-Time Special Performance-Based Five-Year Realizable Value Incentive Program (the “One-Time Special Performance-Based Incentive Program”). This program has been designed to retain and further align more than 100

i

2014 Annual Meeting of Shareholders

key employees with long-term shareholder interests and further motivate them to meet our ambitious goals -- and potentially deliver significant additional shareholder value over the next five years. This innovative, new, wholly performance-based program is a continuation of our robust pay-for-performance philosophy and is designed to pay full value to those employees only if they remain with the Company through 2018 and both our adjusted EPS and our stock price increase significantly and at superior levels. The program is also designed to ensure that there will not be a payout until shareholders have the opportunity to receive newly created value. In addition, the program caps the maximum value payable to the employees who participate in the program. The program was designed with the following five primary objectives:

One-Time Special Performance-Based Incentive Program

Compensation Committee and Board Objectives		Program Design
1.	Further Incentivize and Align Executives to Achieve $6.00 Adjusted EPS Goal	100% Performance Vesting Based on Adjusted EPS Goal. Regardless of Stock Price, There Will be Full Payment Only if Adjusted EPS Goal is Achieved

2.	Full Value Realized Only if Stock Price Appreciates Significantly	Regardless of Achievement of Adjusted EPS Goal, Participants Will Realize Full Value of Awards Only if Stock Price Has Reached $73.33 Per Share at Time of Settlement. Participants Will Realize No Value from Awards if Stock Price is Below $53.33 Per Share at Time of Settlement

3.	Retention of Key Employees Through 2018	Five-Year Cliff Vesting

4.	Expand Program to a Broader Group of Key Employees Critical to Achieving Our Ambitious Goal	More than 100 Participants

5.	All While Minimizing Share Usage and Maintaining Acceptable Burn Rate	Award Value Capped – Stock Appreciation Above $73.33 Has No Effect on Value to Participants. Mix of Award Types (SARs and RSUs) to Mitigate Share Usage and Burn Rate

See pages 35 to 38 of this Proxy Statement for additional details of the program.

Enhanced Governance and Compensation Practices. The Company has made significant enhancements to its corporate governance and executive compensation practices. We have consulted with external experts in the fields of corporate governance and compensation, and engaged in open and candid outreach to holders of approximately 30 percent of Mylan’s outstanding shares over the past several years. We believe that we have substantially addressed the concerns expressed by shareholders, and that our current governance and compensation philosophy is optimal for our Company and has been essential to our financial and stock price success.

Proxy Summary

Outstanding Long-Term Performance and Alignment with Shareholder Interests

Outstanding Five-Year and 2013 Financial Performance. As demonstrated by the following charts, Mylan produced TSR that outperformed both the S&P 500 Index and the S&P 500 Pharmaceuticals Index over the past one, three, and five-year periods.

*	TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2013.

2014 Annual Meeting of Shareholders

Furthermore, we once again delivered exceptional financial performance and returned significant value to shareholders in 2013, producing record levels of revenues (approximately $6.9 billion); adjusted earnings before income taxes, depreciation and amortization (approximately $2.0 billion); and adjusted EPS ($2.89) — while maintaining a strong balance sheet.

*	2009 total adjusted revenue as well as adjusted EBITDA and adjusted EPS for all years differ from what is reported under GAAP. See Appendix A for a reconciliation to the most comparable GAAP measures.
(a)	$ in millions.

GAAP 2009 revenue (millions) was $5,093. For the years 2009 through 2013, GAAP net earnings (millions) were $233; $345; $537; $641; and $624, respectively, and GAAP EPS was $0.30; $0.68; $1.22; $1.52; and $1.58, respectively.

Other financial highlights from 2013 include:

•	We returned approximately $1 billion in value to shareholders through share repurchases.

•	The Company maintained an investment grade credit rating from Standard & Poor’s and Moody’s, the two principal ratings agencies. As a result, Mylan was able to reduce its cost of borrowing.

•	The value of Mylan’s common stock reached record highs in 2013.

See pages 20 to 22 of this Proxy Statement for further discussion of five-year and 2013 financial performance.

Key 2013 Operational Accomplishments. 2013 represented yet another very strong year of operational performance for Mylan, as the Board and management further positioned the Company to meet its goals of generating sustainable long-term growth and fulfilling its mission of setting new standards in health care, providing 7 billion people access to high quality medicine.

Operational highlights from 2013 include, among others:

•	Continued growth of EpiPen® Auto-Injector despite two new entrants. The product remains the world’s number one dispensed epinephrine auto-injector, and is expected to become Mylan’s first product with $1 billion in sales.

•	Operationalizing an exclusive long-term strategic collaboration with Pfizer Japan to develop, manufacture, distribute, and market generic drugs in Japan.

•	Acquiring the Agila Specialties business, creating a global leader in the injectables category.

•	Leveraging our scientific capabilities, which allowed us to launch 491 products and file 568 new regulatory applications.

•	Continued progress toward approval of our application to sell an AB-rated substitutable generic form of Copaxone®, which is indicated for the treatment of multiple sclerosis. We continue to expect to be one of the first to launch this important product at market formation in 2014.

•	Continuing progress in our development of an AB-rated substitutable generic form of Advair®, which is indicated for the treatment of asthma. We anticipate being the first company to bring this significant product to market in 2016.

•	Expanding our commercial operations in India, where we launched a portfolio of women’s care products and continued to build the antiretroviral (“ARV”) franchise that we introduced in 2012.

•

Establishing an exclusive agreement with Zyomyx, a diagnostics company, to distribute its proprietary point-of-care CD4 T-cell count test, which expands our leadership position in the HIV/AIDS space by allowing us to offer health care solutions beyond pharmaceuticals. We also launched a comprehensive portfolio of ARV

Proxy Summary

products in South Africa, which has the world’s largest HIV/AIDS population.

See page 22 of this Proxy Statement for additional discussion of our 2013 operational achievements.

Executive Compensation is Closely Aligned with Performance. Mylan’s compensation philosophy is to incentivize performance that leads to exceptional financial results and creates shareholder value. As demonstrated above, we produced exceptional financial results and shareholder value in 2013, and the following section demonstrates that we once again have met our goal of closely aligning compensation with performance.

For example:

•	CEO realizable pay and TSR performance over the last three years were closely aligned relative to peers, as shown below:

Alignment of CEO Realizable Pay* with TSR Performance

*	Realizable pay includes cumulative salary and short-term incentives paid for the most recent three years, plus current value (as of December 31, 2013) of options as well as both performance and time-based restricted shares/units granted during the most recent three years, plus change in pension value and all other compensation for the most recent three years. TSR data is from the S&P Research Insight Database. Peer companies in this chart reflect the 2013 peer companies listed on page 29 of this Proxy Statement.

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2014 Annual Meeting of Shareholders

•	Approximately 80% of target compensation for the Named Executive Officers was in the form of annual and long-term incentives and, therefore, linked to Company performance and/or stock performance.
•	Targets for short-term incentive compensation were based on adjusted EPS, global regulatory submissions, and adjusted free cash flow. These measures represent key performance indicators of the current and future strength of our business.

•	Long-term incentive grants were composed of a mix of performance-based restricted stock units, stock options, and restricted stock units, with a significantly greater emphasis on performance-based restricted stock units. The metrics used for the performance-based restricted stock units were return on invested capital and total shareholder return of Mylan’s common stock relative to peer companies, linking these long-term incentives directly to common stock performance and meaningful financial measures.

2013 LTI Mix

See pages 22 to 23 of this Proxy Statement for further discussion of the close alignment between pay and performance in 2013.

Executing on a Long-Term Strategy for Growth and Further Incentivizing Key Employees to Substantially Increase Shareholder Value

In 2012, the Company announced a long-term target of adjusted EPS of $6.00 by the end of 2018, which would result in a new transformation of Mylan -- nearly doubling the size of the Company in five years -- and a potentially significant increase in shareholder value. At Mylan’s August 2013 Investor Day meeting, the Company provided a detailed roadmap of key steps to achieving this ambitious target. Critical to achieving this significant earnings growth will be the continued performance of the Company’s robust global platforms and businesses, successfully executing on our key growth drivers, and driving the continued transformation of the Company, among other factors.

Key Executive Retention. The independent Directors of the Board also believe that, in addition to continued outstanding performance by Mylan employees around the world, to be successful in achieving the Company’s ambitious five-year plan, we must retain and enhance the talented, dedicated, and unified management team whose vision and execution have been and will be so crucial to both implementing the strategies that have yielded the Company’s impressive achievement to date -- and to meeting our ambitious 2018 goal. Equally important, the independent Directors recognize the key role that our current unique senior leadership team will play in developing a vision and a plan for longer-term, sustainable growth strategies beyond 2018.

With these goals in mind, the independent Directors and the Compensation Committee have determined

Proxy Summary

that the continued engagement of Mr. Coury -- whose vision and leadership have enabled the Company to develop the world class global platform and management team that fuel its success -- is in the best interests of the Company and shareholders as Mylan drives to meet its ambitious 2018 goals and develop a vision and strategies for success beyond 2018. The Compensation Committee and the independent Directors also have determined that the continued retention of Ms. Bresch and Mr. Malik -- whose outstanding, proven leadership and execution have been and will be key to the continued operational success of the Company -- is also in the best interests of the Company and shareholders. Accordingly, in February 2014 the Compensation Committee and the independent Directors approved extensions of employment agreements with Mr. Coury, Ms. Bresch, and Mr. Malik through 2018.

See pages 33 to 35 of this Proxy Statement for additional discussion of these employment agreement extensions.

One-Time Special Performance-Based Five-Year Realizable Value Incentive Program. The achievement of our ambitious goal of adjusted EPS of $6.00 by the end of 2018 would more than double our adjusted EPS for fiscal year 2013 of $2.89 -- and would represent a 16% compound annual growth rate in adjusted EPS over this five-year period. This truly ambitious business objective, if achieved, would result in yet another transformation of the Company and significant value creation for our shareholders.

Consistent with our commitments to enhancing shareholder value, aligning compensation with performance, and incentivizing and retaining key talent, in February 2014 the Compensation Committee and the independent Directors approved the new One-Time Special Performance-Based Incentive Program. The program was designed with five primary objectives, which are described on page ii of this Proxy Summary.

This program has been the subject of detailed and lengthy consideration by the Compensation Committee and the independent Directors, in consultation with leading experts in the area of executive compensation, as well as shareholders holding approximately 30 percent of Mylan’s stock.

In our meetings with shareholders, investors were fully supportive of the establishment of an incentive plan for a large group of key employees tied to the creation of substantial new shareholder value, and were particularly supportive of the wholly performance-based aspects of the proposed program and its five-year cliff vesting provisions.

See pages 35 to 38 of this Proxy Statement for additional discussion of this One-Time Special Performance-Based Incentive Program.

Shareholder Engagement and Enhanced Compensation and Governance-Related Policies

During our most recent shareholder outreach meetings in December 2013, the attendees included, depending on the meeting, our Lead Independent Director and the Chair of our Compensation Committee, our Executive Chairman, and/or our Chief Financial Officer. We believe these meetings have been truly valuable and plan to continue to hold similar meetings in the future for on-going and meaningful dialogue with shareholders on compensation and governance-related matters.

Based on our engagement with shareholders and the Board’s independent analysis with leading experts in corporate governance and compensation, the Company implemented numerous significant enhancements to its compensation and governance-related policies in 2013. Key enhancements to the Company’s compensation and governance-related policies adopted by the Board and/or the Compensation Committee in 2013 are described in the following table.

2014 Annual Meeting of Shareholders

Changes to Executive Compensation and Governance Policies

The principal changes to our executive compensation program and governance policies adopted in 2013 in connection with our shareholder outreach, in response to our 2013 and prior Say-on-Pay vote results, and/or based on the Board’s own independent analysis, are summarized in the table below.

Past Pay or Governance Practice	Changes Going Forward	Effective

LTI mix: 35% performance RSUs; 35% stock options; 30% RSUs	LTI mix: 60% performance RSUs; 20% stock options; 20% RSUs	2013

Both short and long-term incentive plans used adjusted EPS as the performance metric	Will not use same metric for short and annual long-term incentives (annual long-term metrics are return on invested capital and relative TSR)	2013

Single peer group of companies with revenues greater than 2.5x and smaller than 0.5x of Company’s revenues	Developed two peer groups for pay and performance reference: Life sciences peers (with revenues approximately 0.5x - 2.5x Mylan); Pharmaceutical business competitors	2013

Single trigger vesting of annual equity awards on change in control	Double trigger vesting for future annual equity awards	2013

No clawback policy	Adopted a clawback policy	2013

No anti-hedging and pledging policy	Adopted an anti-hedging and pledging policy	2013

No related party transactions policy	Adopted a related party transactions policy	2013

No stock ownership requirements for non-employee Directors	Adopted ownership requirements for non-employee Directors	2013

Executive Chairman of the Board share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013

CEO share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013

NEOs with retirement benefit agreements received Company match on executive contributions to the 401(k) Restoration Plan	Discontinued	2013

No public disclosure of political contributions and trade association memberships	Political contributions and trade association memberships disclosed on the Company website	2013

Proxy Summary

Meeting Agenda and Voting Recommendations

		Board vote recommendation	Page reference for more detail
Management Proposals

1.	Election of 13 Directors, each for a term of one year	For	3

2.	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014	For	17

3.	Advisory vote on compensation of the Named Executive Officers of the Company	For	52

Shareholder Proposal

4.	Shareholder proposal for a mandatory policy requiring that the Chairman of the Board of Directors be an independent Director	Against	53

5.	Other business as may properly come before the meeting or any adjournment or postponement thereof

Item 1: Election of Directors

Each Director nominee was selected based on his or her individual experience, expertise, and judgment, among other factors. The Board of Directors recommends a vote “FOR” all nominees in Item 1.

Name	Director since	Occupation	Independent	Other company / non-profit boards

Heather Bresch	2011	CEO of Mylan

Wendy Cameron	2002	Co-Owner of Cam Land LLC	X

Hon. Robert J. Cindrich	2011	President, Cindrich Consulting, LLC; Counsel, Schnader Harrison Segal & Lewis	X	Allscripts Healthcare Solutions, Inc.

Robert J. Coury	2002	Executive Chairman of the Board of Mylan

JoEllen Lyons Dillon	Nominated for the first time in 2014	Chief Legal Officer and Corporate Secretary of The ExOne Company	X	Allegheny District Chapter of the National Multiple Sclerosis Society

Neil Dimick, C.P.A.	2005	Former EVP and CFO of Amerisource Bergen Corporation (currently retired)	X	WebMD Health Corp.; Thoratec Corporation; Alliance HealthCare Services, Inc.; and Resources Connection, Inc.

Melina Higgins	2013	Former Partner and Managing Director at Goldman Sachs (currently retired)	X	Genworth Financial Inc.

Douglas J. Leech, C.P.A.	2000	Founder and Principal of DLJ Advisors	X	United Bankshares, Inc.; Morgantown Sober Living, Inc.

Rajiv Malik	2013	President of Mylan

Joseph C. Maroon, M.D.	2003	Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, UPMC; Team neurosurgeon for the Pittsburgh Steelers	X

Mark W. Parrish	2009	Chairman and CEO of TridentUSA Health Services	X	Omnicell Inc.

Rodney L. Piatt, C.P.A.	2004	President and owner of Horizon Properties Group, LLC; CEO of Lincoln Manufacturing Inc.	X

Randall L. (Pete) Vanderveen, Ph.D, R.Ph	2002	Dean, John Stauffer Decanal Chair of the School of Pharmacy, University of Southern California	X

See pages 3 to 7 of this Proxy Statement for a discussion of the Director nominees, their backgrounds, and the Board’s reasons for nominating them.

2014 Annual Meeting of Shareholders

Item 2: Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2014

The Board of Directors recommends a vote “FOR” shareholder ratification of Deloitte & Touche LLP as the Company’s independent auditor for 2014.

See page 17 of this Proxy Statement for a discussion of the services provided by Deloitte & Touche LLP.

Item 3: Advisory Vote on Executive Compensation

2013 was an outstanding year for Mylan and compensation is closely aligned with total shareholder return. The Board of Directors recommends a vote “FOR” the Company’s executive compensation programs described in this Proxy Statement.

See page 18 of this Proxy Statement for a discussion of Mylan’s 2013 executive compensation.

Item 4: Shareholder Proposal

A shareholder has submitted a proposal that the Board adopt a mandatory policy requiring a non-executive Chairman of the Board. As discussed below, the Board believes that this proposal is unsupported, without merit, ignores the outstanding leadership and performance of the Executive Chairman, and would serve to dismantle the very management structure that has produced record performance and outstanding shareholder value. The Board recommends a vote “AGAINST” this proposal.

See pages 53 to 57 of this Proxy Statement for a discussion of this shareholder proposal.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement and Shareholder Letter contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements with regard to the Company’s future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These often may be identified by the use of words such as “believe,” “anticipate,” “expect,” “plan,” “would,” “will”, “project”, “trends,” “intend,” “continue,” “estimate,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks, and costs inherent in business integrations and in achieving anticipated synergies; our ability to identify, acquire, and/or integrate complementary or strategic acquisitions of other companies, products or assets; our expected or targeted future financial and operating performance and results; our capacity to bring new products to market, including but not limited to where we use our business judgment and decide to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); our ability to protect our intellectual property and preserve our intellectual property rights, as well as other confidential, proprietary, and trade secret information; the effect of any changes in customer and supplier relationships, business models, and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States (“GAAP”) and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with our business activities, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission (“SEC”). You can access our Form 10-K and other filings with the SEC through the SEC website at www.sec.gov, and we strongly encourage you to do so. The Company undertakes no obligation to update statements in the Proxy Statement or Shareholder Letter for revisions or changes after the date of the filing of this Proxy Statement. Long-term targets noted in this Proxy Statement and Shareholder Letter, including, but not limited to, 2018 targets, do not reflect Company guidance.

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement and Shareholder Letter include the presentation and discussion of certain financial information that differs from what is reported under GAAP. These non-GAAP financial measures, including, but not limited to, adjusted revenue, adjusted EPS, adjusted EBITDA, adjusted free cash flow, return on invested capital, and adjusted operating cash flow, are presented in order to supplement readers’ understanding and assessment of the Company’s financial performance. Management uses these measures internally for forecasting, budgeting, measuring its operating

x

Proxy Summary

performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company’s ability to incur additional indebtedness. Appendix A to the Proxy Statement contains reconciliations of such non-GAAP financial measures to the most closely applicable GAAP financial measure. Readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most comparable GAAP measures set forth in Appendix A, and should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

Voting Rights, Proxies, and Solicitation

General

We are furnishing this Proxy Statement to shareholders of Mylan Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, April 11, 2014, at 10:30 a.m., at The St. Regis Washington, D.C., 923 16th & K Streets, N.W., Washington, DC 20006, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about March 10, 2014.

Your Board has fixed the close of business on February 20, 2014 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 371,861,985 shares of Mylan common stock, par value $0.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

For each matter presented at the Annual Meeting, holders of a majority of the outstanding shares of Mylan Common Stock entitled to vote on that matter as of the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares (but only if the broker votes on at least one routine matter at the meeting) will each be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders may cast their votes at the meeting, over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If the ownership of your shares is reflected directly on the books and records of our transfer agent and you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner that you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If your shares are instead held in the name of a brokerage firm, bank nominee, or other institution (“street name”), please sign, date, and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee, or other institution to determine whether you will be able to vote over the Internet or by telephone.

Broker non-votes occur on a matter when the brokerage firm, bank nominee, or other institution in whose name your shares are held is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals at the 2014 Annual Meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee, you will need to bring a legal proxy obtained from your broker, bank, or nominee that authorizes you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or to vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy before it is voted by submitting another properly executed proxy showing a later date; filing a written notice of revocation with Mylan’s Corporate Secretary; casting a new vote over the Internet or telephone; or voting in person at the Annual Meeting. The contact information for the Company’s Corporate Secretary is provided in the section entitled “Communications with Directors” on page 60 of this Proxy Statement.

2014 Annual Meeting of Shareholders

Votes Required

Election of Directors

A Director nominee must receive a majority of the votes cast. In other words, the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director’s election. Abstentions and broker non-votes, if any, are not considered votes cast and will have no effect on the outcome of the vote.

If a Director receives less than a majority of the votes cast, the Director shall offer to tender his or her resignation to the Board. The Governance and Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date of the certification of the election results.

You may vote either “FOR”, “AGAINST”, or “ABSTAIN” with respect to each nominee for the Board.

Pursuant to the Company’s bylaws, plurality voting would apply to contested elections. For example, if there were more Director nominees than Board positions available, the nominees receiving the most votes cast regardless of whether they received a majority of votes cast would be elected to the available Board positions. There is no contested election at this year’s meeting.

Ratification of Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm; Advisory Vote on Executive Compensation; and Consideration of Shareholder Proposal

The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, the advisory non-binding vote on executive compensation, and the consideration of the shareholder proposal require the affirmative vote of a majority of the votes cast by shareholders entitled to vote. Abstentions and broker non-votes, if any, are not considered votes cast and will have no effect on the outcome of the vote on any of these proposals.

If the selection of Deloitte & Touche LLP is not ratified by shareholders, the Audit Committee will reconsider its selection of that firm as the Company’s independent registered public accounting firm.

Multiple Shareholders Sharing the Same Address

In accordance with the notices previously sent to street name shareholders who share a single address, we are sending only one Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Proxy Statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of this Proxy Statement, you can request householding by contacting Mylan’s Corporate Secretary.

The contact information for the Company’s Corporate Secretary is stated under the section entitled “Communications with Directors” on page 60 of this Proxy Statement.

Proxy Solicitation

Mylan will bear the cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board to shareholders. Proxies may be solicited by Directors, officers, and employees of Mylan and its subsidiaries without additional compensation. Copies of solicitation material will be furnished to brokerage firms, banks, and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet, and personal solicitation by our Directors, officers, or other employees. In addition, the Company has retained Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022 to assist in soliciting proxies at a cost of approximately $20,000 plus expenses.

Item 1—Election of Directors

Mylan’s Board consists of 13 members. All nominees listed below have previously been elected as Directors by shareholders, except for Ms. Dillon, who is being nominated for the first time this year. Our Directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the 13 nominees listed below has consented to act as a Director of Mylan, if elected. If, however, a nominee is unavailable for election at the time of the Annual Meeting, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the Annual Meeting.

Director Nominees

Information about each Director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age, and tenure on the Company’s Board.

Name, Age, and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Heather Bresch 44 2011

Ms. Bresch has served as Mylan’s Chief Executive Officer (“CEO”) since January 1, 2012. Throughout her 22-year career with Mylan, Ms. Bresch has held roles of increasing responsibility in more than 15 functional areas. Prior to becoming CEO, Ms. Bresch was Mylan’s President commencing in July 2009 and was responsible for the day-to-day operations of the Company. Before that, she served as Mylan’s Chief Operating Officer and Chief Integration Officer from October 2007 to July 2009, leading the successful integration of two transformational international acquisitions -- Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) and Merck KGaA’s generics and specialty pharmaceuticals businesses (“Merck Generics”). Under Ms. Bresch’s leadership, Mylan has continued to expand its portfolio and geographic reach, acquiring a global leader in injectable products and an innovative respiratory technology platform; partnering on portfolios of biologic and insulin products; entering new commercial markets such India and Brazil; and expanding its leadership in the treatment of HIV/AIDS through the distribution of novel testing devices. During her career, Ms. Bresch has championed initiatives aimed at improving product quality and removing barriers to patient access to medicine. Ms. Bresch’s extensive industry and leadership experience and abilities, as well as her judgment and unique and in-depth knowledge about the Company, led the Board to again nominate her as a Director.

Wendy Cameron 54 2002

Ms. Cameron has served as Co-Owner and Director of Cam Land LLC, a harness racing business in Washington, Pennsylvania, since January 2003. From 1981 to 1998, she was Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. Ms. Cameron served as Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee until she stepped down in 2012. She had been a member of the hospital’s Board of Trustees since 1997 and a member of the Washington Hospital Foundation Board since 1993. In addition to being a business owner and having held an executive position with one of the nation’s largest bottlers for nearly 20 years, Ms. Cameron’s tenure on the Mylan Board has come during a period of massive growth at the Company, and Ms. Cameron gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Ms. Cameron’s experience, leadership, and judgment led the Board to again nominate her as a Director.

2014 Annual Meeting of Shareholders

Director Nominees (continued)

Name, Age, and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Hon. Robert J. Cindrich 70 2011

Since February 2011, Judge Cindrich has been serving as the President of Cindrich Consulting, LLC, a business and healthcare consulting company that advises clients on corporate governance, compliance, and business strategies, and from October 1, 2013 through January 31, 2014 he served as Interim General Counsel for United States Steel Corporation (NYSE: X). Judge Cindrich joined Schnader Harrison Segal & Lewis, a law firm, as legal counsel in April 2013 and took a temporary leave of absence on October 1, 2013 to join United States Steel as Interim General Counsel. In May 2012, he joined the Board of Directors of Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), which provides healthcare information technology solutions. From 2011 through 2012, Judge Cindrich served as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), an integrated global health enterprise. From 2004 through 2010, Judge Cindrich was a Senior Vice President and the Chief Legal Officer of UPMC. From 1994 through January 2004, Judge Cindrich served as a judge on the United States District Court for the Western District of Pennsylvania. Prior to that appointment, he was active as an attorney in both government and private practice, including positions as the U.S. Attorney for the Western District of Pennsylvania and as the Allegheny County Assistant Public Defender and Assistant District Attorney. Judge Cindrich’s extensive legal and leadership experience and judgment, as well as his in-depth knowledge of the healthcare industry, led the Board to again nominate him as a Director.

Robert J. Coury 53 2002

Mr. Coury has served as Chairman of the Board of Mylan since May 2009, and as Executive Chairman since January 1, 2012. Prior to serving as Chairman, he served as Vice Chairman of the Board commencing in March 2002. Mr. Coury also served as Mylan’s Chief Executive Officer from September 2002 to December 31, 2011. Under his visionary leadership, Mylan transformed into one of the largest generics and specialty pharmaceutical companies in the world and earned spots on both the S&P 500 and the Fortune 500.

In 2007, Coury led the Company through a transformation into a global powerhouse within the highly competitive pharmaceutical industry. At the time, Mylan was the third largest generics manufacturer in the U.S. By purchasing India-based Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited), a major producer of active pharmaceutical ingredients, and Merck KGaA’s generics and specialty pharmaceuticals businesses, Mylan catapulted into the top three generics companies worldwide. These acquisitions gave the Company unprecedented scale in many critical areas, including an extensive international commercial footprint.

Before Mylan, Coury was the principal of Coury Consulting, a boutique business advisory firm he formed in 1989, and The Coury Financial Group, a successful financial and estate planning firm, which he founded in 1984. Through this professional experience, Coury honed his entrepreneurial talent and instincts. Mr. Coury’s prior business experience, his in-depth knowledge of the Company, its businesses, and management, and his leadership experience as the Company’s CEO, as well as his judgment, strategic vision, and service as Vice Chairman and then Chairman of the Board for over ten years -- the most transformational time in the Company’s history -- led the Board to again nominate him as a Director.

Item 1—Election of Directors

Director Nominees (continued)

Name, Age, and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

JoEllen Lyons Dillon 50

Ms. Dillon has served as Chief Legal Officer and Corporate Secretary of The ExOne Company (NASDAQ: XONE), a global provider of three-dimensional printing machines, since March 2013. Previously, she was a legal consultant on ExOne’s initial public offering. Prior to that experience, Ms. Dillon was a partner with Reed Smith LLP, a law firm, from 2002 until 2011. She had previously been at the law firm Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner in 1997. Ms. Dillon is the former Chair, and currently serves as the Audit Committee Chair of, the Allegheny District chapter of the National Multiple Sclerosis Society. This experience, as well as her substantial legal and leadership experience, and judgment, led the Board to nominate her as a Director.

Neil Dimick, C.P.A.* 64 2005

Currently retired, Mr. Dimick previously served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation (NYSE: ABC), a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Prior to that experience, Mr. Dimick served as a partner with Deloitte & Touche LLP for 8 years. Mr. Dimick also serves on the Boards of Directors of WebMD Health Corp. (NASDAQ: WBMD), Thoratec Corporation (NASDAQ: THOR), Alliance HealthCare Services, Inc. (NASDAQ: AIQ), and Resources Connection, Inc. (NASDAQ: RECN). Mr. Dimick served on the Board of Directors of HLTH Corporation from 2002 to 2009, at which time it was merged into WebMD Health Corp. Mr. Dimick’s tenure on the Mylan Board has come during a period of massive growth at the Company, and Mr. Dimick gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as his substantial industry experience, business and accounting background, and judgment, led the Board to again nominate him as a Director.

Melina Higgins 46 2013

Currently retired, Ms. Higgins held senior roles of increasing responsibility at The Goldman Sachs Group, Inc. (NYSE: GS-PC), including Partner and Managing Director, during her nearly 20-year career at the firm. During her tenure at Goldman Sachs, Ms. Higgins served as a member of the Investment Committee of the Principal Investment Area, which oversaw and approved global private equity and private debt investments and was one of the largest alternative asset managers in the world. She also served as head of the Americas and as co-chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets and were global leaders in their industry. In September 2013, Ms. Higgins joined the Board of Directors of Genworth Financial Inc. (NYSE: GNW), a financial security company. Ms. Higgins’ experience, including her broader experience in finance, and her judgment led the Board to again nominate her as a Director.

2014 Annual Meeting of Shareholders

Director Nominees (continued)

Name, Age, and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Douglas J. Leech, C.P.A.* 59 2000

Mr. Leech is the founder and principal of DLJ Advisors. From 1999 to 2011, he was Founder, Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc., prior to which he was Chief Executive Officer, President of the southeast region, and Chief Operating Officer of Huntington National Bank. Mr. Leech is also on the Board of Directors of United Bankshares, Inc. (NASDAQ: UBSI) and of the non-profit corporation Morgantown Sober Living, Inc. Mr. Leech’s public accounting, audit, and professional experience has provided him financial and business expertise and leadership experience. In addition, his tenure on the Mylan Board has come during a period of massive growth at the Company, and Mr. Leech gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Mr. Leech’s years of business experience and judgment led the Board to again nominate him as a Director.

Rajiv Malik 52 2013

Mr. Malik has served as Mylan’s President since January 1, 2012. Previously, Mr. Malik held various senior roles at Mylan, including Executive Vice President and Chief Operating Officer from July 2009 to December 2012, and Head of Global Technical Operations from January 2007 to July 2009. In addition to his oversight of day-to-day operations of the Company as President, Mr. Malik has been instrumental in identifying, evaluating, and executing on significant business development opportunities, expanding and optimizing Mylan’s product portfolio, and leveraging Mylan’s global research and development capabilities, among other important contributions. Previously, he served as Chief Executive Officer of Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003. Mr. Malik’s extensive industry and leadership experience, his understanding of the Asia-Pacific region and other growth markets, and his knowledge about the Company and judgment led the Board to again nominate him as a Director.

Joseph C. Maroon, M.D. 73 2003

Dr. Maroon is Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, UPMC, and has held other positions at UPMC since 1998. He also has served as the team neurosurgeon for the Pittsburgh Steelers since 1981. From 1995 to 1998, Dr. Maroon was Professor and Chairman of the Department of Surgery at Allegheny General Hospital, and from 1984 to 1999 he was Professor and Chairman of the Department of Neurosurgery at Allegheny General Hospital. Dr. Maroon has earned numerous awards for his contributions to neurosurgery from various national and international neurological societies throughout his career, and patients travel from all over the world to seek his care. In addition, his tenure on the Mylan Board has come during a period of massive growth at the Company, and Dr. Maroon gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as Dr. Maroon’s exceptional medical and leadership experience and judgment, led the Board to again nominate him as a Director.

Item 1—Election of Directors

Director Nominees (continued)

Name, Age, and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Mark W. Parrish 58 2009

Mr. Parrish has served as Chairman and CEO of TridentUSA Health Services, a provider of mobile X-ray and laboratory services to the long-term care industry, since 2008. Since January 2013, Mr. Parrish has served on the Board of Directors of Omnicell, Inc. (NASDAQ: OMCL), a company that specializes in healthcare technology, and previously served on the Board of Directors of Biovail Corporation from 2008 until its merger with Valeant Pharmaceuticals International (NYSE: VRX) in 2010. From 2001 to 2007, Mr. Parrish held management roles of increasing responsibilities with Cardinal Health Inc. (NYSE: CAH) and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies, and senior adviser to Frazier Healthcare Ventures, a healthcare oriented growth equity firm. Mr. Parrish’s extensive industry, business, and leadership experience, knowledge of the healthcare industry, and judgment led the Board to again nominate him as a Director.

Rodney L. Piatt, C.P.A.* 61 2004

Mr. Piatt is the Lead Independent Director and has served as Vice Chairman of the Board of Mylan since May 2009. Since 1996, he has also been President and owner of Horizon Properties Group, LLC, a real estate and development company. Since 2003, Mr. Piatt has also served as Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company. Mr. Piatt brings extensive experience to the Board as an auditor and a successful business owner. In addition, his tenure on the Mylan Board has come during a period of massive growth at the Company, and Mr. Piatt gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as Mr. Piatt’s financial and business expertise, leadership experience, and judgment, led the Board to again nominate him as a Director.

Randall L. (Pete) Vanderveen, Ph.D., R.Ph 63 2002

Dr. Vanderveen has served as Dean, John Stauffer Decanal Chair of the School of Pharmacy, University of Southern California since September 2005 and was named “Outstanding Pharmacy Dean in the Nation” in 2013 by the American Pharmacist Association. From 1998 to 2005, he served as Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, before which he was Assistant Dean and Associate Professor at Oregon State University from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background. In addition, his tenure on the Mylan Board has come during a period of massive growth at the Company, and Dr. Vanderveen gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as Dr. Vanderveen’s pharmaceutical and leadership experience and judgment, led the Board to again nominate him as a Director.

*C.P.A. distinctions refer to “inactive” status.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES DISCUSSED ABOVE.

2014 Annual Meeting of Shareholders

Meetings of the Board

Your Board met 17 times in 2013. In addition to meetings of the Board, Directors attended meetings of individual Board Committees of which they were members. All of the Directors attended at least 75% of the Board meetings and meetings of Board Committees of which they were a member during the periods for which he or she served. In addition to Board and Committee meetings, all members of the Board attended the 2013 Annual Meeting of Shareholders.

Non-management members of the Board met in executive session from time to time during 2013, and are required to so meet at least annually. Rodney Piatt, the Vice Chairman of the Board, has been appointed as the Lead Independent Director and presides at such executive sessions.

For information regarding how to communicate with non-employee Directors as a group or with one or more individual members of the Board, see “Communications with Directors” on page 60 of this Proxy Statement.

Board Committees

The standing Committees of the Board include the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, and the Science and Technology Committee. Each Committee operates under a written charter, current copies of which are available on the Company’s corporate website at mylan.com/company/corporate-policy. Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317.

The table below provides 2013 membership and meeting information for the noted Board Committees.

Director	Audit	Compensation	Compliance	Executive	Finance	Governance and Nominating	Science and Technology
Heather Bresch							X
Wendy Cameron		X				X
Robert J. Cindrich			X			X	X
Robert J. Coury				C
Neil Dimick, C.P.A.	C			X	X
Melina Higgins	X				C
Douglas J. Leech, C.P.A.	X				X	C
Rajiv Malik							X
Joseph C. Maroon, M.D.			X			X	C
Mark W. Parrish		X	C		X
Rodney L. Piatt, C.P.A.	X	C		X	X	X
C.B. Todd*			X
Randall L. (Pete) Vanderveen, Ph.D., R.Ph			X				X
Meetings during 2013	6	16	4	34	8	4	2

C = Chairperson

X = Member

* Director Emeritus effective April 12, 2014. Not nominated for election at the Annual Meeting.

Audit Committee and Audit Committee Financial Expert. The Audit Committee’s responsibilities include, among others, the appointment, compensation, retention, oversight, and replacement of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of its audit plan and related fees and the results of its audit; reviewing the Company’s internal audit scope, plan, and ongoing results; and reviewing with management both the Company’s financial statements and related disclosures and management’s assessment of the Company’s internal control over financial reporting. All of the members of the Audit Committee are independent Directors, as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the applicable NASDAQ listing standards. The Board has determined that each of the Audit Committee members — Mr. Dimick, Ms. Higgins, Mr. Leech, and Mr. Piatt — is an “audit committee financial expert,” as that term is defined in the rules of

Item 1—Election of Directors

the SEC. The Board also has determined that Mr. Dimick’s concurrent service on the audit committees of more than two other public companies does not impair his ability to effectively serve on Mylan’s Audit Committee.

Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation philosophy, strategy, and objectives, as well as the compensation program for the Company’s executive officers, among other matters. The Compensation Committee plays an active role in the oversight of the Company’s executive compensation practices, including the review of the Company’s compensation programs in consideration of industry practices, the Company’s strategic goals and emerging trends, executive retention needs, and performance, and seeks to align the Company’s compensation program with shareholder interests and maintain strong links between executive pay and performance. The Compensation Committee also oversees the Company’s equity compensation and benefit plans. All of the members of the Compensation Committee are independent Directors as defined in the applicable NASDAQ listing standards.

Compliance Committee. The Compliance Committee oversees and makes recommendations to the Board regarding the implementation, maintenance, and monitoring of the Company’s Corporate Compliance Program and Code of Business Conduct and Ethics. All of the members of the Compliance Committee are independent Directors as defined in the NASDAQ listing standards.

Executive Committee. The Executive Committee exercises those powers of the Board not otherwise limited by a resolution of the Board or by law during the intervals between meetings of the Board.

Finance Committee. The Finance Committee advises the Board with respect to material financial matters and transactions of the Company including, but not limited to, reviewing and overseeing material mergers, acquisitions, and combinations with other companies and the source and implementation of potential financing for such transactions, including establishing credit facilities and financing with commercial lenders; reviewing strategies with respect to the capital structure of the Company and the deployment of its capital; approving the Company’s issuance or repurchase of any of its debt securities; approving any guarantees to be provided by the Company on the debt of any of the Company’s subsidiaries; and approving the Company’s policy for entering into transactions involving derivative instruments. All of the members of the Finance Committee are independent Directors as defined in the applicable NASDAQ listing standards.

Governance and Nominating Committee. The Governance and Nominating Committee (the “G&N Committee”) is responsible for, among other matters, recommending to the Board candidates for nomination to the Board and to the Committees of the Board, and developing and recommending to the Board a set of corporate governance principles applicable to the Company. All of the members of the G&N Committee are independent Directors as defined in the applicable NASDAQ listing standards.

Science and Technology Committee. The Science and Technology Committee serves as a sounding board for management and, at the Board’s request, reviews management and third-party presentations regarding emerging scientific and technological developments relevant to the Company, new technology in which the Company is investing, acquiring, or developing, and the overall strategy and direction of the Company’s research and development program.

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, and consistent with the Company’s Corporate Governance Principles, the G&N Committee considers the following criteria, among others, with regard to traits, abilities, and experience that the Board looks for in determining candidates for election to the Board:

•	Directors shall be of the highest ethical character and share the values of the Company.

•	Directors shall have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Directors shall have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Directors shall have the ability to exercise sound business judgment.

In addition, a majority of the members of the Board should be “independent,” as that term may be defined from time to time by the applicable NASDAQ listing standards. For a Director to be considered independent, the Board must determine that he or she is free of any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

Although the G&N Committee does not have a formal policy with respect to diversity, the Committee and the Board as a whole believe that it is important for Board members to represent diverse viewpoints, and

2014 Annual Meeting of Shareholders

further that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities. The Board also seeks to combine the skills and experience of its long-standing board members with the fresh perspectives, insights, skills, and experiences of new members.

Recent additions to the Board include Ms. Bresch and Judge Cindrich in 2011, Ms. Higgins and Mr. Malik in 2013, and, if elected, Ms. Dillon in 2014. Ms. Bresch brings an in-depth understanding of the industry and Mylan’s business and operations to the Board through the variety of roles she has held over her 20-plus-year career with the Company. Judge Cindrich brings an in-depth knowledge of the healthcare industry, which is further strengthened by his business and legal expertise. Ms. Higgins brings a wealth of financial experience to the Board from her time at Goldman Sachs. Mr. Malik’s extensive knowledge of the Company’s global operations, his time in India, along with his many years at Mylan, provide him with a keen and very valuable understanding of commercial opportunities around the world. Ms. Dillon, if elected, brings a great depth of leadership and public company experience.

As needed, the G&N Committee identifies new potential nominees by, among other things, asking current Directors and executive officers to notify the G&N Committee if they become aware of persons meeting the criteria described above who would be suitable candidates for service on the Board. The G&N Committee may, from time to time, engage firms that specialize in identifying Director candidates.

The G&N Committee also will consider Director candidates properly recommended by shareholders. In considering candidates recommended by shareholders, the G&N Committee will take into consideration, among other matters, the needs of the Board and the Company and the qualifications of the candidate, including, among other things, those traits, abilities, and experiences described above. Any submission to the G&N Committee of a recommended candidate for consideration must include, among other information, the name of the recommending shareholder and evidence of such person’s ownership of Mylan stock, and the name of the recommended candidate, his or her resume or a statement of his or her principal occupation or employment, and the recommended candidate’s signed consent to be named as a Director if recommended by the G&N Committee and elected by the Board. Such information will be considered by the Chairman of the G&N Committee, who will present the information on the recommended candidate to the entire G&N Committee and subsequently, if recommended by the Committee, to the Board.

Any shareholder recommendations for Director must be sent to Mylan’s Corporate Secretary at 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317, not later than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

Once a person has been identified by the G&N Committee as a potential candidate, the G&N Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the G&N Committee determines that the candidate warrants further consideration, the Chairman of the G&N Committee or another member of the G&N Committee will contact the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board, the G&N Committee will request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates that the G&N Committee might be considering, and conduct one or more interviews with the candidate. G&N Committee members may also contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s talents and experience. The G&N Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Ms. Dillon was recommended for consideration by the Governance and Nominating Committee by a current member of the Board.

See “2015 Shareholder Proposals” on page 60 of this Proxy Statement for information regarding how shareholders may nominate directors in accordance with our bylaws.

Item 1—Election of Directors

Director Independence

The Board has determined that Ms. Cameron, Judge Cindrich, Ms. Dillon, Mr. Dimick, Ms. Higgins, Mr. Leech, Dr. Maroon, Mr. Parrish, Mr. Piatt, Dr. Vanderveen and Mr. Todd are independent Directors under the applicable NASDAQ listing standards. In making these determinations, the Board considered, with respect to: Mr. Leech, Mr. Todd, and Dr. Maroon, that each has a relative who has worked for Mylan during one or more of the past several years or will begin working for us in the next several months; Mr. Todd, his past employment and receipt of accrued benefits; and Mr. Piatt, that the Company has paid minimal membership costs for several employees and has sponsored and held events at a facility indirectly owned, in part, by Mr. Piatt. The Board determined that such transactions, relationships or arrangements do not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as a Director of the Company. Mr. Coury, Ms. Bresch, and Mr. Malik are not independent Directors due to their current service as the Company’s Executive Chairman, Chief Executive Officer, and President, respectively.

Board Education

From time-to-time, the Board or individual Board members participate in Director educational programs. During 2013, all Board members participated in several days of educational programs conducted by senior management and external experts in corporate governance and other matters of relevance to the Board, as well as senior management.

Board of Directors Leadership Structure

Mylan’s Board annually elects one of its own members as the Chairman of the Board. Mr. Coury has served as the Chairman of the Board since being elected in May 2009. Based on significant interaction and experience with Mr. Coury, the independent Directors on the Board believe that Mr. Coury’s extensive knowledge of the industry, Mylan’s management, businesses and global platform, and the opportunities and challenges anticipated in the future, as well as his proven leadership abilities and insight, and the continued outstanding performance of the Company, make him the ideal person to lead the Board. Mr. Coury previously served as Chief Executive Officer of the Company from September 2002 to the end of 2011.

Effective January 1, 2012, the Board implemented an enhanced management structure, electing Mr. Coury as Executive Chairman of the Board and appointing Ms. Bresch as Chief Executive Officer, among other changes.

In his capacity as Executive Chairman, Mr. Coury’s primary responsibilities are providing overall leadership and strategic direction of the Company; providing guidance to the CEO and senior management; coordinating the activities of the Board; overseeing talent management; communicating with shareholders and other important constituencies; overseeing strategic business development; and overseeing mergers and acquisitions.

In her role as CEO, Ms. Bresch’s primary responsibilities include the day-to-day running and oversight of the Company’s global operations, business, and functions; bolstering and enhancing the Company’s processes; and developing and implementing a blueprint for an organizational design to help ensure the sustainability of our success into the future.

Although the Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, the Board strongly believes that this new, enhanced management structure has proven to be ideal for Mylan at this time, and that it has produced outstanding results for shareholders, as illustrated on pages 18 to 23 of this Proxy Statement. The Board believes that the Company and its shareholders have benefited and continue to benefit from the respective leadership, judgment, vision, experience -- and performance -- of the Executive Chairman, Mr. Coury, and the Chief Executive Officer, Ms. Bresch, both of whom share a vision for the Company that is consistent with the Board’s philosophy.

This determination is based on, among other factors, Mr. Coury’s and Ms. Bresch’s leadership abilities; the performance of the Company; and the Board’s deep and unique knowledge of the complexity, size, and dramatic growth of the Company, the Company’s businesses, operations, vision, and strategies, the respective talents and capabilities of our fellow Directors and management, and the opportunities and challenges anticipated in the future.

In connection with this enhanced management structure implemented in 2012, the Board also appointed Mr. Piatt as Lead Independent Director based on, among other factors, Mr. Piatt’s outstanding contributions as a Director of the Company, excellent business judgment, recognized leadership abilities, and independence. The Board believes that this appointment only further enhances

2014 Annual Meeting of Shareholders

the Board’s already strong independent oversight of the Company. As Lead Independent Director, Mr. Piatt presides at executive sessions of the Board and at any meetings of the Board where the Chairman is not present, and he has the authority to call meetings of the non-employee Directors. He also serves on the Executive Committee of the Board of Directors. In addition, the Lead Independent Director has authority to approve meeting agendas, schedules, and information sent to the Board, and serves as the contact person for shareholders wishing to communicate with the Board and as a liaison between the Chairman and independent Directors.

Our governance structure also provides effective oversight by the Board in the following additional ways:

•	ten of the thirteen members of our Board are independent;

•	the Board has established robust Corporate Governance Principles, which are publicly available on our website;

•	the Audit, Compensation, Compliance, Finance and G&N Committees are all composed entirely of independent Directors (as defined in the applicable NASDAQ listing standards);

•	the Board and its Committees have unrestricted access to management and can retain, at their discretion and Company expense, subject matter experts and advisors to consult on any matter brought before the Board or any of its committees; and

•	the Board and its Committees are intimately familiar with the business and management of the Company and have collectively met 91 times in 2013.

Board of Directors Risk Oversight

The Board’s independent Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee focuses on financial reporting risk and oversight of the internal audit function. It receives reports from management at least quarterly regarding, among other matters, the Company’s assessment of risks and the adequacy and effectiveness of internal controls. The Audit Committee also receives reports from management addressing risks impacting the day-to-day operations of the Company. Mylan’s internal audit function meets with the Audit Committee on at least a quarterly basis to discuss potential risk or control issues. The Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The full Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also seeks to ensure that risks undertaken by the Company are consistent with the Board’s risk management expectations. While the Board oversees the Company’s overall risk management strategy, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is a highly effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

In addition, the independent Compensation Committee is responsible for overseeing the Company’s compensation risk as discussed further beginning on page 31 of this Proxy Statement under “Consideration of Risk in Company Compensation Policies.”

Also, the independent Compliance Committee is responsible for overseeing the Company’s corporate compliance program and related policies and controls.

Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics

The Board has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Corporate Controller (“Code of Ethics”). The Board also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all Directors, officers, and employees. Current copies of the Code of Ethics, the Corporate Governance Principles, and the Code of Business Conduct and Ethics are posted on the Company’s website at mylan.com/company/corporate-policy. Copies of the Code of Ethics, the Corporate Governance Principles, and the Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to and waivers from the Code of Ethics on its website as identified above.

Non-Employee Director Compensation for 2013

The following table sets forth information concerning the compensation earned by the non-employee Directors for 2013. Directors who are employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee Director compensation follows the table.

Name	Fees Earned or Paid in Cash ($)	RSUs ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Wendy Cameron	85,583	149,989	50,004	—	285,576
Robert J. Cindrich	82,041	149,989	50,004	—	282,034
Neil Dimick, C.P.A.	113,624	149,989	50,004	—	313,617
Melina Higgins	80,998	149,989	50,004	—	280,991
Douglas J. Leech, C.P.A.	95,125	149,989	50,004	—	295,118
Joseph C. Maroon, M.D.	89,125	149,989	50,004	—	289,118
Mark W. Parrish	94,332	149,989	50,004	—	294,325
Rodney L. Piatt, C.P.A.	136,456	149,989	50,004	—	336,449
C.B. Todd*	77,792	149,989	50,004	(2)	277,785
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	80,292	149,989	50,004	—	280,285

(1)	Represents the grant date fair value of the specific award granted to the Director. Option awards and restricted stock unit (“RSU”) awards granted in 2013 vest on May 28, 2014. For information regarding assumptions used in determining such amount, please refer to Note 11 to the Company’s Consolidated Financial Statements contained in its Annual Report for the year ended December 31, 2013 on Form 10-K (the “Form 10-K”), filed with the SEC. The aggregate shares subject to stock options held by the non-employee Directors as of December 31, 2013 are as follows: Ms. Cameron, 116,551; Judge Cindrich, 30,645; Mr. Dimick, 42,271; Ms. Higgins, 6,623; Mr. Leech, 72,271; Dr. Maroon, 116,551; Mr. Parrish, 54,418; Mr. Piatt, 106,551; Mr. Todd, 116,551; and Dr. Vanderveen, 106,551. The aggregate unvested RSUs held by each of the non-employee Directors as of December 31, 2013, were 4,742.

(2)	As a retired executive of the Company since 2002, Mr. Todd annually receives $450,000 pursuant to the Retirement Benefit Agreement he entered into with the Company in 1995, as amended. There are no service or other requirements for Mr. Todd to receive payments under the Retirement Benefit Agreement. Payments under the Retirement Benefit Agreement will terminate in July 2015. Mr. Todd also received $12,573 in post-retirement health benefits in accordance with the Company’s 2007 Supplemental Health Insurance Plan for Certain Key Employees in which he is a participant.
*	Director Emeritus effective April 12, 2014. Not nominated for election at the Annual Meeting.

Non-employee Directors receive $75,000 per year in cash compensation for their service on the Board. Non-employee Directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	The Chairperson of the Audit Committee receives an additional fee of $30,000 per year;

•	The Chairperson of the Compensation Committee receives an additional fee of $25,000 per year;

•	The Chairperson of the Compliance Committee receives an additional fee of $15,000 per year;

•	The Chairperson of the Finance Committee receives an additional fee of $12,000 per year;

•	The Chairperson of the G&N Committee receives an additional fee of $10,000 per year;

•	The Chairperson of the Science and Technology Committee receives an additional fee of $7,500 per year;

•	Each non-employee member of the Executive Committee receives an additional fee of $10,000 per year;

•	Each member of the Audit Committee receives an additional fee of $9,000 per year;

•	Each member of the Compensation Committee receives an additional fee of $8,000 per year;

•	Each member of the Finance Committee, the G&N Committee and the Compliance Committee receives an additional fee of $3,000 per year;

•	Each non-employee member of the Science and Technology Committee receives an additional fee of $2,500 per year; and

•	Mr. Piatt, as the Lead Independent Director, receives an additional fee of $25,000 per year.

Non-employee Directors are eligible to receive stock options or other grants under the 2003 Long-Term Incentive Plan (the “2003 Plan”). In May 2013, each non-employee Director was granted an option to purchase 6,623 shares of Common Stock, at an exercise price of $31.63 per share, the closing price per share of the Company’s Common Stock on the date of grant, which option vests on the first anniversary of the date of grant, and 4,742 RSUs, also vesting on the first anniversary of the grant date.

In February 2013, the Board adopted stock ownership requirements for non-employee Directors. Directors are required to hold shares valued at three times their annual retainer as long as they remain on the Board. Directors who were Board members when this policy was adopted have until January 1, 2018 to comply, while each new Director has five years from his or her election to the Board to achieve this requirement. The policy was adopted to further demonstrate the alignment of Directors’ interests with shareholders for the duration of their service. All Directors, except for Ms. Higgins, are in compliance with the requirement. Ms. Higgins joined the Board in February 2013, and she has until February 2018 to satisfy these ownership requirements. If Ms. Dillon is elected to the Board at the Annual Meeting, she will be required to satisfy the ownership requirements by April 2019.

13

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Directors, Nominees, and Executive Officers

The following table sets forth information regarding the beneficial ownership of Mylan Common Stock as of February 20, 2014 by (i) the Company’s Directors, Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of the Company who were serving at the end of 2013, and (ii) all Directors and executive officers of the Company as a group (based on 371,861,985 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of February 20, 2014. To the Company’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 Days		Percent of Class
Heather Bresch	230,856	(1)	721,831	(2)	*
Wendy Cameron	46,136		109,928		*
Robert J. Cindrich	9,784		24,022		*
Robert J. Coury	937,946	(3)	1,390,323	(4)	*
JoEllen Lyons Dillon**	—		—		*
Neil Dimick, C.P.A.	32,136		29,835		*
Melina Higgins	5,000	(5)	—		*
Harry Korman	117,396	(6)	78,624	(7)	*
Douglas Leech, C.P.A.	36,271		65,648		*
Rajiv Malik	231,758		563,498	(8)	*
Joseph C. Maroon, M.D.	33,436		109,928		*
Mark W. Parrish	21,309		47,795		*
Rodney L. Piatt, C.P.A.	62,436		99,928		*
John D. Sheehan, C.P.A.	14,886		160,544	(9)	*
C.B. Todd***	229,636	(10)	109,928		*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	27,436		99,928		*
All directors, nominees and executive officers as a group (18 persons, including Anthony Mauro and Daniel C. Rizzo, Jr., C.P.A.)	2,129,767	(11)	3,695,230	(12)	1.57%

*	Less than 1%.

**	Ms. Dillon is nominated for election to the Board for the first time in 2014.

***	Director Emeritus effective April 12, 2014. Mr. Todd is not nominated for election at the Annual Meeting.

(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.

(2)	Includes 18,664 RSUs and 58,668 stock options (scheduled to vest on February 22, 2014); 14,894 RSUs, 71,988 performance restricted stock units (PRSUs), and 41,278 stock options (scheduled to vest on March 2, 2014); and 10,680 RSUs and 47,211 stock options (scheduled to vest on March 6, 2014). All such stock options, RSUs, and PRSUs were granted under the 2003 Plan.

(3)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.

(4)	Includes 28,797 RSUs and 90,517 stock options (scheduled to vest on February 22, 2014); 39,718 RSUs, 178,729 PRSUs, and 110,076 stock options (scheduled to vest on March 2, 2014); and 11,651 RSUs and 51,502 stock options (scheduled to vest on March 6, 2014). All such stock options, RSUs, and PRSUs were granted under the 2003 Plan.

(5)	Includes 5,000 shares held by Ms. Higgins’ spouse.

(6)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.

(7)	Includes 6,132 RSUs and 19,276 stock options (scheduled to vest on February 22, 2014); 2,758 RSUs, 15,170 PRSUs, and 7,644 stock options (scheduled to vest on March 2, 2014); and 2,481 RSUs and 10,968 stock options (scheduled to vest on March 6, 2014). All such stock options, RSUs, and PRSUs were granted under the 2003 Plan.

(8)	Includes 12,798 RSUs and 40,230 stock options (scheduled to vest on February 22, 2014); 9,654 RSUs, 49,233 PRSUs, and 26,755 stock options (scheduled to vest on March 2, 2014); and 6,419 RSUs and 28,374 stock options (scheduled to vest on March 6, 2014). All such stock options, RSUs, and PRSUs were granted under the 2003 Plan.

Security Ownership of Certain Beneficial Owners and Management

(9)	Includes 8,665 RSUs and 27,239 stock options (vesting on February 22, 2014); 8,619 RSUs, 37,063 PRSUs, and 23,888 stock options (vesting on March 2, 2014); and 3,506 RSUs and 15,499 stock options (vesting on March 6, 2014). All such stock options, RSUs, and PRSUs were granted under the 2003 Plan.

(10)	Includes (i) 37,500 shares held by the C.B. Todd Revocable Trust and (ii) 168,747 shares held by the Mary Lou Todd Trusts B, C and C-1. The shares held by the C.B. Todd Revocable Trust were pledged as partial security for the guaranty of a loan made on November 5, 2009. Mr. Todd’s pledge meets the requirements of Mylan’s Anti-Hedging and Pledging Policy.

(11)	Includes 13,071 shares held in the executive officers’ 401(k) accounts.

(12)	Includes 197,712 RSUs, 641,458 stock options, and 369,134 PRSUs granted under the 2003 Plan which will vest within 60 days of February 20, 2014.

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of the Company’s Common Stock as of February 20, 2014:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. (1)	27,106,532	7.29%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc. (2)	26,427,578	7.11%
40 East 52nd Street, New York, NY 10022

(1)	Based on the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2014. The Vanguard Group, Inc. has sole dispositive power over 26,522,154 shares, sole voting power over 627,478 shares, and shared dispositive power over 584,378 shares.

(2)	Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 11, 2014. BlackRock, Inc. has sole dispositive power over 26,427,578 shares and sole voting power over 22,734,689 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all Directors and certain executive officers and persons who own more than 10% of a registered class of Mylan’s equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of Mylan Common Stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all Mylan Directors and relevant executive officers complied with these filing requirements during 2013.

Executive Officers

The names, ages, and positions of Mylan’s executive officers and Named Executive Officers (“NEOs”) as of February 20, 2014, are as follows:

Heather Bresch	44	Chief Executive Officer and principal executive officer
Rajiv Malik	52	President
John D. Sheehan, C.P.A.	53	Executive Vice President, Chief Financial Officer, and principal financial officer
Harry Korman	56	Executive Vice President and Chief Operating Officer
Daniel C. Rizzo, Jr., C.P.A.	51	Senior Vice President, Chief Accounting Officer, Corporate Controller, and principal accounting officer
Anthony Mauro	41	President, North America
Robert J. Coury	53	Executive Chairman of the Board

See “Item 1—Election of Directors—Director Nominees” for a description of the business experience of Ms. Bresch, Mr. Malik, and Mr. Coury.

Mr. Sheehan has served as Mylan’s Executive Vice President, Chief Financial Officer, and principal financial officer since April 2010. Prior to joining Mylan, he served as Chief Financial Officer of Delphi Corporation (“Delphi”). In addition to serving as the Chief Financial Officer for Delphi, Mr. Sheehan held several senior management positions, including Chief Restructuring Officer, Chief Accounting Officer, and Controller after joining that company in 2002. Prior to joining Delphi, Mr. Sheehan was a partner at KPMG LLP, a global professional accounting firm.

Mr. Korman has served as Mylan’s Executive Vice President and Chief Operating Officer since January 1, 2012. Prior to that, he was the Senior Vice President and President, North America of Mylan commencing in October 2007. From February 2005 to December 2009, he served as President of Mylan Pharmaceuticals Inc. Since joining Mylan through its acquisition of UDL Laboratories (n/k/a Mylan Institutional) (“UDL”) in 1996, Mr. Korman has held several other positions of increasing responsibility, including President of UDL and Vice President of Sales and Marketing for Mylan Pharmaceuticals.

Mr. Rizzo has served as the Company’s Corporate Controller and Chief Accounting Officer since he joined the Company in June 2006 and as Senior Vice President since October 2007. He was the Company’s principal financial officer from October 2009 to March 2010 and Vice President from June 2006 to October 2007. Prior to that time, he served as Vice President and General Controller of Hexion Specialty Chemicals, Inc. from October 2005 to May 2006, and from September 1998 to September 2005 he served as Vice President and Corporate Controller (and principal accounting officer) at Gardner Denver, Inc.

Mr. Mauro has served as President, North America of Mylan since January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 2013. In his 16 years at Mylan, Mr. Mauro has held roles of increasing responsibility, including Chief Operating Officer for Mylan Pharmaceuticals ULC in Canada, and, for Mylan, Vice President of Strategic Development, North America, and Vice President of Sales, North America.

Officers of Mylan who are appointed by the Board can be removed by the Board, and officers appointed by the Chief Executive Officer can generally be removed by her.

Item 2—Ratification of Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee recommended, and the Board has approved, Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2014, and has directed that management submit the selection of Deloitte & Touche LLP as the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Mylan’s bylaws or otherwise. However, if shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm’s Fees

Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during 2013 and 2012, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during 2013 and 2012 are set forth below.

	Dollars in Millions
	2013	2012
Audit Fees (1)	$5.4	$5.6
Audit-Related Fees (2)	0.2	0.2
Tax Fees (3)	0.6	0.2
All Other Fees	—	—
Total Fees	$6.2	$6.0

(1)	Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting, reporting, and disclosure matters.

(2)	Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s employee benefit plans, comfort letters, certain SEC filings, and other agreed upon procedures.

(3)	Represents fees related primarily to tax return preparation, tax planning, and tax compliance support services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence, and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during 2013 and 2012 were pre-approved by the Audit Committee in accordance with its policy.

Executive Compensation for 2013

Compensation Discussion and Analysis

Executive Summary

The Board has structured the level and design of our executive pay programs to create a maximum “return on executive leadership.” Our compensation program thus is designed to incentivize outstanding performance and shareholder value creation, align compensation with performance and shareholder interests, attract and retain highly qualified employees, and inspire continued performance. Our performance-based programs are intended to maximize performance and specifically tie executive remuneration under those programs to achievement of superior operating and stock price results. Our current unique leadership team is deemed by the Board to be essential to our future success, and we have structured our compensation programs to be as unique as our team.

The Board believes that the Company’s exceptional financial and operational performance over the past five years, including another excellent year in 2013 that saw a record high stock price, clearly reflect the dedication and talents of our most important asset -- our outstanding employees around the world -- and the effectiveness of our compensation programs in incentivizing performance and aligning compensation with shareholder interests.

The outstanding growth and performance of the Company in 2013 and during the past decade -- including the exceptional 34.4% total shareholder return (“TSR”) over the past five years, with approximately $11 billion of new shareholder value created -- are directly related to the talents of the Company’s global workforce and the extraordinary vision, commitment, and leadership of Mylan’s senior management team. Our senior leadership team, led by Mr. Coury, Ms. Bresch, and Mr. Malik, has successfully developed and executed on a vision and strategy to position the Company as a leader in its industry, establish an unmatched operating platform, deliver outstanding organic growth through the consistent performance of the Company’s core business, return value to shareholders, identify and invest in the Company’s strategic growth drivers, and identify and execute on strategic acquisitions that enhance the Company’s near and long-term growth prospects.

Now, two years after implementation of our enhanced leadership structure, the power and potential of our global platform under the direction of our senior management team become clearer each year, leading the Company to commit to a highly ambitious goal of $6.00 in adjusted diluted earnings per share (“adjusted EPS”) by the end of 2018. While executing on that goal, the Company will also develop the strategies for longer-term, sustainable growth beyond 2018. On the basis of our past success and the proven vision, strategies, and execution of our leadership team, the Compensation Committee and the independent Directors have determined that it is essential and in the best interests of the Company and shareholders to extend the employment agreements of Mr. Coury, Ms. Bresch, and Mr. Malik through 2018 to retain them to lead the Company in the execution of our five-year plan and the development of new, longer-term growth strategies. In addition, the Compensation Committee and the independent Directors also have approved a One-Time Special Performance-Based Five-Year Realizable Value Incentive Program (the “One-Time Special Performance-Based Incentive Program”). This program is designed to incentivize achievement of the adjusted EPS target of $6.00, with a five-year cliff vest provision, with the additional intention of retaining and aligning more than 100 of our key employees with shareholders’ interests. This ambitious plan, if achieved, is expected to generate significant additional market capitalization over the next five years.

The Board and management greatly value dialogue with shareholders. During each of the last two years, we have met with investors representing approximately 30% of our outstanding shares. Following these meetings, and after our own independent review with the advice of external experts, we made significant changes in the areas of corporate governance and compensation. Shareholders have been supportive of the changes that we have made to date, which (together with our performance and the high alignment between compensation and shareholder interests) we believe is reflected in the nearly 70% approval received from our shareholders on our last “Say-on-Pay” vote.

In our most recent meetings, we also outlined our consideration of a special one-time incentive program similar to that described in this Proxy Statement, and sought shareholders’ views regarding such a program. Investors were highly supportive of our implementing a program similar to the One-Time Special Performance-Based Incentive Program. We believe that shareholders supported the basic plan design based on the following key attributes:

Executive Compensation for 2013

One-Time Special Performance-Based Incentive Program

Compensation Committee and Board Objectives		Program Design
1.	Further Incentivize and Align Executives to Achieve $6.00 Adjusted EPS Goal	100% Performance Vesting Based on Adjusted EPS Goal. Regardless of Stock Price, There Will be Full Payment Only if Adjusted EPS Goal is Achieved

2.	Full Value Realized Only if Stock Price Appreciates Significantly	Regardless of Achievement of Adjusted EPS Goal, Participants Will Realize Full Value of Awards Only if Stock Price Has Reached $73.33 Per Share at Time of Settlement. Participants Will Realize No Value from Awards if Stock Price is Below $53.33 Per Share at Time of Settlement

3.	Retention of Key Employees Through 2018	Five-Year Cliff Vesting

4.	Expand Program to a Broader Group of Key Employees Critical to Achieving Our Ambitious Goal	More than 100 Participants

5.	All While Minimizing Share Usage and Maintaining Acceptable Burn Rate	Award Value Capped – Stock Appreciation Above $73.33 Has No Effect on Value to Participants. Mix of Award Types (SARs and RSUs) to Mitigate Share Usage and Burn Rate

See pages 35 to 38 of this Proxy Statement for additional details of the program.

***************

The following discussion addresses:

•	Outstanding Five-Year and 2013 Financial and Operational Performance

•	Outstanding Financial Performance Over the Past Five Years

•	Continued Strong Financial Performance and Return of Value to Shareholders in 2013

•	Key 2013 Operational Accomplishments

•	Continued Strong Alignment of CEO Pay with Company Performance in 2013

•	2013 Elements of Compensation

•	Compensation Committee Considerations in Evaluating Compensation

•	Executing on a Long-Term Strategy for Growth and Further Incentivizing Key Employees to Substantially Increase Shareholder Value
•	Corporate Leadership, Vision, and Performance

•	Extension of Senior Executive Employment Agreements

•	Adoption of a One-Time Special Performance-Based Five-Year Realizable Value Incentive Program for More Than 100 Key Executives

•	Shareholder Outreach and Changes to Compensation and Governance-Related Policies

The Company’s Named Executive Officers (“NEOs”) for 2013 were:

Heather Bresch	Chief Executive Officer
John D. Sheehan, C.P.A.	EVP and Chief Financial Officer
Rajiv Malik	President
Harry Korman	EVP and Chief Operating Officer
Robert J. Coury	Executive Chairman of the Board

2014 Annual Meeting of Shareholders

Outstanding Five-Year and 2013 Financial and Operational Performance

Outstanding Financial Performance Over the Past Five Years. Mylan has delivered outstanding short-term and long-term growth over the past five years.

*	2009 total adjusted revenue as well as adjusted EBITDA and adjusted EPS for all years differ from what is reported under GAAP. See Appendix A for a reconciliation to the most comparable GAAP measures.

(a)	$ in millions.

GAAP 2009 revenue (millions) was $5,093. For the years 2009 through 2013, GAAP net earnings (millions) were $233; $345; $537; $641; and $624, respectively, and GAAP EPS was $0.30; $0.68; $1.22; $1.52; and $1.58, respectively.

In addition, the Company’s TSR dramatically outperformed both the S&P 500 Index and the S&P 500 Pharmaceuticals Index over the past one, three, and five years.

*	TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2013.

Executive Compensation for 2013

Mylan also has continued to enhance shareholder value by increasing returns on invested capital over the past five years.

Return on Invested Capital (a)

(a)	See Appendix A for a reconciliation to the most comparable GAAP measures.

Continued Strong Financial Performance and Return of Value to Shareholders in 2013. Following 2012 -- the strongest in the Company’s history -- 2013 presented new challenges and heightened expectations, yet Mylan’s senior leadership team, supported by Mylan’s outstanding and dedicated workforce, delivered year-over-year growth and record revenues, adjusted EBITDA, and adjusted EPS, and continued to position the Company for future growth through strong execution against key growth drivers.

*	Adjusted EBITDA and adjusted EPS are non-GAAP financial measures. See Appendix A for a reconciliation to the most comparable GAAP measures.

(a)	$ in millions.

GAAP net earnings (millions) were $641 and $624 for the years 2012 and 2013, respectively. GAAP EPS was $1.52 and $1.58 for the years 2012 and 2013, respectively.

2014 Annual Meeting of Shareholders

Fueled by this strong performance and dedicated focus on operational execution, Mylan generated approximately $1.2 billion of adjusted operating cash flows in 2013 (GAAP cash provided by operating activities in 2013 was $1.1 billion; see Appendix A for a reconciliation to the most comparable GAAP measures). For the second year in a row, the Company also returned value to its shareholders through repurchases of approximately $1 billion of its stock, representing more than 7% of outstanding shares, resulting in approximately $2 billion of total value returned to shareholders through share repurchases in 2012 and 2013.

Continuing our commitment to strong balance sheet management, in 2013, the Company maintained its investment grade credit rating from Standard & Poor’s and Moody’s, the two principal ratings agencies. As a result of maintaining a strong balance sheet and having an investment grade credit rating, Mylan also was able to reduce its cost of borrowing in 2013, providing us with significant financial flexibility.

In addition, investors continued to recognize Mylan’s consistent excellence in execution and financial accomplishments, as well as the potential of the robust global platform built to support long-term performance, and Mylan’s stock price again rose to an all-time high in 2013.

Key 2013 Operational Accomplishments. 2013 represented yet another very strong year of operational performance for Mylan while we also maintained a strong balance sheet. In addition to delivering impressive financial results, Mylan further positioned itself for sustainable long-term growth and fulfilling its mission of setting new standards in health care and providing 7 billion people access to high quality medicine.

Operational highlights from 2013 include:

•	Continued growth of EpiPen® Auto-Injector despite two new entrants. The product remains the world’s number one dispensed epinephrine auto-injector, and is expected to become Mylan’s first product with $1 billion in sales.

•	Operationalizing an exclusive long-term strategic collaboration with Pfizer Japan to develop, manufacture, distribute, and market generic drugs in Japan.

•	The acquisition of the Agila Specialties business, creating a global leader in the injectables category.
•	Leveraging our scientific capabilities, which allowed us to launch 491 products and file 568 new regulatory applications around the world.

•	Continuing progress toward approval of our application to sell an AB-rated substitutable generic form of Copaxone®, which is indicated for the treatment of multiple sclerosis. We continue to expect to be one of the first to launch this important product at market formation in 2014.

•	Continuing progress in our development of an AB-rated substitutable generic form of Advair®, which is indicated for the treatment of asthma. We anticipate being the first company to bring this significant product to market in 2016.

•	Expanding our commercial operations in India, where we launched a portfolio of women’s care products and continued to build the ARV franchise that we introduced in that country in 2012.

•	Establishing an exclusive agreement with Zyomyx, a diagnostics company, to distribute its proprietary point-of-care CD4 T-cell count test, which expands our leadership position in the HIV/AIDS space by allowing us to offer health care solutions beyond pharmaceuticals. We also launched a comprehensive portfolio of ARV products in South Africa, which has the world’s largest HIV/AIDS population.

Continued Strong Alignment of CEO Pay with Company Performance in 2013

Compensation in 2013 was closely aligned with the outstanding performance noted above.

•	Outstanding performance against goals: The Company exceeded each of the performance-based goals set by the Compensation Committee relating to adjusted EPS, global regulatory submissions, and adjusted free cash flow in 2013. As a result, short-term incentive payouts for NEOs were 160% of target for 2013. This is discussed in more detail on page 25 of this Proxy Statement.

•	Strong alignment between realizable pay and performance relative to peers: The total compensation realizable by Mylan’s CEO over a three-year period is fully aligned with Mylan’s TSR relative to the Company’s peer groups, as shown below.

Executive Compensation for 2013

Alignment of CEO Realizable Pay* with TSR Performance

*	Realizable pay includes cumulative salary and short-term incentives paid for the most recent three years, plus current value (as of December 31, 2013) of options as well as both performance and time-based restricted shares/units granted during the most recent three years, plus change in pension value and all other compensation for the most recent three years. TSR data is from the S&P Research Insight Database. Peer companies in this chart reflect the 2013 peer companies listed on page 29 of this Proxy Statement.

•	Strong alignment between CEO total direct compensation and Mylan TSR. The total direct compensation of Mylan’s CEO (base salary plus short-term incentive and grant date fair value of long-term incentives) over the past five years is well aligned with Company stock performance, as shown below:

CEO Total Direct Compensation vs. Indexed TSR*

*	Indexed TSR reflects the hypothetical value of a $100 investment in the Company, assuming reinvestment of dividends. TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends).

2014 Annual Meeting of Shareholders

2013 Elements of Compensation

Our 2013 compensation performance-related metrics that helped drive another outstanding year of operational and financial performance. The Compensation Committee continues to aim to align executive compensation with Company performance and, in 2013, we delivered on that goal -- as demonstrated by the close correlation between our TSR performance and CEO realizable pay relative to our peer group.

The NEOs were compensated through base salary, an annual short-term incentive, an annual long-term incentive, employee benefits, and perquisites.

Approximately 80% of NEO target compensation is tied to the Company’s stock price or the achievement of key financial and operational performance goals, thereby closely aligning compensation with both the success of the Company’s business strategy and objectives, as well as the value realized by shareholders. The following graphs show the relative weight of the base salary, target annual short-term incentive, and annual long-term incentive (based on grant date fair value) components:

Base Salary Compensation

The Compensation Committee considers a variety of factors in deciding base salary, including, among others: individual performance, responsibilities, and expected future performance; Company performance; management structure; marketplace practices; internal equity considerations; and the executive’s experience, tenure, and leadership. The Compensation Committee also considers what the marketplace would require in terms of the replacement costs to hire a qualified individual to replace an executive, as well as the fact that a new executive would lack the critical knowledge base regarding the Company as compared to the executive he or she would be replacing.

For 2013, the base salaries of Ms. Bresch and Mr. Malik increased 10% and 6.3%, respectively, reflecting their growth and experience in the roles that they assumed in 2012, as well as their performance and leadership, among other factors. The base salaries of the other NEOs were not changed in 2013. See the Summary Compensation Table beginning on page 41 of this Proxy Statement.

		2012	2013	Change in Salary
Heather Bresch	Chief Executive Officer	$1,000,000	$1,100,000	10%
John D. Sheehan	EVP and Chief Financial Officer	$650,000	$650,000	0%
Rajiv Malik	President	$800,000	$850,000	6.3%
Harry Korman	EVP and Chief Operating Officer	$575,000	$575,000	0%
Robert J. Coury	Executive Chairman of the Board	$1,350,000	$1,350,000	0%
Total		$4,375,000	$4,525,000	3.4%

Short-Term Incentive Compensation

The Company’s short-term incentive compensation for its executive officers consists of performance-based annual cash awards that are intended to align the interests of executives and investors by providing incentives based on a set of operational and financial measures critical to the successful execution of the

Company’s business strategy -- and which are expected to impact shareholder value.

Performance Measures. For 2013, short-term incentives were based on adjusted EPS, global regulatory submissions, and adjusted free cash flow. These measures represent key performance

Executive Compensation for 2013

indicators of the current and future strength of our business.

•	Adjusted EPS is an important metric for Mylan and its shareholders because earnings are expected to have a direct relationship to the price of the Company’s common stock.

•	The global regulatory submissions metric measures the number of filings submitted to global regulatory agencies for new products. This is also an important metric because approval and commercialization of new products yield new revenue sources, are essential for Mylan to remain competitive in a constantly evolving industry, and are therefore fundamental to our short- and long-term strategy for growth.
•	Adjusted free cash flow also is an important metric because it captures the potential impact of all types of business transactions on the generation of adjusted operating cash flow, not merely changes in working capital. Adjusted free cash flow is defined as adjusted operating cash flow less net capital expenditures.

The Compensation Committee set adjusted EPS and adjusted free cash flow targets at double digit increases over prior year performance. The Compensation Committee set the global regulatory submissions target based on total submissions in our portfolio as of year end 2013. The following tables show the 2013 threshold, target, and maximum goals and the relative weightings of each metric:

Goal	Weighting	Threshold	Target	Maximum
Adjusted EPS	50%	$2.50	$2.85	$3.05
Global regulatory submissions	25%	130	145	160
Adjusted free cash flow (millions)	25%	$600	$675	$750

No short-term incentives are paid if threshold performance is not achieved.

Potential Opportunities Subject to Performance. Set forth below are the 2013 threshold, target, and maximum award opportunities for the NEOs:

	Threshold (% of Salary)	Target (% of Salary)	Maximum (% of Salary)
Heather Bresch	62.5%	125%	250%
John D. Sheehan	50%	100%	200%
Rajiv Malik	57.5%	115%	230%
Harry Korman	50%	100%	200%
Robert J. Coury	62.5%	125%	250%

Incentive payouts. The short-term incentives earned for 2013 were determined based on the annual performance criteria, relative weightings, and Company results set forth in the table below:

Goal	Weighting	Outcome	Weighted Score
Adjusted EPS	50%	$2.89	60%
Global regulatory submissions	25%	180	50%
Adjusted free cash flow (millions)	25%	$895	50%
2013 Company Performance Score			160%

The dollar amounts of short-term incentive compensation earned by each of the NEOs for 2013 are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 41 of this Proxy Statement.

The Compensation Committee has committed to not using its discretion to upwardly adjust short-term incentive award amounts generated by the performance metrics.

2014 Annual Meeting of Shareholders

Long-Term Incentive Compensation

The Compensation Committee believes that the value of long-term incentives should be directly related to the performance of the Company’s common stock, as well as other operational and financial measures associated with the growth and success of the Company. The long-term equity grants awarded to the NEOs in 2013 under the Company’s Amended and Restated 2003 Long-Term Incentive Plan (the “2003 Plan”) included:

•	Performance-based RSUs that cliff-vest after a three-year period, assuming specified performance criteria are met;

•	Stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant, which ratably vest annually over a three-year period, provided that the executive remains continually employed by the Company; and

•	RSUs that vest ratably over a three-year period, provided that the executive remains continually employed by the Company.

For 2013, the Compensation Committee made several substantive changes to the long-term equity awards granted to NEOs (and other executives of the Company) under the Company’s 2003 Plan to further increase the alignment between the Company’s performance and shareholders’ returns.

Increased Percentage of Performance Based Awards. During the Company’s outreach to investors (see page 38 of this Proxy Statement), some investors emphasized their preference for, and the importance of having, a higher percentage of performance-based equity as compared to time-based equity. For 2013, the Compensation Committee significantly increased the percentage of performance-based equity awards over that of time-based equity awards. Each NEO’s award under the 2003 Plan was allocated 60% to Performance-Based RSUs (“PRSUs”) (an increase from 35% in 2012), 20% to time-vested RSUs (a decrease from 35% in 2012), and 20% to time-vested options (a decrease from 30% in 2012). The Compensation Committee believes that increasing the percentage of the total NEO’s award that is specifically performance based further supports alignment between the Company’s performance and executive compensation.

2012 LTI Mix	2013 LTI Mix

Changes in Performance Metrics: Return on Invested Capital and Total Shareholder Return. During discussions with investors, some shareholders also indicated that they would like to see the Compensation Committee utilize performance metrics for the long-term incentive program that compare the Company’s performance against that of its peers as opposed to adjusted EPS, which had been used as the performance metric for annual long-term incentive awards in prior years. For 2013, the Compensation Committee determined to use the TSR of Mylan’s stock relative to that of peer companies as one of the metrics to which the PRSUs are subject. The other metric designated by the Compensation Committee was Cash Return on Operating Invested Capital, excluding goodwill and intangibles (“ROIC”). TSR and ROIC are each weighted 50% in the determination of the percentage of PRSUs that can be earned. The Compensation Committee believes that the use of these two metrics is responsive to shareholder input and provides balance by rewarding the NEOs both for our performance relative to peer companies and for the returns generated by investments in our business. The following tables show the 2013 threshold, target, and maximum goals, and relative weightings.

Metric	Weighting	Threshold	Target	Maximum
ROIC	50%	34%	38%	42%
Relative TSR*	50%	25th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group
Opportunity	N/A	50%	100%	150%

*	Relative TSR will be calculated by comparing the difference between the Company’s common stock price on January 1, 2013 and December 31, 2015 against the same metric for each company in our life sciences peer group (assuming that any dividends were reinvested).

Executive Compensation for 2013

2013 Long-Term Incentive Awards. In 2013, each NEO received a grant of long-term equity awards with a targeted value at grant equal to a percentage of their base salary. The allocation of the award among PRSUs, stock options, and RSUs is as set forth above. Each PRSU entitles the recipient to a number of shares equal to between 50% and 150% of the target award, depending on actual achievement of the performance metrics outlined above over a three-year period. Achievement of threshold goals results in delivery of shares with respect to 50% of PRSUs granted, achievement of target goals results in delivery of shares with respect to 100% of PRSUs granted, and achievement of maximum goals results in delivery of shares with respect to 150% of PRSUs granted. No shares will be delivered in respect of the 2013 PRSUs if performance is below the threshold levels.

Payout of Prior Performance Awards. In 2011, Ms. Bresch and Messrs. Sheehan, Malik, Korman, and Coury each received a grant of PRSUs subject to the attainment of performance goals based on our achieving a significant increase in adjusted EPS over a three-year vesting period. Based on our three-year performance through 2013, these PRSUs vested at target amounts of 56,791 shares for Ms. Bresch, 20,322 shares for Mr. Sheehan, 38,452 shares for Mr. Malik, 11,832 shares for Mr. Korman, and 160,909 shares for Mr. Coury. These vested shares are included in the Option Exercises and Stock Vested for 2013 table on page 45 of this Proxy Statement.

Double Trigger Vesting for Annual Equity Awards. In accordance with the changes to our compensation practices outlined below, annual equity awards granted beginning in 2013, including the 2013 annual equity awards described above, contain “double trigger” vesting provisions that provide for accelerated vesting only if (1) there has been a change in control and (2) an involuntary termination without cause or a voluntary resignation for good reason occurs within two years following the change in control, unless otherwise specifically determined by the Compensation Committee.

Because of its exceptional nature, the One-Time Special Performance-Based Incentive Program, described on pages 35 to 38 of this Proxy Statement, provides for removal of certain vesting provisions upon a change in control. In all events, however, awards will require achievement of the minimum share price condition, as described below, before any payment is made.

Timing of Equity Award Grants. The Compensation Committee currently approves annual equity grants in the first quarter of the fiscal year, which grants are made following the release of year-end audited financial results, with exceptions for new hires and promotions and other special awards or grants. There is no exact date for the making of these equity grants each year. The Compensation Committee reviews its equity grant practices from time to time with respect to corporate best practices.

Other Benefits and Agreements

The Company provides additional benefits to the NEOs in the form of:

•	Perquisites

•	Retirement Benefits

Perquisites. Perquisites include the following:

•	Each NEO receives the use of a Company car or a car allowance. The executives are responsible for paying any taxes incurred relating to this perquisite.

•	Our senior executives take an extraordinarily active approach to overseeing and managing our global operations, which necessitates a significant amount of domestic and international travel time due to our diverse set of business centers, manufacturing and other facilities, and many client and vendor locations around the world. Accordingly, the Company owns two aircraft, the purpose of which is to assist in the management of the Company’s global platform by providing a more efficient and secure traveling environment, personally and where sensitive business issues may be discussed or reviewed, as well as maximum flexibility to our executives. For reasons of business efficiency and continued security-related concerns (including personal security, especially given the global nature of the Company’s business, as well as privacy of business information and communications), we require Mr. Coury and Ms. Bresch to use the Company aircraft for business and personal purposes. During 2013, other executives from time to time also were authorized to have personal use of the corporate aircraft for similar reasons. The Compensation Committee monitors business and personal aircraft usage on a periodic basis. To the extent any travel on the corporate aircraft results in imputed taxable income to a NEO, the Company does not provide gross-up payments to cover the officer’s personal income tax obligation due to such imputed income. For a summary of how this perquisite is calculated, see footnote (b) to the Summary Compensation Table on page 42 of this Proxy Statement.

Retirement Benefits. The Company has entered into Retirement Benefit Agreements (“RBAs”) with four of the NEOs -- Ms. Bresch and Messrs. Sheehan, Malik, and Coury -- in recognition of their service to the Company, to encourage their retention and to provide a supplemental form of retirement and death benefit. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements” beginning on page 46 of this Proxy Statement. The Company also maintains a 401(k)

2014 Annual Meeting of Shareholders

Restoration Plan (the “Restoration Plan”) and an Income Deferral Plan permitting senior level employees to elect to defer the receipt of a portion of their compensation and, in the case of the Restoration Plan, providing matching contributions to employees that make such an election.

2013 Modifications to Matching

Contributions Under Restoration Plan

Effective April 1, 2013, all U.S. employees with an

RBA no longer receive matching contributions

under the Restoration Plan.

The Compensation Committee approved an amendment to Mr. Coury’s RBA in October 2011, in connection with his retention and the enhanced management transition, to provide a retention incentive in his newly-created role as Executive Chairman of the Board. Mr. Coury’s RBA vested in full on January 1, 2014. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements” on page 46 of this Proxy Statement.

When Mr. Malik joined the Company in January 2007, the Company established a nonqualified deferred compensation plan on his behalf. Although the Company no longer contributes to the account, the plan account will be distributed to him upon the Company’s termination of Mr. Malik’s employment, or upon other qualifying distribution events, such as his retirement, disability or death, or the Company’s termination of the plan.

The Summary Compensation Table includes changes in pension values calculated based on certain actuarial assumptions regarding discount rates. The decrease in Mr. Coury’s benefit in 2013 is primarily the result of an increase in the discount rate that is required to be used to determine his reportable benefit amount as of December 31, 2013. The decreases for Ms. Bresch and Mr. Malik were also the result of the increase in the applicable discount rate. Mr. Sheehan’s small increase was principally attributable to an additional year of credited service, though it was offset in part by the effects of the increased applicable discount rate. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2013 financial statements. In 2013, the impact of an increase in the applicable discount rates led to a decrease in the present value of accumulated benefits of approximately $0.6 million for Ms. Bresch, less than $0.1 million for Mr. Sheehan, $0.2 million for Mr. Malik, and $2.6 million for Mr. Coury.

Employment Agreements. We believe it is important to have employment agreements with our executive officers and other key employees. These agreements memorialize certain key terms of employment,

including termination rights and obligations, non-competition and other restrictive covenants, and compensation and perquisites, and we believe thereby enhance the stability and continuity of our employment relationships. Each of the NEOs is party to an Executive Employment Agreement. For a detailed description, see the section below entitled “Employment Agreements” beginning on page 35 of this Proxy Statement. See also pages 33 to 34 of this Proxy Statement for a discussion of the 2014 extensions of the employment agreements for Ms. Bresch and Messrs. Malik and Coury.

Transition and Succession Agreements. The Company is party to separate Transition and Succession Agreements with each NEO and certain other officers, with an aim to assuring that the Company will have the officer’s full attention and dedication to the Company during the pendency of a possible change in control transaction that might optimize shareholder value, and to provide the officer with compensation and benefits in connection with a change in control. These agreements are independent of each NEO’s employment agreement. Subsequent to the execution of these agreements, the Company adopted a policy that no new Transition and Succession Agreements will provide for an excise tax gross up for golden parachute payments. The Transition and Succession Agreements currently in effect and executed prior to the new policy are not subject to that policy. Since implementation of the new policy, no new or amended Transition and Succession Agreements have been executed.

For a detailed description of these Transition and Succession Agreements, see below, under “Termination Under Transition and Succession Agreements (Change in Control)” on pages 50 to 51 of this Proxy Statement.

Compensation Committee Considerations in Evaluating Compensation

Our culture and our success in recent years have depended on our ability to attract and retain talented people in critical roles. The independent Directors believe that the remarkable growth and performance of the Company during the past decade is directly related to the unique leadership of Mr. Coury, Ms. Bresch, and Mr. Malik, and the talents of Mylan’s other senior executives, as well as Mylan’s workforce around the world.

The decisions of the Compensation Committee and the independent Directors relating to executive compensation each year reflect a variety of subjective considerations, over and above raw metrics. Our determinations reflect our individual and collective experience and business judgment, and are based on our extensive interactions with, and observations of, management, and our assessment of some or all of the following factors, among others:

Executive Compensation for 2013

•	Company performance (relative to peers and budget);

•	Value realized by shareholders;

•	Individual performance and contributions to the success of the Company;

•	Responsibilities of, and future expectations for, the individual;

•	Short, medium, and long-term personnel needs of the Company;

•	The need to reward and retain our uniquely talented NEOs;

•	Other qualitative contributions of each executive, including, among others, the actual and potential value and impact of his or her leadership style, strategic vision and execution, talent development, and ability to adapt to and drive the change necessary to our success; and

•	Peer group pay levels and published survey data.

We consider these and other qualitative and quantitative factors from time-to-time in determining whether our compensation philosophy and approach should be revised or altered, in addition to using these factors to make individual compensation decisions. The Compensation Committee and the independent Directors believe that, while peer groups may be helpful reference points, they do not substitute for the individual and collective judgment and experience of Directors who are intimately familiar with, among other matters that the Board oversees and opines on, the Company, its business, its strategies, its challenges, its opportunities, and the unique respective talents, contributions, leadership, responsibilities, and future expectations of the executives who drive performance and long-term sustainability.

Peer Groups

While the competitive market for our executives is one factor the Compensation Committee considers when making compensation decisions, the Compensation Committee does not target compensation of NEOs within a specific percentile of any set of peer companies. As noted, we use peer groups as one of many factors considered when determining compensation.

Enhancements to Peer Groups

Effective for 2013, we revised our peer group in light of certain considerations including, but not limited to:

•	Our increased revenue size and complexity, as well as the evolving global nature of our business platform;

•	An analysis of companies with a similar business mix and customer base, including companies within the healthcare sector with a similar GICS code; and

•	An evaluation of the companies that analysts and investors consider to be our competitors.

After review and consideration of these factors and consultation with experts in executive compensation, we developed the two peer groups listed below for 2013. The Compensation Committee refers to both peer groups as reference points when evaluating executive pay and performance. As was the case previously, pay is not formulaically tied to a particular percentile of either peer group or the blended group. Instead, those groups are considered as part of the overall mix of subjective, qualitative, and quantitative information considered by the Compensation Committee.

Life sciences peer group

This group consists of companies with revenues ranging from approximately 0.5x—2.5x the Company’s revenue. Because the generic pharmaceutical market is limited, we include companies in the following GICS industries: Pharmaceuticals, Health Care Equipment & Supplies, Biotechnology, and Life Sciences Tools & Services:

Actavis, Inc.*	Biogen Idec Inc.*	Hospira Inc.
Agilent Technologies Inc.	Boston Scientific Corp	Medtronic Inc.
Allergan Inc.*	Celgene Corp*	St Jude Medical Inc.
Amgen Inc.	Covidien Plc	Stryker Corp
Baxter International Inc.	Forest Laboratories*	Thermo Fisher Scientific Inc.
Becton Dickinson & Co*	Gilead Sciences Inc.*	Zimmer Holdings Inc.

*	Companies included in the prior peer group. Companies dropped were generally eliminated because their revenues fell outside of the approximately 0.5x - 2.5x range.

Pharmaceutical competitors peer group

This group includes companies with substantial generic pharmaceutical portfolios with which we compete for business and talent on a global basis:

Actavis, Inc.	Hospira Inc.	Sanofi-Aventis
Endo Health Solutions Inc.	Novartis AG	Teva Pharmaceutical Industries Ltd
Forest Laboratories	Pfizer Inc.	Warner-Chilcott*

*	Warner-Chilcott was acquired by Actavis, Inc. in late 2013 and will not be included in the Company’s peer group in 2014.

2014 Annual Meeting of Shareholders

2013 Adoption of Clawback Policy

The Board has approved a clawback policy relating to incentive compensation programs. The provisions of the policy allow Mylan, beginning with 2013 awards to NEOs and certain other executives, to recoup certain bonus and equity-based incentive compensation gains resulting from specified misconduct that causes the Company to materially restate its financial statements. The Board intends to review and consider updates to this policy from time-to-time. In addition, to the extent that the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

2013 Adoption of Anti-Hedging and Pledging Policy

The Board has approved a securities trading policy that prohibits Directors and certain executive officers from engaging in any transaction designed to limit or eliminate economic risks associated with the ownership of our equity or debt securities by trading in certain types of hedging instruments relating to any of our securities. Hedging instruments include prepaid variable forward contracts, equity swaps, collars, exchange funds, insurance contracts, short sales, options, puts, calls, or other instruments designed to hedge or offset movements in the price of our stock or debt. Effective as of March 31, 2013, the policy also prohibits Directors and certain executive officers from entering into transactions that involve the holding of Mylan securities in margin accounts (other than the “cashless exercise” of stock options) or the pledging of Mylan equity or debt securities as collateral for loans, with certain exceptions approved by the Compensation Committee if the executive demonstrates that he or she has the continuing financial capacity to repay any underlying loan or potential margin call without resorting to the Company equity or debt securities. To the extent that the SEC adopts rules for anti-hedging and pledging policies that require changes to our policy, we will revise our policy accordingly.

2013 New Share Ownership Requirements

The Board previously approved stock ownership requirements for executive officers to encourage them to hold a long-term equity stake in Mylan and thereby demonstrate alignment of their interests with shareholders and mitigate potential compensation-related risk. These requirements became effective in 2013, resulting in an increased ownership requirement for the Executive Chairman of the Board and the CEO of 20%, from 5x to 6x of base salary. The ownership requirements are expressed as a multiple of base salary as follows:

Position	Ownership Requirement (multiple of base salary)
Executive Chairman of the Board	6x
CEO	6x
President	4x
Other NEOs	3x

In addition to the NEOs, Mylan’s stock ownership policy covers approximately 120 of the most senior executives in the Company to promote an ownership culture and stronger alignment with the interests of shareholders among the broader leadership team. Each executive generally has five years from the adoption of the policy to achieve the minimum ownership requirement. Shares actually owned by the executive (including shares held by the executive in the Company’s 401(k) and Profit Sharing Plan), as well as unvested RSUs and PRSUs count toward compliance with these requirements.

As of December 31, 2013, all of the NEOs were in compliance with these requirements.

Role of Compensation Committee, Consultants, and Management. In 2013, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide advice and information regarding the design and implementation of the Company’s executive compensation programs. Meridian also provided information to the Compensation Committee regarding regulatory and other technical developments that may be relevant to the Company’s executive compensation programs. In addition, Meridian provided the Compensation Committee with competitive market information, analyses, and trends on executive base salary, short-term incentives, long-term incentives, benefits, and perquisites. The Compensation Committee reviews this information and analyzes overall compensation to ensure that we are recognizing subjective factors such as responsibilities, position, and individual performance including such qualities as leadership, strategic vision, demonstrated skill-sets, and execution of corporate initiatives, as well as other considerations noted above.

We have developed the following safeguards to ensure that Meridian provides the Compensation Committee with independent and objective advice:

•	Meridian did not provide any other services to the Company.

•	The Compensation Committee directly retained and has the sole authority to terminate Meridian.

•	The Compensation Committee determined the terms and conditions of Meridian’s engagement, including the fees charged.

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Executive Compensation for 2013

•	Meridian reports directly to the Compensation Committee and its Chairman.

•	Meridian meets as needed with the Compensation Committee in executive sessions.

•	Meridian has direct access to all members of the Compensation Committee during and between meetings.

•	Interactions between Meridian and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

•	The Chairman of the Compensation Committee has requested that Meridian notify the Compensation Committee if any potential conflicts of interest arise that could cause Meridian’s independence to be questioned.

The Compensation Committee and management also receive advice from outside counsel including, but not limited to, Cravath, Swaine & Moore LLP and Skadden, Arps, Slate, Meagher & Flom LLP.

The Compensation Committee also receives input from management; however, decisions on these matters are made solely by the Compensation Committee and/or the independent Directors.

During 2013, management retained Mercer LLC to provide consulting services related to executive compensation for consideration by the Compensation Committee. Management worked with Mercer to develop revised peer groups for pay and performance comparisons, review the Company’s compensation philosophy, and assist the Company’s decision-making in connection with the 2012 and 2013 Say-on-Pay votes. As appropriate, these matters were then submitted to and approved by the Compensation Committee.

During 2013, the Compensation Committee and the independent Directors also were advised by Meridian and Pay Governance LLC in connection with the development of the One-Time Special Performance-Based Incentive Program (see pages 35 to 38 of this Proxy Statement for more information regarding this program).

In June 2013, the Board approved a change to the charter of the Compensation Committee, requiring that the Compensation Committee consider the independence of its advisors on the basis of the following six independence factors adopted by NASDAQ:

•	Whether the advisor provides other services to Mylan;

•	The amount of fees received from Mylan as a percentage of the advisor’s total revenue;
•	Whether the advisor has policies and procedures designed to prevent a conflict of interest;

•	Whether a business relationship exists between the advisor and any member of the Compensation Committee or management;

•	Whether a personal relationship exists between the advisor and any member of the Compensation Committee or management; and

•	Whether the advisor owns Mylan stock.

All advisors to the Compensation Committee have provided the Committee with certifications that address the factors listed above, and the Committee has considered that information consistent with its charter.

Consideration of Risk in Company Compensation Policies. Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our business objectives. We believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee regularly asks the Chairman of the Audit Committee, Mr. Dimick, to attend committee meetings and to discuss key risks in our business. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Finally, as described in this Compensation Discussion and Analysis, our compensation programs and decisions include qualitative factors which we believe restrain the influence that an overly formulaic approach may have on excessive risk taking by management.

Deductibility Cap on Executive Compensation. Section 162(m) of the Internal Revenue Code restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer) for any fiscal year to the extent that such compensation for such executive exceeds one million dollars and does not qualify as “performance-based” compensation as defined under Section 162(m) of the Internal Revenue Code. The Compensation Committee generally takes available opportunities to be able to deduct compensation paid to named executive officers for federal income tax purposes. The Compensation Committee, however, reserves the right to grant compensation to our executives that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to

2014 Annual Meeting of Shareholders

attract talent, promote retention, or recognize and reward desired performance.

Executing on a Long-Term Strategy for Growth And Further Incentivizing Key Employees to Substantially Increase Shareholder Value

Mylan today is widely recognized as a leader in the health care industry, with a robust global commercial and manufacturing platform that has consistently delivered outstanding financial and operational performance, creating significant shareholder value while maintaining a strong balance sheet and an investment grade credit rating that provides financial flexibility. Over the past decade, under the unique, visionary leadership of Mr. Coury, Mylan has built a world-class, differentiated global operating and commercial platform. In particular, since approximately 2007, Mr. Coury -- together with Ms. Bresch, Mr. Malik, and other key executives -- has led the Company through the transformational acquisitions of Matrix Laboratories Limited, the generics and specialty businesses of Merck KGaA and, most recently, the Agila Specialties injectables business. The scale created by these acquisitions, combined with continued strong organic growth, prudent investment and balance sheet management, outstanding execution, and the dedication, commitment, and hard work of our employees around the world, has transformed Mylan into a global industry leader. Today, the Company boasts an unmatched operating platform, including a world-class research and development organization and more than 35 high-quality manufacturing sites; a portfolio of more than 1,300 marketed specialty and generic products across a broad range of dosage forms and therapeutic categories; a commercial platform selling products in approximately 140 countries and territories; and a global workforce of more than 20,000 people.

As a result of the robustness of our global platform, the depth and diversity of strategic opportunities now in place and those ahead, as well as the skills and talents of our leadership team and workforce, in February 2012 Mylan announced an ambitious goal of doubling the Company’s size in terms of manufacturing capacity and product portfolio and realizing $6.00 in adjusted EPS by the end of 2018. If we achieve our adjusted EPS goal, we believe that we would also create a significant amount of new shareholder value.

Key components of this strategy include maximizing the potential and profitability of the Company’s existing global assets, particularly our global operating and commercial platforms; investing in the various drivers of future growth, such as injectables, respiratory, generic biologics, and specialty products; pursuing additional strategic opportunities that may arise; attracting and retaining a highly-talented and motivated workforce; and continuing to take a global leadership role in the health care industry. Our strategy for attaining this goal was further detailed at the Company’s August 2013 Investor Day presentation.

In addition to driving to meet or achieve our ambitious 2018 goal, the Board further believes that it is in the best interests of the Company and shareholders for Mylan to develop and begin implementing a vision for future growth and sustainability beyond 2018 and into the next decade, particularly given the anticipated increasing complexity and evolution of the health care industry around the world.

Corporate Leadership, Vision, and Performance. The Compensation Committee and the independent Directors believe that, to be successful in achieving both the Company’s ambitious five-year strategic business plan, as well as developing strategies for longer-term sustainable growth, we must maintain our strong, talented, dedicated, and unified leadership team, while continuing to attract world-class talent to the Company. The Compensation Committee and the independent Directors have carefully and at great length considered, among other factors: the exceptional quality and performance-driven corporate culture that Mr. Coury has fostered and developed during his tenure; the proven effectiveness of Mr. Coury’s unique and unconventional leadership style and the continuing responsiveness of employees and executives around the world to his leadership; the continued outstanding performance of the Company and development of executives under Mr. Coury’s leadership; Mr. Coury’s extraordinary focus on building the Company for sustainable, long-term success, including his instrumental role in establishing and optimizing the robust global platform that Mylan enjoys today; and his focus on identifying new strategies for continued and sustainable long-term growth after 2018. The Compensation Committee and the independent Directors also considered the successful and exceptional strategic execution by Ms. Bresch as she oversees and runs the Company on a day-to-day basis, and the outstanding performance and results of Mr. Malik as he continues to oversee the Company’s vast operations around the world.

The independent Directors have now had two years of experience overseeing Mylan’s proven, successful enhanced management structure, consisting of Mr. Coury as Executive Chairman, Ms. Bresch as CEO, Mr. Malik as President, as well as many other key executives in place. Based on this experience, and the outstanding performance and track record of the leadership team, the independent Directors have continued confidence in, and further evidence of, the wisdom, strength, and effectiveness of this

Executive Compensation for 2013

management structure for Mylan, its employees, and shareholders. The independent Directors recognize the challenges of meeting or exceeding our ambitious five-year strategic business plan, while at the same time pursuing the equally challenging goal of developing a successful vision and strategy for longer-term success and sustainability. The independent Directors carefully considered what leadership structure and personnel, based on the current and anticipated future size and complexity of the Company, would best serve the interests of the Company, its shareholders, and other stakeholders as the Company executes on these goals. The independent Directors also considered the need for continued leadership focus on operational and execution excellence, the benefits of stability, and the solidarity of the management team around the world, as well as the continued high level of responsiveness of the broader workforce to the leadership team. Based on these considerations, among others, and supported by the performance of the Company over the past decade, the independent Directors’ extensive individual and collective experience with the Company, their interactions with and oversight of management, and the considerable time spent by the Directors observing and evaluating the Company’s leadership, including their respective accomplishments, talents, and potential, the Compensation Committee and the independent Directors have determined that it is in the best interests of the Company and shareholders to maintain the current enhanced leadership structure and to secure the services of Messrs. Coury and Malik and Ms. Bresch for the next five years to lead and oversee the execution towards our stated 2018 target -- as well as developing the vision and the enhanced platforms, infrastructure, and employee base necessary to promoting sustainable growth into the next decade. Accordingly, in February 2014 the independent Directors and the Compensation Committee approved extensions of the executive employment agreements for Mr. Coury, Ms. Bresch, and Mr. Malik through 2018. Details of those contracts are provided below.

Extension of Senior Executive Employment Agreements.

Extension of Mr. Coury’s Employment Agreement. Mr. Coury has served as our most senior executive, first as Mylan’s Chief Executive Officer, and currently as Mylan’s Executive Chairman, for more than a decade. During his tenure as a Mylan executive, Mylan’s shareholders have benefited from an increase in market capitalization of more than $14 billion through December 31, 2013. In those roles, Mr. Coury has consistently identified new, industry-shaping strategies for our continued and sustainable growth, including his recognition of the importance of transforming Mylan from a U.S.-focused company to a company with a global footprint. Mr. Coury has also been an extremely effective leader of our key acquisitions, including directing and overseeing our most recent acquisition of Agila Specialties, which provided Mylan entry into new high-growth geographic markets.

As our Executive Chairman since the beginning of 2012, Mr. Coury has continued to be deeply and actively involved in overseeing the executive management team and significant strategies. Mr. Coury has committed, pursuant to his Executive Employment Agreement, to accept explicit responsibility for continuing to lead the strategic direction of the Company, oversee the development of its key executives, and direct and oversee strategy with respect to significant mergers and acquisitions, among other essential duties.

Following the end of each fiscal year, the Compensation Committee and the independent Directors evaluate Mr. Coury’s performance as Executive Chairman, including as to whether he has successfully completed the duties assigned to him under his Executive Employment Agreement. In early 2014, the Compensation Committee and the independent Directors performed their review of Mr. Coury with respect to 2013, and found that Mr. Coury continued to perform at an extraordinary level as Executive Chairman, including with respect to his oversight of management’s execution of the Company’s five-year strategic business plan, his extremely effective leadership, his exceptional leadership regarding major merger and acquisition strategies and transactions, and his continued work on leading the development of business growth strategies for 2018 and beyond, as well as his other responsibilities.

The Compensation Committee and the independent Directors believe that Mr. Coury has continued to meet the extraordinary expectations placed upon him since making him Executive Chairman, and further believe that Mr. Coury’s continued strong, effective leadership, along with Ms. Bresch and Mr. Malik, is the best choice for Mylan to continue the tremendous growth we have experienced over the last several years. In particular, the independent Directors have charged Mr. Coury with continued oversight of senior management’s execution on our $6.00 adjusted EPS goal, continued optimization of the global platforms that were developed and made possible by decisions led by Mr. Coury in prior years, and continued direction and oversight of major merger and acquisition activity, as well as the other responsibilities described in his employment agreement. Just as importantly, the independent Directors have instructed Mr. Coury to work simultaneously on business strategies for Mylan after 2018 that will continue to transform the Company in

2014 Annual Meeting of Shareholders

ways that enhance shareholder value while continuing to set new standards in health care. In determining the necessary and appropriate means to align, incentivize, and retain Mr. Coury over the term of the extended agreement, the Compensation Committee and the independent Directors believed that it was in the best interests of the Company and its shareholders to incentivize Mr. Coury to continue to oversee senior management’s execution of our five-year strategic business plan and Mylan’s development of long-range business goals following such five-year period, and to continue executing on the other responsibilities set forth in his employment agreement.

The incentive features of Mr. Coury’s employment agreement extension were designed with four objectives:

Compensation Committee and Board Objectives		Design Feature

1.	Further Incentivize and Align Mr. Coury to Lead the Strategic Development of Mylan, Oversee Development of Key Executives, Lead Significant Merger and Acquisition Transactions, and Other Required Duties	Provide an Incentive to Mr. Coury Tied to Completion of Required Duties Under Employment Agreement

2.	Balance Mr. Coury’s Focus on 2018 Adjusted EPS Goal and Development of Business Growth Strategies for 2018 and Beyond	Equal Value Allocated to Award under One-Time Special Performance-Based Incentive Program and Incentive Tied to Executive Chairman Duties

3.	Further Incentivize Exceptional Performance and Align Mr. Coury to Oversee the Achievement of $6.00 Adjusted EPS Goal	Grant an Award Under the One-Time Special Performance-Based Incentive Program. Award Only Payable in Full if Adjusted EPS Goal is Achieved and Stock Price Has Reached $73.33 at Time of Settlement

4.	Retention of Mr. Coury as Executive Chairman Through 2018	Employment Agreement Term Extended Through End of 2018

By providing Mr. Coury with an incentive award divided equally between a 50% stock-based component tied to the satisfaction of our $6.00 adjusted EPS goal and our stock price and a 50% cash-based component tied to the satisfaction of Mr. Coury’s required duties under his employment agreement, the Compensation Committee and the independent Directors believe that Mr. Coury will be best aligned with shareholders in overseeing execution of our $6.00 adjusted EPS goal and, importantly, incentivized to forego his ability to retire and access his accrued and vested pension and related entitlements to continue his work on our future business strategies. In developing and approving the structure of the incentive award, the Compensation Committee engaged in extensive evaluation and discussion, considered numerous financial analyses, reviewed market precedents, and consulted with its independent consultant, Meridian, and other independent Directors. The Compensation Committee also noted that the annual value of the cash component of the incentive award is approximately the same as the annual value of the supplemental pension given to Mr. Coury in exchange for his agreement to extend his employment in 2011 and create our enhanced leadership structure, and which was fully earned as of January 1, 2014.

Except as noted below, the terms of our newly extended Executive Employment Agreement with Mr. Coury are substantially the same as Mr. Coury’s previously effective Executive Employment

Agreement. In particular, during the new five-year term of this agreement, Mr. Coury will continue to serve as our Executive Chairman and receive the same base salary, and is eligible for an annual cash bonus with the same target amount. In addition, in consideration of his agreement to continue to lead the Company over the next five years (and deferring his access to previously accrued benefits), pursuant to the agreement, Mr. Coury received an incentive award consisting of (i) one million stock appreciation rights under our One-Time Special Performance-Based Incentive Program (described in the following section of this Proxy Statement), and (ii) the opportunity to earn a $20 million cash payment if Mr. Coury satisfies the requirements specified in the Executive Employment Agreement through at least December 31, 2016.

In the event that Mr. Coury’s employment is terminated without cause or due to death or disability, or Mr. Coury resigns for good reason (each as defined in the extended agreement), Mr. Coury’s rights to the incentive award vest.

Extension of Ms. Bresch’s and Mr. Malik’s Employment Agreements. The Compensation Committee and the independent Directors continue to believe that Ms. Bresch and Mr. Malik are essential to our ability to realize our five-year strategic business goal and to continue to achieve sustainable growth over the long-term. Ms. Bresch and Mr. Malik continue to develop as extraordinarily talented executives with proven track records as they oversee

Executive Compensation for 2013

our day-to-day business and our global operations. The Compensation Committee and the independent Directors believe that it is in the best interests of Mylan and shareholders to obtain the benefit of their services over the next five years through the extension of their Executive Employment Agreements.

Except as noted below, the terms of our newly extended Executive Employment Agreements with Ms. Bresch and Mr. Malik are substantially the same as each of their previously effective Executive Employment Agreements. In particular, during the new five-year term of these agreements, Ms. Bresch will continue to serve as our Chief Executive Officer and Mr. Malik will continue to serve as our President. Pursuant to the extended agreement with Ms. Bresch, in consideration of her continued excellent execution and leadership, the Compensation Committee and the independent Directors determined to increase Ms. Bresch’s annual base salary to $1,200,000 and her target annual cash bonus was increased to 150%. Pursuant to the extended agreement with Mr. Malik, in consideration of his continued operational excellence and leadership, Mr. Malik’s annual base salary was increased to $900,000. In addition, Ms. Bresch and Mr. Malik received 1,400,000 and 1,200,000 stock appreciation rights, respectively, under our One-Time Special Performance-Based Incentive Program (described in the following section of this Proxy Statement). In the event the employment of Ms. Bresch or Mr. Malik is terminated for any reason in calendar year 2014, the stock appreciation rights will be forfeited. In the event the employment of Ms. Bresch or Mr. Malik is terminated without cause or due to death or disability, or if Ms. Bresch or Mr. Malik resigns for good reason (each as defined in the new agreements) in calendar years 2015 or 2016, Ms. Bresch or Mr. Malik will remain eligible to vest in a pro rata portion of the stock appreciation rights, subject to the achievement of the applicable performance goals, and in the case of such terminations of employment in subsequent periods, Ms. Bresch and Mr. Malik will remain eligible to vest in all of the stock appreciation rights, subject to the achievement of the applicable performance goals.

The terms of the extended Executive Employment Agreements with Mr. Coury, Ms. Bresch, and Mr. Malik are effective as of January 1, 2014, and so are not reflected in the 2013 Summary Compensation Table.

Adoption of a One-Time Special Performance-Based Five-Year Realizable Value Incentive Program For More than 100 Key Employees

Our Goal for the Future of Mylan

Achievement of our ambitious financial goal of adjusted EPS of $6.00 by the end of 2018, more than doubling our adjusted EPS for fiscal year 2013 of $2.89, would represent a 16% compound annual growth rate in adjusted EPS over this five-year period -- and potentially significant new value for our shareholders.

One-Time Special Performance-Based Incentive Program.

Since the initial announcement of our ambitious adjusted EPS goal in 2012, followed by the detailed discussion of our strategy to achieve that goal during the August 2013 Investor Day, the Compensation Committee engaged in extensive deliberation and analysis to determine how to further incentivize management to create the significant shareholder value that we expect would follow achievement of that goal. Based on that extensive discussion and analysis, as well as consultation with shareholders and leading experts in the field of executive compensation, the Compensation Committee and the independent Directors believe that it is in the best interests of the Company and shareholders to provide a special one-time, wholly performance-based supplemental incentive to a broad range of our executive officers and other key employees to further align their interests with those of shareholders and with our key business strategies as they work to achieve this next transformation of Mylan. This innovative new wholly performance-based program is a continuation of our robust pay-for-performance philosophy and is designed to pay out to those employees in full only if both adjusted EPS and our stock price increase significantly and at superior levels, with a five-year cliff-vesting provision. The program is also designed to ensure that there will not be a payout until our shareholders have the opportunity to receive newly created value. In addition, the program caps the maximum value payable to the employees who participate in the program.

Though we are confident in our strategy and execution, we know that it will take extraordinary efforts and strategic focus by our leadership team to best ensure our success. In addition to further aligning key employees with shareholders to deliver outstanding performance and exceptional shareholder value, we believe that the One-Time Special Performance-Based Incentive Program discussed below will help to ensure that we further incentivize, and retain the essential talents and services of, those employees who have driven our outstanding performance and who are critical to

2014 Annual Meeting of Shareholders

ensuring the successful achievement of our long-term goals. Accordingly, in February 2014, the Compensation Committee and the independent Directors adopted our One-Time Special Performance-Based Incentive Program, pursuant to which we granted more than 100 of those key employees who we believe will be essential to achieving our goals a one-time, performance-based incentive award (the “One-Time Special Performance-Based Incentive Awards”). The One-Time Special Performance-Based Incentive Awards were designed with the following five primary objectives:

One-Time Special Performance-Based Incentive Program

Compensation Committee and Board Objectives		Program Design
1.	Further Incentivize and Align Executives to Achieve $6.00 Adjusted EPS Goal	100% Performance Vesting Based on Adjusted EPS Goal. Regardless of Stock Price, There Will be Full Payment Only if Adjusted EPS Goal is Achieved
2.	Full Value Realized Only if Stock Price Appreciates Significantly	Regardless of Achievement of Adjusted EPS Goal, Participants Will Realize Full Value of Awards Only if Stock Price Has Reached $73.33 Per Share at Time of Settlement. Participants Will Realize No Value from Awards if Stock Price is Below $53.33 Per Share at Time of Settlement
3.	Retention of Key Employees Through 2018	Five-Year Cliff Vesting
4.	Expand Program to a Broader Group of Key Employees Critical to Achieving Our Ambitious Goal	More than 100 Participants
5.	All While Minimizing Share Usage and Maintaining Acceptable Burn Rate	Award Value Capped – Stock Appreciation Above $73.33 Has No Effect on Value to Participants. Mix of Award Types (SARs and RSUs) to Mitigate Share Usage and Burn Rate

Further Incentivize and Align with Shareholders to Achieve Adjusted EPS Goal. The One-Time Special Performance-Based Incentive Awards will vest in full only if we achieve adjusted EPS of $6.00 by December 31, 2018. If we do not achieve a minimum adjusted EPS of at least $5.40 (90% of the target of $6.00) by December 31, 2018, the One-Time Special Performance-Based Incentive Awards will be forfeited (other than in the event of a change in control, as described below). Achievement of the minimum adjusted EPS will result in vesting of only 50% of the awards. However, as noted below, there will be no payment if we achieve adjusted EPS of $6.00, but our stock price does not exceed the required minimum share price.

Retain Employees Through 2018 With Five-Year Cliff Vesting. The One-Time Special Performance-Based Incentive Awards are subject to five-year cliff vesting, and provide value to the participants only if they remain with the Company through the end of the five-year performance period, except as specified in an employment agreement, and therefore serve to further advance our goal of retaining our talented executive officers and other key employees through this next transformational period in light of the risks we face as our achievements are increasingly recognized and competitors seek to hire our talented employees. Awards will generally only be payable prior to the end of the five-year performance period if we can achieve both our $6.00 adjusted EPS goal and a stock price of $73.33 per share, which would represent an extraordinary achievement by our leadership team in such a short period of time.

Compensate Executives Only After Shareholders Receive Newly Created Value. The One-Time Special Performance-Based Incentive Awards are also tied to driving the Company’s stock price upwards, providing full value to the participants only if -- in addition to achievement of significantly increased adjusted EPS -- our stock price increases to at least $73.33 per share during the performance period, thereby creating significant new value for shareholders before key employees are paid in full. Even if we achieve in full our $6.00 adjusted EPS goal, the awards will have no value if our stock price does not exceed $53.33 per share at the time of settlement. The minimum stock price of $53.33 per share represents a premium of two dollars above our closing price on the date of grant. When the Compensation Committee first reviewed the proposed structure of the program (including the minimum stock price) in October 2013, the minimum stock price represented a premium of more than 30% above the then-current trading price of our common stock.

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Executive Compensation for 2013

Expand Program to a Broader Group of Key Employees Critical to Achieving Our Ambitious Goal. The Compensation Committee and the independent Directors believe that it is critical for more than our named executive officers to participate in the One-Time Special Performance-Based Incentive Program. Mylan has a large and extremely talented workforce, and many of our other employees will be essential to achieving our ambitious strategic business goals. As a result, the Program will have more than 100 participants in multiple jurisdictions around the globe.

Minimize Share Usage and Maintain Acceptable Burn Rate. In adopting the program, the Compensation Committee and the independent Directors also gave consideration to striking the appropriate balance between further aligning the incentives of our executive officers and key employees and minimizing potential share dilution and maintaining an acceptable burn rate, in part by placing a cap on the awards’ potential value and in part by utilizing a mix of different award types (such as stock appreciation rights and performance-vesting restricted stock units) to deliver value to participants in an efficient manner that minimizes the number of outstanding awards and amount of share dilution. One-Time Special Performance-Based Incentive Awards have a value that increases solely to the extent our stock price exceeds $53.33 per share, but under the cap, appreciation in our stock price ceases to affect the value of awards if our stock price exceeds $73.33 per share. The cap value represents a premium of $20 per share above the $53.33 minimum stock price. This price level was chosen because it balances our goals of minimizing share usage and maintaining an acceptable burn rate while still creating a powerful incentive to execute on our five-year strategic business plan and to create significant shareholder value. Because of this cap, if all the awards granted to all participants (excluding subsequent grants for new hires) vested in full, the value of such awards would, at most, amount to less than 4% of the potential market capitalization created (relative to the $53.33 minimum stock price), with the other 96% directly benefiting shareholders, thereby fully aligning participants and shareholders. The Compensation Committee, the independent Directors, and their advisors believe that this amount is a reasonable and fair incentive -- that is all performance-based, with a five-year cliff vest, and tied to very ambitious goals -- to provide to our extraordinary and invaluable executive officers and key employees in the event that they meet such challenging goals and create such a substantial amount of value for shareholders. In the extraordinary event that our leadership team is able to achieve a stock price equal to the cap of $73.33 prior to the end of the 2018, the value of the awards under the program will be locked in based on that stock price realized for shareholders, but payment of the award value to employees will continue to be subject to the requirement that we first achieve our adjusted EPS goal.

Additional Terms. As of immediately prior to a change in control, the awards under the program will automatically be settled in the number of shares of Company common stock (or other consideration paid for shares of Company common stock in the change in control), representing the appreciation in value of our stock price above the minimum stock price (subject to the cap) as of such change in control. Thus, the awards will have no value in a change in control transaction except to the extent that our stock price appreciates above the minimum stock price.

Development and Adoption of the One-Time Special Performance-Based Incentive Program

The One-Time Special Performance-Based Incentive Program was developed by the Compensation Committee and the independent Directors through a rigorous, multi-layered process, with the advice of external experts in the field of executive compensation and incentives, including special incentive programs such as this one. Among others, the Board was advised by Meridian, the Compensation Committee’s independent advisor, as well as Pay Governance LLC, which was retained specifically to assist on this matter. In addition, in late 2013, as described above, members of our Board of Directors and senior management engaged in extensive outreach to shareholders regarding our compensation practices, including in-person meetings with shareholders representing more than 30% of our outstanding shares. In these meetings, we discussed the rationale, context, and importance of implementing such a program, given where Mylan is today and our stated future strategic business objectives. Shareholders expressed strong support for the establishment of an incentive plan for a large group of key employees tied to the creation of substantial new shareholder value, particularly the wholly performance-based aspects of the proposed plan and its five-year cliff vesting provisions. After taking into account the input from shareholders and our advisors, the Compensation Committee and the independent Directors adopted the One-Time Special Performance-Based Incentive Program to help us align our key employees with shareholders to achieve our long-term performance goal, retain key employees and substantially increase shareholder value.

2014 Annual Meeting of Shareholders

Named Executive Officer Awards

Following adoption of the One-Time Special Performance-Based Incentive Program, the Compensation Committee and the independent Directors approved grants of awards under the program to each of our NEOs in the form of stock appreciation rights (“SARs”), with a value linked to both achievement of our long-term performance goals and increases in our stock price, as described above, and contingent upon each NEO’s continued employment with the Company through 2018 (except as described above), subject to eligibility for vesting in the event of a change in control.

The following table shows the number of SARs granted to each of our NEOs in 2014. Because these grants were made in 2014, the value of these awards is not reflected in the 2013 Summary Compensation Table.

Number of SARs
Heather Bresch Chief Executive Officer	1,400,000
John D. Sheehan EVP and Chief Financial Officer	250,000
Rajiv Malik President	1,200,000
Harry Korman EVP and Chief Operating Officer	250,000
Robert J. Coury Executive Chairman of the Board	1,000,000

Shareholder Outreach and Changes to Compensation and Governance-Related Policies

Mylan values the opportunity to meet with shareholders during the year to discuss, among other matters, the Company’s operational and financial performance, the Board’s active involvement in the strategic direction of the Company, the Company’s management and governance structure, and compensation practices, as well as to understand concerns and priorities expressed by investors. In each of the last two years, and in light of 2013 and prior Say-on-Pay vote results, we have met with shareholders representing approximately 30 percent of the Company’s outstanding shares. Mylan participants during the most recent outreach meetings in December 2013 included, depending on the meeting, our Lead Independent Director and the Chair of the Compensation Committee, our Executive Chairman, and/or our Chief Financial Officer. We believe that these meetings provide vital information to us and also allow shareholders to express their views and better understand the context and rationales for our decisions with respect to matters of importance to them, including executive compensation.

As a result of the shareholder outreach efforts noted above and the Board’s active engagement with its team of expert advisors in the areas of corporate governance and compensation, we have implemented numerous changes to our compensation and governance practices (including the enhancements noted in the table below).

Matters discussed during our most recent shareholder outreach meetings included operational and financial performance, the continued effectiveness of the enhanced leadership structure implemented in 2012, the critical importance of maintaining employee morale and retaining talented employees, compensation and governance practices, long-term goals and strategies, and concerns that shareholders wished to discuss. During these meetings, shareholders informed us that they were supportive of our enhanced 2013 Proxy Statement disclosures, including the changes in our corporate governance and compensation practices. In particular, shareholders noted the increased alignment of management compensation with company performance, with approximately 80% of management target compensation tied to the Company’s stock price or the achievement of key financial and operational performance goals. Shareholders also supported our revised long-term incentive metrics of relative TSR and return on invested capital. We believe that we have substantially addressed concerns addressed by shareholders at these meetings. We believe these efforts -- together with our outstanding performance and high alignment between compensation and shareholder interests -- are reflected in the strong approval received from our shareholders for our compensation programs in our 2013 Say-on-Pay vote.

Our discussions with shareholders also addressed the importance of retaining and incentivizing our most important asset: our employees and leadership team. We believe that retention of our current leadership team will be critical to the Company’s success in achieving its ambitious target of $6.00 of adjusted EPS by the end of 2018, as well as developing strategies for sustainable growth into the next decade. Shareholders were supportive of this belief.

During the most recent meetings with shareholders in December 2013, we also discussed a special one-time realizable value incentive program similar to the one described on pages 35 to 38 of this Proxy Statement, to obtain their feedback on the contemplated program. During these meetings, we discussed the strategic context and rationale for the potential program, its performance-based foundation,

Executive Compensation for 2013

how it would tie to the Company’s overall strategic plan, and how the program would further strengthen alignment of senior management with shareholders to help create potentially significant new shareholder value. Shareholders expressed support for the program, particularly the facts that it was wholly performance based, had a five-year cliff vest, and was tied to the creation of significant new shareholder value.

The table on below lists the key enhancements to governance and compensation practices implemented in connection with our shareholder engagement over the past two years. The discussion on pages 35 to 38 of this Proxy Statement provides further detail regarding the One-Time Special Performance-Based Incentive Program. The discussion on pages 32 to 35 of this Proxy Statement addresses the Board’s plans for retaining the enhanced management structure and team that has proven so effective to date and which we believe remains critical to our long-term success.

Changes to Executive Compensation and Governance Policies

The principal changes to our executive compensation program and governance policies adopted in 2013 in connection with our shareholder outreach, in response to our 2013 and prior Say-on-Pay vote results, and/or based on the Board’s own independent analysis, are summarized in the table below.

Past Pay or Governance Practice	Changes Going Forward	Effective
LTI mix: 35% performance RSUs; 35% stock options; 30% RSUs	LTI mix: 60% performance RSUs; 20% stock options; 20% RSUs	2013
Both short and long-term incentive plans used adjusted EPS as the performance metric	Will not use same metric for short and annual long-term incentives (annual long-term metrics are return on invested capital and relative TSR)	2013
Single peer group of companies with revenues greater than 2.5x and smaller than 0.5x of Company’s revenues	Developed two peer groups for pay and performance reference: Life sciences peers (with revenues approximately 0.5x—2.5x Mylan); Pharmaceutical business competitors	2013
Single trigger vesting of annual equity awards on change in control	Double trigger vesting for future annual equity awards	2013
No clawback policy	Adopted a clawback policy	2013
No anti-hedging and pledging policy	Adopted an anti-hedging and pledging policy	2013
No related party transactions policy	Adopted a related party transactions policy	2013
No stock ownership requirements for non-employee Directors	Adopted ownership requirements for non-employee Directors	2013
Executive Chairman of the Board share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013
CEO share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013
NEOs with retirement benefit agreements received Company match on executive contributions to the 401(k) Restoration Plan	Discontinued	2013
No public disclosure of political contributions and trade association memberships	Political contributions and trade association memberships disclosed on the Company website	2013

In addition to the enhancements summarized above, we continue to maintain compensation practices that are consistent with our commitment to strong corporate governance, including the following, among others:

•	Rigorous performance goals for annual and long-term performance incentive awards.

•	Stock ownership requirements that align executives’ interests with those of shareholders.

•	No tax gross-ups provided on taxable income associated with perquisites.

•	No new agreements with executive officers that contain an excise tax gross-up for golden parachute payments or an income tax gross-up other than for policies that apply similarly to all employees of the Company, such as tax-equalization and relocation policies. The Company’s legacy transition and succession agreements provide excise tax gross-ups for golden parachute payments and were executed prior to the new policy, and have not subsequently been amended.

•	Compensation policies and practices designed to discourage excessive risk-taking, including qualitative factors that we believe restrain the influence of an overly formulaic approach, as well as an annual risk assessment of the Company’s pay practices.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Rodney L. Piatt, C.P.A. Wendy Cameron Mark W. Parrish

Executive Compensation for 2013

Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by the NEOs for 2013, 2012, and 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)	Total without Changes in Pension Value ($) (6)
Heather Bresch Chief Executive Officer	2013	1,080,769	—	3,960,020	995,198	2,200,000	339,202	471,971	9,047,160	8,707,958
	2012	998,077	—	2,843,741	1,378,127	2,375,000	1,959,617	405,683	9,960,245	8,000,628
	2011	884,615	360,000	5,143,746	973,516	1,440,000	489,645	406,157	9,697,679	9,208,034
John D. Sheehan Executive Vice President and Chief Financial Officer	2013	650,000	—	1,299,994	326,706	1,040,000	237,114	216,469	3,770,283	3,533,169
	2012	645,192	—	1,320,305	639,844	1,235,000	235,333	202,554	4,278,228	4,042,895
	2011	621,154	250,000	1,425,790	563,379	1,000,000	190,797	119,698	4,170,818	3,980,021
Rajiv Malik President	2013	840,385	—	2,380,011	598,127	1,564,000	429,750	2,384,328	8,196,601	7,766,851
	2012	784,615	—	1,949,997	945,003	1,520,000	703,658	3,843,617	9,746,890	9,043,232
	2011	691,667	280,000	3,371,869	630,987	1,120,000	464,225	390,283	6,949,031	6,484,806
Harry Korman Executive Vice President and Chief Operating Officer	2013	575,000	—	919,986	231,207	920,000	—	210,635	2,856,828	2,856,828
	2012	573,558	—	934,365	445,258	1,092,500	—	175,272	3,220,953	3,220,953
	2011	500,000	135,000	1,106,240	180,278	615,000	—	163,477	2,699,995	2,699,995
Robert J. Coury Executive Chairman	2013	1,350,000	—	4,319,975	1,085,667	2,700,000	4,796,967	1,157,391	15,410,000	10,613,033
	2012	1,346,654	—	4,387,499	2,126,251	3,206,250	15,890,041	1,076,075	28,032,770	12,142,729
	2011	1,784,615	900,000	6,750,006	2,596,054	3,600,000	4,550,033	1,157,062	21,337,771	16,787,738
(1)	Represents the grant date fair value of the stock awards granted to the NEO in 2013, 2012 and 2011, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 11 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(2)	Represents the grant date fair value of the option awards granted to the NEO in 2013, 2012 and 2011, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 11 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(3)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of this plan, see the Compensation Discussion and Analysis set forth above.

(4)	Represents the aggregate change in present value of the applicable NEO’s accumulated benefit under his or her respective Retirement Benefit Agreement (“RBAs”) or the Amended Retirement Benefit Agreement (“Amended RBA”) for Mr. Coury. The change in Mr. Coury’s benefit from 2012 to 2013 is primarily the result of two factors: (1) Mr. Coury vested in approximately one-half of his supplemental retirement benefit under the Amended RBA during 2013, and (2) offset by an increase in the discount rate required to be used to determine his reportable benefit amount as of December 31, 2013. The increases for Ms. Bresch and Messrs. Sheehan and Malik from 2012 to 2013 were principally the result of an additional year of credited service offset by the same impact of the increase in federal discount rates. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2013 financial statements. In 2013, the impact of the change in the applicable federal discount rates led to a decrease in the present value of accumulated benefits of approximately $0.6 million for Ms. Bresch, less than $0.1 million for Mr. Sheehan, $0.2 million for Mr. Malik, and $2.6 million for Mr. Coury. For further information concerning the Retirement Benefit Agreements, see the Pension Benefits for 2013 table set forth below and the discussion under “Retirement Benefit Agreements” on page 46 of this Proxy Statement.

(5)	Amounts shown in this column are detailed in the chart on the next page.

(6)	In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation less the change in pension value. The amounts reported in the Total without Changes in Pension Value column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Changes in Pension Value and Non-qualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables that are not related to Company performance, such as interest rates. Therefore, we believe shareholders may find the accumulated pension benefits in the Pension Benefits for 2013 table on page 45 of this Proxy Statement a more useful calculation of the pension benefits provided to the NEOs.

2014 Annual Meeting of Shareholders

Name	Fiscal Year	Use of Company Provided Automobile ($) (a)	Personal Use of Company Aircraft ($) (b)	Lodging Reimbursement ($) (c)	Relocation Reimbursement ($)	Expatriate Benefits ($) (d)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contribution ($) (e)	Restoration Plan Contribution ($) (f)	Other ($)(g)
Heather Bresch	2013	19,200	137,137	—	—	—	27,308	270,051	18,275
	2012	19,200	133,346	—	—	—	27,150	225,987	—
	2011	19,200	86,448	—	—	—	26,950	214,626	58,933
John D. Sheehan	2013	19,200	2,268	—	—	—	27,700	161,363	5,938
	2012	19,200	—	—	—	—	27,150	156,204	—
	2011	19,200	184	—	750	—	29,627	66,112	3,825
Rajiv Malik	2013	19,200	25,671	50,000	—	2,183,224	—	—	106,233
	2012	19,200	7,965	50,000	44,258	3,360,574	—	—	361,620
	2011	27,328	—	59,874	117,797	64,311	—	—	120,973
Harry Korman	2013	19,200	—	21,445	—	—	27,700	129,882	12,408
	2012	19,200	—	20,690	—	—	27,150	100,949	7,283
	2011	12,834	—	21,502	—	—	26,950	101,569	622
Robert J. Coury	2013	39,047	542,296	—	—	—	27,700	515,968	32,380
	2012	27,080	473,231	—	—	—	27,150	541,915	6,699
	2011	28,819	500,779	—	—	—	26,950	592,684	7,830
(a)	In the case of Ms. Bresch, Mr. Sheehan, Mr. Malik, and Mr. Korman, these numbers represent a vehicle allowance. For Mr. Coury, this number represents automobile lease and insurance costs.

(b)	Amounts disclosed represent the actual aggregate incremental costs incurred by Mylan associated with the personal use of the Company’s aircraft. Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away from home hanger fees, and other trip-related variable costs. Because the aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the NEO. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.

(c)	Represents a housing allowance afforded to Mr. Malik. For Mr. Korman, this represents the costs associated with his temporary housing in the Pittsburgh area in 2012 and 2013 and Morgantown in 2011.

(d)	Expatriate Benefits for Mr. Malik represent income taxes paid by the Company in connection with Mr. Malik’s expatriate assignment to the United States from India effective January 1, 2012. Specifically, Mr. Malik is responsible for, and has continued to pay taxes equal to those he would have been obligated for had he maintained his principal work location and residence in India rather than having transferred, at the Company’s request, to the United States, while the Company has responsibility for all additional taxes, including Mr. Malik’s tax obligations on the imputed income associated with the Company’s payment of taxes on his behalf. Amounts shown for 2012 and 2013 for Mr. Malik are net of the Company’s estimated tax refunds for each year. Estimated refunds were approximately $1.6 million for 2012 and $0.3 million for 2013.

(e)	In 2013, amounts disclosed for Ms. Bresch and Messrs. Sheehan, Korman, and Coury included a matched contribution of $9,808, $10,200, $10,200, and $10,200, respectively, and a profit sharing contribution from the Company of $17,500, $17,500, $17,500, and $17,500, respectively. In 2012, amounts disclosed for Ms. Bresch and Messrs. Sheehan, Korman and Coury included the total of a $10,000 matched contribution of each executive and a $17,150 profit sharing contribution from the Company. In 2011, the amounts disclosed for Ms. Bresch and Messrs. Korman and Coury included $9,800 as a matched contribution and $17,150 in Company profit sharing. For Mr. Sheehan, the amounts disclosed included $12,477 as a matched contribution and $17,150 in Company profit sharing. Effective April 1, 2013, Ms. Bresch and Messrs. Sheehan and Coury are no longer eligible to receive matching contributions under the Restoration Plan.

(f)	See pages 28 and 46 of this Proxy Statement for further information regarding Restoration Plan contributions.

(g)	Represents out-of-pocket medical, vision expenses, health insurance and life insurance retention plan premiums, country club memberships, and tickets to sporting or other events. For Mr. Malik, it also represents employer contributions to the Provident Fund, a statutory contributory pension fund in India. For Mr. Korman, it also represents the reimbursement of certain commuting expenses. For Mr. Sheehan in 2011, it represents tax gross-ups paid in respect of his relocation expenses as set forth in this table. As discussed in the Compensation Discussion and Analysis, Mr. Coury waived his right to an income tax gross-up on perquisites in 2011. For Ms. Bresch in 2011, it also represents amounts in tax equalization payments. The Company discontinued tax equalization payments effective January 1, 2012.

Executive Compensation for 2013

Grants of Plan-Based Awards for 2013

The following table summarizes grants of plan-based awards made to each NEO during 2013.

Name	Grant Date	Date of Comp	Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Comm Action	Threshold ($)	Target $)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)
Heather Bresch		2/27/2013	687,500	1,375,000	2,750,000	—	—	—	—	—	—	—
	3/6/2013		—	—	—	48,059	96,117	144,176	—	—	—	—
	3/6/2013		—	—	—	—	—	—	32,039	—	—	3,960,020
	3/6/2013		—	—	—	—	—	—	—	141,631	30.90	995,198
John D. Sheehan		2/27/2013	325,000	650,000	1,300,000	—	—	—	—	—	—	—
	3/6/2013		—	—	—	15,777	31,553	47,330	—	—	—	—
	3/6/2013		—	—	—	—	—	—	10,518	—	—	1,299,994
	3/6/2013		—	—	—	—	—	—	—	46,495	30.90	326,706
Rajiv Malik		2/27/2013	488,750	977,500	1,955,000	—	—	—	—	—	—	—
	3/6/2013		—	—	—	28,884	57,767	86,651	—	—	—	—
	3/6/2013		—	—	—	—	—	—	19,256	—	—	2,380,011
	3/6/2013		—	—	—	—	—	—	—	85,122	30.90	598,127
Harry Korman		2/27/2013	287,500	575,000	1,150,000	—	—	—	—	—	—	—
	3/6/2013		—	—	—	11,165	22,330	33,495	—	—	—	—
	3/6/2013		—	—	—	—	—	—	7,443	—	—	919,986
	3/6/2013		—	—	—	—	—	—	—	32,904	30.90	231,207
Robert J. Coury		2/27/2013	843,750	1,687,500	3,375,000	—	—	—	—	—	—	—
	3/6/2013		—	—	—	52,427	104,854	157,281	—	—	—	—
	3/6/2013		—	—	—	—	—	—	34,951	—	—	4,319,975
	3/6/2013		—	—	—	—	—	—	—	154,506	30.90	1,085,667
(1)	The performance goals under the short-term incentive compensation program applicable to the NEOs during 2013 are described above in the Compensation Discussion and Analysis.

(2)	Consist of PRSUs awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2013.”

(3)	Consist of time-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at the End of 2013.”

(4)	Represents the grant of ten-year stock options awarded under the 2003 Plan during 2013 to the NEOs at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at the End of 2013.”

(5)	Represents the grant date fair value of the specific award granted to the NEO. For information regarding assumptions used in determining such value, please refer to Note 11 to the Company’s Consolidated Financial Statements included in its 2013 Form 10-K filed with the SEC.

2014 Annual Meeting of Shareholders

Outstanding Equity Awards at the End of 2013

The following table sets forth information concerning all of the outstanding equity-based awards held by each NEO as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) ($) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Heather Bresch	75,000	—	17.4600	8/1/2015	—	—	—	—
	100,000	—	22.1400	1/31/2017	—	—	—	—
	142,222	—	21.1300	3/3/2020	—	—	—	—
	82,557	41,278	22.6600	3/2/2021	—	—	—	—
	58,669	117,337	23.4400	2/22/2022	—	—	—	—
	—	141,631	30.9000	3/6/2023	—	—	—	—
	—	—	—	—	14,894	646,400	71,988	3,124,279
	—	—	—	—	116,496	5,055,926	—	—
	—	—	—	—	37,329	1,620,079	65,326	2,835,148
	—	—	—	—	32,039	1,390,493	96,117	4,171,478
John D. Sheehan	8,826	23,888	22.6600	3/2/2021	—	—	—	—
	27,239	54,478	23.4400	2/22/2022	—	—	—	—
	—	46,495	30.9000	3/6/2023	—	—	—	—
	—	—	—	—	8,619	374,065	37,063	1,608,354
	—	—	—	—	17,331	752,165	30,330	1,316,322
	—	—	—	—	10,518	456,481	31,553	1,369,400
Rajiv Malik	120,000	—	22.1400	1/31/2017	—	—	—	—
	80,000	—	15.8000	7/27/2017	—	—	—	—
	96,296	—	21.1300	3/3/2020	—	—	—	—
	53,509	26,755	22.6600	3/2/2021	—	—	—	—
	40,230	80,460	23.4400	2/22/2022	—	—	—	—
	—	85,122	30.9000	3/6/2023	—	—	—	—
	—	—	—	—	9,654	418,984	49,233	2,136,712
	—	—	—	—	74,557	3,235,774	—	—
	—	—	—	—	25,597	1,110,910	44,795	1,944,103
	—	—	—	—	19,256	835,710	57,767	2,507,088
Harry Korman	4,732	—	21.1300	3/3/2020	—	—	—	—
		7,644	22.6600	3/2/2021	—	—	—	—
	9,463	38,553	23.4400	2/22/2022	—	—	—	—
	—	32,904	30.9000	3/6/2023	—	—	—	—
	—	—	—	—	2,758	119,697	15,170	658,378
	—	—	—	—	26,794	1,162,860	—	—
	—	—	—	—	12,265	532,301	21,464	931,538
	—	—	—	—	7,443	323,026	22,330	969,122
Robert J. Coury	165,700	—	23.2700	4/5/2016	—	—	—	—
	402,963	—	21.1300	3/3/2020	—	—	—	—
	220,152	110,076	22.6600	3/2/2021	—	—	—	—
	90,518	181,034	23.4400	2/22/2022	—	—	—	—
	—	154,506	30.9000	3/6/2023	—	—	—	—
	—	—	—	—	39,718	1,723,761	178,729	7,756,839
	—	—	—	—	57,594	2,499,580	100,789	4,374,243
	—	—	—	—	34,951	1,516,873	104,854	4,550,664

(1)	Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with the Company: the options at the $22.66 exercise price for Ms. Bresch, Messrs. Sheehan, Malik, Korman, and Coury vested on March 2, 2014; one-half of the unvested options at the $23.44 exercise price for Ms. Bresch and Messrs. Sheehan, Malik, Korman, and Coury vested on February 22, 2014, and the remaining options will vest on February 22, 2015; one-third of the unvested options at the $30.90 exercise price for Ms. Bresch, and Messrs. Sheehan, Malik, Korman, and Coury vested on March 6, 2014, and the remaining options will vest 50% on each of March 6, 2015 and 2016. Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, 100% of options become vested and vested options will remain exercisable for the remainder of the original term. In the case of options granted in 2013 to Ms. Bresch and Mr. Malik and in 2011, 2012, and 2013 to Mr. Coury, following termination of employment without “cause” or resignation for “good reason” (as determined pursuant to the applicable employment agreement), 100% of options become vested and vested options will remain exercisable for one year following termination.

Executive Compensation for 2013

(2)	Ms. Bresch’s 14,894 shares, Mr. Sheehan’s 8,619 shares, Mr. Malik’s 9,654 shares, Mr. Korman’s 2,758 shares, and Mr. Coury’s 39,718 shares vested on March 2, 2014; one-half of Ms. Bresch’s 37,329 shares, Mr. Sheehan’s 17,331 shares, Mr. Malik’s 25,597 shares, Mr. Korman’s 12,265 shares, and Mr. Coury’s 57,594 shares vested on February 22, 2014, and the remainder will vest on February 22, 2015. Except as described below, all of the other RSUs in the column for Ms. Bresch, Mr. Sheehan, Mr. Malik, Mr. Korman, and Mr. Coury vested one-third on March 6, 2014, and the remaining RSUs will vest 50% on each of March 6, 2014 and 2015. Ms. Bresch’s 116,496 shares, Mr. Malik’s 74,557 shares and Mr. Korman’s 26,794 shares will vest on December 31, 2014. In accordance with their terms, all of these awards granted prior to 2013, would vest upon a change in control or upon the executive officer’s retirement from the Company. In the case of awards granted in 2013, awards would vest upon either the executive officer’s retirement from the Company or upon (i) a change in control and (ii) an involuntary termination without cause or a voluntary resignation for good reason occurs within two years following the change in control, unless otherwise specifically determined by the Compensation Committee. In the case of awards granted in 2013 to Ms. Bresch and Mr. Malik and in 2011, 2012, and 2013 to Mr. Coury, the awards would also vest upon the executive’s termination without “cause” or resignation for “good reason” as defined in the applicable employment agreement.

(3)	The market value of RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2013.

(4)	The vesting of all of the PRSUs shown in this column is subject (or, in the case of the February and March 2014 vestings below, was subject) to the attainment of performance goals. On March 2, 2014, Ms. Bresch vested in 71,988 shares, Mr. Sheehan vested in 37,063 shares, Mr. Malik vested in 49,233 shares, Mr. Korman vested in 15,170 shares, and Mr. Coury vested in 178,729 shares. On February 22, 2015, Ms. Bresch is expected to vest in 65,326 shares, Mr. Sheehan is expected to vest in 30,330 shares, Mr. Malik is expected to vest in 44,795 shares, Mr. Korman is expected to vest in 21,464 shares, and Mr. Coury is expected to vest in 100,789 shares. On March 6, 2016, Ms. Bresch is expected to vest in 96,117 shares, Mr. Sheehan is expected to vest in 31,553 shares, Mr. Malik is expected to vest in 57,767 shares, Mr. Korman is expected to vest in 22,330 shares, and Mr. Coury is expected to vest in 104,854 shares. The other awards are expected to vest in full upon the earliest to occur of (i) February 22, 2015 or March 6, 2016, provided that the performance goals have been satisfied, (ii) a change in control, (iii) the executive’s death or disability, and (iv) in the case of awards granted in 2013 to Ms. Bresch and Mr. Malik and in 2011, 2012, and 2013 for Mr. Coury, the executive’s termination without “cause” or resignation for “good reason” as defined in the applicable employment agreement. Any outstanding shares subject to the award that remain unvested as of February 22, 2015 or March 6, 2016 will be forfeited.

Option Exercises and Stock Vested for 2013

The following stock awards were exercised or became vested for the NEOs during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Heather Bresch	172,000	3,258,312	99,815	2,983,527
John D. Sheehan	118,950	2,221,503	42,940	1,246,871
Rajiv Malik	121,207	3,450,666	67,313	2,011,786
Harry Korman	107,184	1,755,222	22,695	676,251
Robert J. Coury	—	—	272,016	8,155,429
(1)	This number of vested shares includes PRSU awards described above in the Compensation Discussion and Analysis. The number of PRSUs that vested at target amounts were 56,791 for Ms. Bresch, 38,452 for Mr. Malik, 20,322 for Mr. Sheehan, 11,832 for Mr. Korman, and 160,909 for Mr. Coury.

Pension Benefits for 2013

The following table summarizes the benefits accrued by the NEOs as of December 31, 2013 under the RBA (or deferred compensation plan, in the case of Mr. Malik) in effect with the NEO. The Company does not sponsor any other defined benefit pension programs covering the NEOs.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Heather Bresch	Retirement Benefit Agreement	9	4,111,569	—
John D. Sheehan	Retirement Benefit Agreement	3	758,643	—
Rajiv Malik	The Executive Plan for Rajiv Malik(3)	N/A	282,208	—
Rajiv Malik	Retirement Benefit Agreement	7	2,065,140	—
Harry Korman	N/A	N/A	—	—
Robert J. Coury	Retirement Benefit Agreement	12	46,426,368	—

(1)	Mr. Korman is not party to a Retirement Benefit Agreement.

(2)	See page 28 of this Proxy Statement for further information on the value of the accumulated pension benefit.

(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.

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Nonqualified Deferred Compensation

The following table sets forth information relating to the Mylan 401(k) Restoration Plan for 2013 (the “Restoration Plan”). There was no NEO participation in the Mylan Executive Income Deferral Plan in 2013.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Heather Bresch	876,739	163,569	270,051	196,360	—	1,506,719
John D. Sheehan	512,552	114,100	161,363	112,358	—	900,373
Rajiv Malik	—	—	—	—	—	—
Harry Korman	523,642	79,720	129,882	95,659	—	828,903
Robert J. Coury	2,216,511	172,051	515,968	411,308	—	3,315,838
(1)	These amounts represent Company contributions for each NEO. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table. Such contributions were discontinued effective April 1, 2013.

(2)	These amounts include earnings (losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our NEOs are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

Restoration Plan

The Restoration Plan permits employees (including the Chief Executive Officer, Chief Financial Officer and other NEOs) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code, to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code. Company matching contributions immediately vest and Company profit-sharing contributions are subject to an initial three year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her matching contributions or non-elective contributions. Distributions of a participant’s vested account balance will be made in a lump sum within sixty days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

Effective April 1, 2013, Ms. Bresch and Messrs. Sheehan and Coury are no longer eligible to receive matching contributions under the Restoration Plan.

Retirement Benefit Agreements

In December 2004, the Company entered into an RBA with Mr. Coury. This RBA has been modified from time to time (the “Amended RBA”). Additionally, the Company entered into RBAs with Ms. Bresch and

Mr. Malik in August 2009, and Mr. Sheehan in February 2011 (together with Mr. Coury’s Amended RBA, the “RBAs”). The information below is based upon the RBAs in effect as of December 31, 2013.

Pursuant to the Amended RBA, upon any termination of employment, Mr. Coury is entitled to receive a lump sum retirement benefit (the “Retirement Benefit”) equal to the present value of a monthly retirement benefit equal to 50% of the sum of his base salary as of December 31, 2011, and the average of the three highest annual cash bonuses paid to Mr. Coury during the five years preceding January 1, 2012, for a period of 15 years, discounted to Mr. Coury’s current age from 55. As a result of his years of service, Mr. Coury has fully vested in his Retirement Benefit. Pursuant to the terms of the Amended RBA, Mr. Coury is eligible to receive a supplemental retirement benefit equal to 20% of the sum of his base salary as of December 31, 2011 and the average of the three highest annual cash bonuses paid to Mr. Coury in the five years preceding January 1, 2012 (the “Supplemental Retirement Benefit”). The Supplemental Retirement Benefit vested 50% on January 1, 2013 and 50% on January 1, 2014. If prior to January 1, 2014, (i) there had occurred a change in control (as defined in the Amended RBA) and Mr. Coury was employed by the Company immediately prior to such change in control, or (ii) Mr. Coury’s employment would have terminated for any reason other than “cause” or resignation without “good reason” (each as defined in Mr. Coury’s employment agreement), the Supplemental Retirement Benefit would have fully vested. For a discussion of this Supplemental Retirement Benefit, see the Compensation Discussion and Analysis set forth above.

Pursuant to the RBAs of Ms. Bresch and Messrs. Sheehan and Malik, upon retirement following

Executive Compensation for 2013

completion of ten or more years of service, each executive would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20%, 15%, and 15%, respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years, discounted to the executive’s current age from age 55. Having completed nine years of continuous service as an executive, Ms. Bresch is now vested 90% in her retirement benefit, with an additional 10% of the retirement benefit vesting after an additional year of service in February 2014. Mr. Sheehan completed his third year of service with the Company on April 1, 2013, and has not vested in his retirement benefit. Upon completing two additional years of service with the Company, he will become 50% vested in his retirement benefit with an additional 10% vesting each year of service for up to five additional years. Mr. Malik has completed seven years of continuous service with the Company, and has vested 70% in his retirement benefit, with an additional 10% of the retirement benefit vesting after each year of service for up to three additional years.

Upon the occurrence of a change in control of the Company, each executive would become fully vested in his or her retirement benefit and would be entitled to receive a lump sum payment equal to the net present value of the retirement benefit, further discounted to the executive’s current age from age 55, as soon as practicable following any subsequent termination of employment. If an executive dies while employed by the Company, the executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the executive’s current base salary or (ii) the net present value of the retirement benefit.

Ms. Bresch, Mr. Sheehan, and Mr. Malik’s RBAs provide that if the executive’s employment is terminated without cause or for good reason, the executive will receive additional years of service credit corresponding to the applicable severance multiplier under his or her Transition and Succession Agreement.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, the Company refuses, fails or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payment under the RBA.

Ms. Bresch, Mr. Sheehan and Mr. Malik’s RBAs provide that during the five-year period following termination, except for any termination occurring following a change in control, the Company may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of December 31, 2013 is at “Potential Payments Upon Termination or Change in Control” on page 48 of this Proxy Statement. For illustrative purposes, we have assumed that Mr. Coury’s Supplemental Retirement Benefit was fully vested on December 31, 2013 and Ms. Bresch’s retirement benefit is fully vested on December 31, 2013.

In 2007, the Company established a nonqualified deferred compensation plan for Mr. Malik, who was then living outside the U.S. and therefore unable to participate in the Company’s 401(k) plan. Although the Company no longer contributes to the account, the plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

Employment Agreements

The Company was party to employment agreements with each of the NEOs in 2013. The information below is based on the employment agreements in effect as of December 31, 2013. For a description of the recently amended employment agreements with Ms. Bresch and Messrs. Malik and Coury, see “Extension of Senior Executive Employment Agreements” on page 33 of this Proxy Statement.

Mr. Coury. The Company and Mr. Coury entered into an employment agreement in October 2011, effective January 1, 2012, to reflect his becoming Executive Chairman in 2012. Mr. Coury’s employment agreement has a term of three years (through January 1, 2015, unless earlier terminated or extended in accordance with its terms). Pursuant to his employment agreement in effect as of December 31, 2013, Mr. Coury is entitled to an annual base salary of $1,350,000 and is eligible for an annual performance-based target bonus of at least 125% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company at the discretion of the

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Compensation Committee and to receive employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions of Mr. Coury’s employment agreement in effect as of December 31, 2013, please see below, at “Potential Payments Upon Termination or Change in Control” on page 48 of this Proxy Statement.

Ms. Bresch, Mr. Sheehan, Mr. Malik, and Mr. Korman. The Company entered into amended and restated employment agreements with Ms. Bresch, Mr. Malik and Mr. Korman in October 2011, effective January 1, 2012 and entered into an amended and restated employment agreement with Mr. Sheehan in July 2013. Each of these agreements provides for the payment of a minimum base salary of $1,000,000, $650,000, $800,000, and $575,000 with respect to Ms. Bresch and Messrs. Sheehan, Malik, and Korman, respectively, subject to reduction in the event of similar decreases among the Company’s executives in the case of Ms. Bresch and Messrs. Malik and Korman. Each employment agreement also provides for the executive’s eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company.

The agreement with Ms. Bresch provides for a target bonus equal to 125% of base salary. The agreements with each of Messrs. Sheehan, Malik, and Korman provide for a target bonus equal to 100% of each executive’s base salary. Each of Ms. Bresch, Messrs. Sheehan, Malik, and Korman’s agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions under these agreements, please see immediately below, at “Potential Payments Upon Termination or Change in Control”.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the termination and change in control-related provisions of the employment agreements, RBAs and transition and succession agreements entered into between the Company and the applicable NEO and in effect as of December 31, 2013, and termination of employment and change in control provisions under the Company’s 2003 Long-Term Incentive Plan, as amended.

Termination Under Employment Agreements

Mr. Coury. Under Mr. Coury’s employment agreement in effect as of December 31, 2013, if Mr. Coury’s employment were terminated for any reason, he will be entitled to a payment equal to three (3) times his “annual cash compensation” (defined as the sum of Mr. Coury’s base salary as in effect on December 31, 2011, plus the higher of (i) the average annual bonus awarded to Mr. Coury with respect to 2009, 2010 and 2011 or (ii) Mr. Coury’s 2011 target bonus), and a pro-rated annual bonus for the year of termination based on actual performance, which would be reduced by Company-provided death benefits in the event of the termination of Mr. Coury’s employment due to death. Mr. Coury will also be provided with continued health and other benefits and aircraft usage for three (3) years following any such termination of employment, and will be eligible to participate in the Company’s Supplemental Health Insurance Plan. In addition, if Mr. Coury’s employment is terminated without “cause” or for “good reason” (each as defined under his employment agreement in effect as of December 31, 2013), all pre-2012 equity-based awards held by Mr. Coury and outstanding at the time of such termination of employment will fully vest and, pursuant to applicable individual award agreements, all equity-based awards granted following 2012 will fully vest as well.

If Mr. Coury’s employment with the Company had terminated on December 31, 2013, by the Company without cause or by Mr. Coury for good reason prior to a change in control, under his current employment agreement he would have been entitled to cash severance payments and other benefits having an aggregate value of $23,924,035, and equity awards having an intrinsic value as of December 31, 2013 of approximately $30,249,699 would have become vested. If Mr. Coury’s employment with the Company had terminated on December 31, 2013, because of his death, he would have been entitled to cash severance payments and other benefits under his employment agreement in effect as of December 31, 2013 (including equity awards) having an aggregate value of $50,804,878. If Mr. Coury’s employment with

Executive Compensation for 2013

the Company had terminated on December 31, 2013, because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement in effect as of December 31, 2013 (including equity awards) having an estimated aggregate value as of December 31, 2013 of $54,173,734.

Ms. Bresch. Under Ms. Bresch’s employment agreement in effect as of December 31 2013, if Ms. Bresch were to resign for “good reason” or be terminated by the Company without “cause” (each as defined in her employment agreement in effect as of December 31, 2013), or if her employment were terminated due to death or disability, in each case, prior to a change in control, she would be entitled to a lump sum payment equal to two times her annual base salary, two years of health benefits at the Company’s cost, and a pro rata bonus based upon the actual bonus she would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Ms. Bresch’s employment due to death or disability. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Ms. Bresch would vest. In addition, pursuant to the applicable individual award agreements, if Ms. Bresch’s employment is terminated without cause or for good reason, all outstanding equity-based awards granted to Ms. Bresch in 2013 will fully vest. Pursuant to the terms of Ms. Bresch’s employment agreement in effect of December 31, 2013, if the term of employment were not extended or renewed, she would have been entitled to the same payments and benefits as if she had been terminated without cause. If the Company had offered to renew Ms. Bresch’s term of employment on substantially similar terms and conditions, and Ms. Bresch rejected such offer, she would have been entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Ms. Bresch’s employment had been terminated on December 31, 2013, by the Company without cause or by Ms. Bresch for good reason prior to a change in control, she would have been entitled to cash severance and other benefits under her employment agreement in effect as of December 31, 2013 and equity awards having an estimated aggregate value of $11,798,211. If Ms. Bresch’s employment with the Company had terminated on December 31, 2013 because of her death or disability, she would have been entitled to cash severance payments and other benefits under her employment agreement in effect as of December 31, 2013 and equity awards having an aggregate value of $28,278,195.

Mr. Sheehan. Under Mr. Sheehan’s employment agreement, if Mr. Sheehan were to resign for “good reason” or be terminated by the Company without “cause” (each as defined under his current employment agreement), or if his employment were terminated due to death or disability, in each case, prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at the Company’s cost, plus a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Mr. Sheehan’s employment due to death or disability. If the term of employment in Mr. Sheehan’s current employment agreement is not extended or renewed on terms mutually acceptable to him and the Company, by the terms of his employment agreement, he would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Sheehan’s employment had been terminated on December 31, 2013, by the Company without cause or by Mr. Sheehan for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,722,939. If Mr. Sheehan’s employment with the Company had terminated on December 31, 2013, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $9,763,912.

Mr. Malik. Under Mr. Malik’s employment agreement in effect as of December 31, 2013, if Mr. Malik were to resign for “good reason” or be terminated by the Company without “cause” (each as defined in his employment agreement in effect as of December 31, 2013), or if his employment agreement were terminated due to death or disability, in each case, prior to a change in control, he would be entitled to a lump sum payment equal to one and one half times his annual base salary, 18 months of health benefits at the Company’s cost, and a pro rata bonus based upon the actual bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Mr. Malik’s employment due to death or disability. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Mr. Malik would vest. In addition, pursuant to the applicable individual award agreements, if Mr. Malik were to resign for

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good reason or be terminated by the Company without cause, all outstanding equity-based awards granted to Mr. Malik in 2013 will fully vest. Pursuant to the terms of Mr. Malik’s employment agreement in effect as of December 31, 2013, if the term of employment were not extended or renewed, he would have been entitled to the same payments and benefits as if he had been terminated without cause. If the Company had offered to renew Mr. Malik’s term of employment on substantially similar terms and conditions, and Mr. Malik rejected such offer, he would have been entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Malik’s employment had been terminated on December 31, 2013, by the Company without cause or by Mr. Malik for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement in effect as of December 31, 2013 and equity awards having an estimated aggregate value of $7,296,400. If Mr. Malik’s employment with the Company had terminated on December 31, 2013, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his current employment agreement and equity awards having an aggregate value of $18,303,762.

Mr. Korman. Under Mr. Korman’s employment agreement, if Mr. Korman were to resign for “good reason” or be discharged by the Company without “cause” (each as defined in his current employment agreement) or if his employment were terminated due to death or disability, in each case, prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at the Company’s cost and a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Mr. Korman’s employment due to death or disability. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Mr. Korman would vest. If the term of employment in Mr. Korman’s current employment agreement is not extended or renewed, he will be entitled to the same payments and benefits as if he had been terminated without cause.

If Mr. Korman’s employment had been terminated on December 31, 2013, by the Company without cause, he would have been entitled to cash severance and other benefits under his current employment agreement having an estimated aggregate value of

$1,528,702. If Mr. Korman’s employment with the Company had been terminated on December 31, 2013, because of death or his disability, he would have been entitled to benefits under his current employment agreement and equity awards having an aggregate value of $7,564,978.

Retirement Benefit Agreements

Mr. Coury. If the employment of Mr. Coury had terminated for any reason on December 31, 2013, Mr. Coury would have been entitled to an estimated lump sum payment equal to $46,426,368 under his Amended RBA.

Ms. Bresch, Mr. Sheehan, and Mr. Malik. If the employment of each of Ms. Bresch, Mr. Sheehan, and Mr. Malik had terminated for any reason on December 31, 2013, each of the executives would have been entitled to lump sum payments having the following estimated values under their respective RBAs: (i) in the case of termination by the Company for “cause” or by the executive without “good reason”, as defined in the executive’s employment agreement, $4,111,569; $0; $2,065,140, respectively; (ii) in the case of a termination by the Company without cause or by the executive for good reason, $4,111,569; $1,300,532; and $2,950,200, respectively; and (iii) in the case of termination because of death or disability, $4,111,569; $2,167,553; and $2,950,200, respectively. If a change in control had occurred on December 31, 2013, each of Ms. Bresch, Mr. Sheehan, and Mr. Malik would be entitled upon a simultaneous termination of employment to the benefit the executive would have been entitled to under her or his RBA in the case of termination because of death or disability.

Termination Under Transition and Succession Agreements (Change in Control)

Mr. Coury. Pursuant to Mr. Coury’s employment agreement in effect as of December 31, 2013, Mr. Coury waived his right to the cash severance payments and continuation benefits under his transition and succession agreement dated December 2, 2004, as amended. This waiver does not apply to Mr. Coury’s right under the transition and succession agreement to receive from the Company a gross-up payment for any excise tax on “excess parachute payments” and reimbursement of legal fees associated with good faith disputes regarding termination of employment, in seeking benefits under the transition and succession agreement.

Pursuant to Mr. Coury’s employment agreement in effect as of December 31, 2013, if a change in control had occurred on December 31, 2013, and Mr. Coury’s employment had been terminated without cause or for good reason on the same date, then Mr.

Executive Compensation for 2013

Coury would not have been entitled to payment of cash severance or continuation benefits under his transition and succession agreement. However, under his employment agreement in effect as of December 31, 2013, he would be entitled to the cash severance and other benefits described above under “Employment Agreements.” Under his transition and succession agreement, Mr. Coury would not have been entitled to an excise tax gross-up payment.

Ms. Bresch, Mr. Sheehan, Mr. Malik, and Mr. Korman. The transition and succession agreements with the other NEOs provide that if the executive’s employment is terminated other than for cause (including death or disability) or if the executive terminates his or her employment for good reason, in each case prior to a change in control under certain circumstances (such as in the event the termination arose in connection with the change in control) or within two years following the occurrence of a change in control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change in control, the executive would become entitled to receive a lump sum severance payment, equal to, in the case of Ms. Bresch and Messrs. Sheehan and Malik, the higher of (i) the compensation and benefits payable under his or her employment agreement as if the change in control were deemed to be a termination without cause under the employment agreement and (ii) a lump sum severance payment in an amount equal to three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, or, in the case of Mr. Korman, a lump-sum severance payment in an amount equal to three times the sum of base salary and the higher cash bonus paid to Mr. Korman by the Company as reflected on Mr. Korman’s W-2 in (x) the tax year immediately preceding the year in which the date of termination occurs or (y) the year in which the change in control occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of the executive’s termination due to death or disability. Each executive would additionally be entitled to continuation of health and insurance benefits for a period of three years. The transition and succession agreements for each of these NEOs also provide for a gross-up payment for any excise tax on “excess parachute payments.”

If a change in control had occurred on December 31, 2013, and the employment of each of Ms. Bresch, Mr.

Sheehan, Mr. Malik, and Mr. Korman had been terminated on the same date under circumstances entitling them to payments under their transition and succession agreements, the executives would have been entitled to cash severance and other benefits (which includes the vesting of equity awards and the valuation of other perquisites and are in addition to the Retirement Benefit which they would receive as described above) having an estimated aggregate value as follows: for Ms. Bresch, $37,071,245; for Mr. Sheehan, $15,119,366; for Mr. Malik, $24,592,563; and for Mr. Korman, $12,849,987. Ms. Bresch, Mr. Sheehan, Mr. Malik, and Mr. Korman would also have been entitled to a gross-up payment for excise taxes estimated at $10,719,071, $6,415,664, $7,221,611, and $3,946,264, respectively.

2003 Long-Term Incentive Plan, as amended

The Company’s 2003 Long-Term Incentive Plan, as amended, provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the plan), (i) each stock option and SAR outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and RSUs will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

With respect to annual equity awards granted in 2013, the applicable award agreements contain “double trigger” vesting provisions that provide for accelerated vesting only if (i) there has be a change in control and (ii) an involuntary termination without cause or a voluntary resignation for good reason occurs within two years following the change in control, unless otherwise specifically determined by the Compensation Committee.

A description of the material terms that apply to stock options and restricted stock awards held by the NEOs may be found in the footnotes to the table above entitled “Outstanding Equity Awards at End of 2013”. If a change in control had occurred on December 31, 2013, the intrinsic value of vesting equity-based awards held by the NEOs would have equaled approximately: for Mr. Coury, $30,249,699; for Ms. Bresch, $23,812,328; for Mr. Sheehan $8,040,973; for Mr. Malik, $15,414,186; and for Mr. Korman, $6,036,276.

Item 3—Advisory Vote on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, our shareholders have the opportunity to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC rules.

As described in detail under the heading “Executive Compensation--Compensation Discussion and Analysis,” the overall objective of our executive compensation program is to help create long-term value for our shareholders by attracting and retaining individuals of the highest caliber, emphasizing pay-for-performance compensation, and aligning the long-term interests of our executives with those of our shareholders. Please see the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our NEOs.

We are asking shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the NEOs’ compensation.

Given the demonstrated, outstanding short and long-term performance described above, including record revenues, adjusted EBITDA, and adjusted earnings per share realized in 2013 -- under the leadership of the NEOs -- the Board asks shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed on pages 18 through 51 of the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board will take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.

We provide our shareholders with an annual say-on-pay vote and the next vote will be at the 2015 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

Item 4—Shareholder Proposal—Adoption of “One-Size-Fits-All” Policy Requiring an Independent Chairman of the Board

The Comptroller of the City of New York Office, 1 Centre Street, New York, NY 10007-2341, on behalf of the New York City’s Employee’s Retirement System, the New York City Fire Department Pension Fund, the New York City Teacher’s Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement Fund, who are collectively the beneficial holder of 2,458,252 shares of Mylan Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

RESOLVED: Shareholders of Mylan, Inc. request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the corporation or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

Supporting Statement

At present, the Company has an executive chairman of the board who is the former CEO of the company. The board is obligated to exercise independent oversight of the CEO and management and to protect the interests of shareholders. As Executive Chairman, Mr. Coury is expected to have a close working relationship with senior executives, many of whom he hired as part of his management team while CEO, which can compromise his independence and objectivity.

Keeping a former CEO on the board may delay the maximization of shareholder value and negatively impact corporate performance (see The Conference Board. “Retaining Former CEOs on the Board,” and Quigley and Hambrick. “When the Former CEO Stays on as Board Chair”). The presence of former CEOs, who tend to remain significantly involved in running the company, makes it difficult for a new CEO to review and change past strategies. With former CEOs remaining on the board for an average of five years, this can cause a significant delay in maximizing shareholder value.

We believe an independent board leadership structure is in the best interest of shareholders and the company to avoid potential conflicts and maximize shareholder value. If the board believes the company’s former CEO can contribute valuable skills and experience necessary for a transition period, it can retain him as a consultant. Additionally, the company continues to receive significant vote against say on pay — a strong indication that independent oversight is needed.

Board leadership structure in the U.S. is slowly trending towards an independent chairperson. Twenty-one percent of S&P 500 companies now have an independent chair compared to 9% in 2003 (Spencer Stuart Board Index). Approximately 73% of directors on boards with an independent chairperson believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors) and more that 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

Despite these strides, the U.S. lags the rest of the world in adopting this best practice. Companies with independent board chairs comprise 76% of FTSE 100 index in the United Kingdom, 55% of the Toronto Stock Exchange 60, and 50% for German DAX 30 index, according to findings by Deloitte (Board Leadership: A Global Perspective, 2011).

The proposal received a strong 41% support last year, up from 35% in 2012. We urge shareholders to vote for the proposal.

2014 Annual Meeting of Shareholders

Board of Directors’ Statement in Opposition

Your Board of Directors recommends that you vote “AGAINST” this proposal, which we believe is inconsistent with the best interests of the Company and its shareholders, as well as factually incomplete.

The proponent asks shareholders to approve a mandatory shift in the future leadership structure of Mylan -- without any factual basis and at a time when Mylan has been performing, and continues to perform, at record levels. We note that the proponent submitted a similar proposal last year, and the majority of shareholders rejected it. Rather than citing facts specific to your Company or its Board of Directors in support of this proposal, the proponent instead relies on a rigid “one-size-fits-all” philosophy that ignores the vitality and efficacy of our current leadership structure and the outstanding performance of your Company -- a philosophy that is out of sync with the majority of corporate America.

Your Board believes that retaining the flexibility to determine the right person to serve as Chairman, whether an executive or not, is critical to the ongoing leadership, oversight, and direction of your Company. Our decisions on leadership are not -- and should not be -- made in a vacuum pursuant to a pre-designated formula. Rather, they are made in the context of the strength and maturity of the Company, its businesses, corporate strategies, the respective strengths and capabilities of our fellow Directors and management, the opportunities and challenges faced by the Company, the Company’s talent pool and succession planning, the markets in which the Company operates, and many other factors that are considered when determining the leadership structure of the Company at any given time.

Moreover, we respectfully submit that, when the rationale for this shareholder’s proposal is read in relation to the performance of Mylan over the past 5 years -- a significant time frame according to the proponent -- as well as the Company’s long-term projections -- this shareholder’s justification is, simply, without merit. Accordingly, for the reasons discussed below, we believe that adoption of the proponent’s broad brush, formulaic approach to corporate governance would not be in Mylan’s or its shareholders’ best interests.

Mylan’s consistent record of performance over the past 5 years flatly contradicts the proponent’s primary theory that “[k]eeping a former CEO on the board may delay the maximization of shareholder value and negatively impact corporate performance.” As demonstrated by the chart below, during the past 5 years alone -- while Mr. Coury has served as an executive Chairman -- Mylan has consistently produced outstanding top and bottom line growth. Under the leadership of Mr. Coury over our very successful management team during that period, your Company has achieved compound annual growth of 8 percent in adjusted revenues, 12 percent in adjusted EBITDA, and 22 percent in adjusted EPS.

*	2009 total adjusted revenue as well as adjusted EBITDA and adjusted EPS for all years differ from what is reported under GAAP. See Appendix A for a reconciliation to the most comparable GAAP measures.

(a)	$ in millions.

GAAP 2009 revenue (millions) was $5,093. For the years 2009 through 2013, GAAP net earnings (millions) were $233; $345; $537; $641; and $624, respectively, and GAAP EPS was $0.30; $0.68; $1.22; $1.52; and $1.58, respectively.

This exceptional performance also has yielded outstanding shareholder value. During that same 5-year time frame, Mylan’s total shareholder return substantially outpaced that of its peers in the S&P 500 Index and the S&P Pharmaceuticals Index.

*	TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2013.

Moreover, during the past year -- with Mr. Coury serving as Executive Chairman -- Mylan continued its strong performance, with record revenues of approximately $6.9 billion, adjusted EBITDA of approximately $2.0 billion, and adjusted EPS of $2.89. Mylan also once again outpaced its peers in the S&P 500 and the S&P 500 Pharmaceuticals Index for one-year total shareholder return.

*	TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2013.

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Item 4—Shareholder Proposal—Adoption of “One-Size-Fits-All” Policy Requiring an Independent Chairman of the Board

Further, we believe that Mylan is poised for another highly successful year in 2014, and our powerful global commercial and operating platform gives the Board great confidence in the projected long-term prospects of the Company. As detailed elsewhere in this Proxy Statement, the Company has a target of achieving at least $6.00 in adjusted diluted earnings per share by 2018. Clearly, Mr. Coury’s leadership of the Company and the Board has served, and continues to serve the Company, the Board, management, and shareholders well.

Moreover, as discussed in greater detail below, the proponent’s argument that a non-executive chairman is somehow necessary in the interest of good corporate governance is based on speculation and a formulaic ideology that reflects neither the state of corporate America nor facts specific to your Company. It is noteworthy that the vast majority of American companies have a Chairman who is or was previously an executive of the Company. More specifically, the proponent points to no facts demonstrating that such a change in fact is needed at Mylan or would serve the interest of Mylan and its shareholders. Certainly there is no basis for adopting a rigid future requirement that would limit the Board’s options to select the individual who they believe would best lead the Board in the future.

Accordingly, your Board firmly believes:

•	The current Board structure, including leadership by an Executive Chairman, is the most effective structure for your Company at this time and for the foreseeable future, as demonstrated by the outstanding past and current performance of the Company;

•	The proponent’s supporting data does not tell the whole story, and in fact the proponent’s data does not support its proposal;

•	The Board’s independent Directors and corporate governance structures ensure robust, strong, sustainable, and ongoing independent oversight of your Company and its management; and

•	The inflexible policy suggested by the proponent is inconsistent with the interests of good corporate governance and with the board structure at the vast majority of American companies.

* * * * *

One of the most important roles of a Board of Directors is to carefully assess and determine Board and management composition, structure, performance, and personnel. Based on careful evaluation and years of experience with an Executive Chairman, your Board has determined that the current structures are in the best interests of the Company and its shareholders at this time and for the foreseeable future. This determination is based on, among other factors, your Board’s deep and unique knowledge of the complexity, size, and dramatic growth of the Company, the Company’s businesses, operations, vision, culture, and strategies, as well as the challenges and opportunities expected in the near, medium, and long-term. Given this unique knowledge, we firmly believe that the Board is in the best position to evaluate and determine the ideal Board and management structure of the Company at any given time, and that the “one-size-fits-all” approach to corporate governance reflected in the proposal is not in the best interests of the Company or its shareholders. Finally, the Board believes that -- based on management’s track record and the Company’s performance over the past decade -- the inflexible policy proposed could in fact be contrary to the objective of maximizing shareholder value.

1.	The Independent Directors Exercise Strong, Independent Oversight of Management.

Your Board takes its fiduciary responsibility very seriously, and has been and remains steadfastly committed to making decisions that it believes best serve the Company as well as the interests of shareholders. In addition to the careful discharge of its fiduciary duties, the following Board structures and practices help to support, ensure, and demonstrate the Board’s continuing, effective, and independent oversight of management:

•	Director Independence. All but three of the Company’s thirteen Board members are independent, as defined under the NASDAQ listing standards and our Corporate Governance Principles.

•	Lead Independent Director. Pursuant to the Company’s Corporate Governance Principles, the independent members of the Board annually elect a Lead Independent Director, currently Mr. Piatt. The Lead Independent Director’s authority includes, among other matters:

–	Presiding at any executive sessions of independent Directors (without management present) and at meetings of the Board at which the Chairman is not present;

–	Calling meetings of the independent Directors;

–	Serving on the Board’s Executive Committee;

–	Approving, and consulting with the Chairman in determining, Board meeting agendas and Board meeting schedules; and

–	Serving as the point person for shareholders wishing to communicate with the Board and as a liaison between the Chairman and independent Directors.

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2014 Annual Meeting of Shareholders

•	Independent Board Committees. All members of the Board’s Audit, Compensation, Compliance, Finance, and Governance and Nominating Committees are independent Directors. This means that oversight of critical matters such as the integrity of the Company’s financial statements, capital structure, executive compensation, the nomination of Directors, and evaluation of the Board and key Committees is entrusted to independent Directors. These Committees collectively met 38 times in 2013.

•	Corporate Governance Principles. The Board’s affairs are conducted in accordance with our Corporate Governance Principles, which address, among other matters, the duties and responsibilities of the Board and Board Committees, the election and responsibilities of the Lead Independent Director, director qualifications, and rights of Board members.

•	Unrestricted Access to Management and External Advisors. The Board and each of its Committees have unrestricted access to management and the authority to retain independent legal, accounting, and other experts and consultants to advise the Board and the Committees as they may deem appropriate.

•	Ongoing Review and Implementation of Best Practices. The Board continues to review and implement best practice initiatives when it believes them to be in the best interests of the Company and shareholders. During the past eighteen months -- at the initiative of our Executive Chairman -- the Board implemented several policies that only further demonstrate the alignment of the Board and management with the interests of shareholders. For example, the Board increased the performance-based elements of executive compensation, approved clawback and anti-hedging policies, minimum share ownership requirements for non-employee Directors, and increased minimum share ownership requirements for the Executive Chairman and the Chief Executive Officer.

2.	The Current Board and Management Structures Continue to Benefit the Company.

The proponent suggests, without any evidence relating to Mylan, that the presence of a former CEO on a board “may delay the maximization of shareholder value and negatively impact corporate performance.” As demonstrated above, Mylan’s outstanding five year record of performance flatly contradicts the proponent’s speculation and “one-size-fits-all” philosophy.

The proponent also suggests, again without evidence, that the fact that the Executive Chairman hired current senior executives as part of his management team while he was CEO could compromise his independence and objectivity. To the contrary, Mr. Coury has always demonstrated a strong commitment to doing what is in the best interests of the Company and its shareholders, including a willingness to restructure the leadership team and to replace executives who were not performing. Most importantly, the proponent’s theory fails to account for the fact that oversight and compensation of executive management are functions conducted or determined by the independent Directors of the Board and its independent Committees.

The Board also believes that there is and has been great benefit from having a Chairman who was an executive officer of Mylan for almost a decade, and who therefore has intimate and extensive knowledge of management, the business, and all of the inner workings of Mylan’s complex and growing global platform. This knowledge and experience enables our Chairman to focus the Board on matters of the greatest significance to the Company and shareholders, and the insight he provides to the Board further enables us to exercise the robust independent oversight of management that we have always employed.

The current structure also allows Ms. Bresch, the CEO, to focus on driving the continued transformation of the business, integrating new acquisitions, and enhancing the operational performance and efficiency of our global platform, while Mr. Coury focuses on, among other matters, strategic merger and acquisition activity, the continued effective transition to the new enhanced management structure, and continued mentorship of management. The proponent’s suggestion that continued retention of a former CEO makes it difficult for a new CEO to review and change strategies also is pure speculation that is completely inaccurate in the case of Mylan. The Board firmly believes that this leadership structure is proven and a best practices model.

3.	An Inflexible Policy Does Not Serve Shareholder Interests or the Interests of Good Corporate Governance.

The Board respectfully believes that, in fact and theory, the proponent’s inflexible “one-size-fits all” approach to corporate governance is not in Mylan’s or any company’s best interests. A fundamental flaw of the proposal is that it asks shareholders to vote today -- based on facts known only today -- on a structure for Board leadership that will not apply for years and in circumstances that cannot be predicted today. We believe that the better, and more reasoned, approach to corporate governance and oversight is to exercise prudent business judgment -- indeed to

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Item 4—Shareholder Proposal—Adoption of “One-Size-Fits-All” Policy Requiring an Independent Chairman of the Board

exercise fiduciary duties -- by assessing what is the ideal board and management structure for a company based on the facts and circumstances relevant at any given time. Indeed, the Board acknowledges that it may in the future determine that a non-executive Chairman would best serve the interests of the Company and shareholders. However, we believe that inflexibly mandating these future determinations, as advocated by the proponent, would inadvisably limit Board discretion and permanently disqualify talented current or former executives from serving as Chairman, potentially depriving the Board and shareholders of the most qualified and appropriate person to lead the Board as Chairman.

We also note that at least 82% of the 100 largest public companies in America and 74% of all companies in the S&P 500 (Shearman & Sterling, 11th Annual Survey of the Largest US Public Companies: Corporate Governance 2013; 2013 Spencer Stuart Board Index) have a chairman who is or was previously an executive of the Company. Clearly the vast majority of corporate America is served by Boards that are led by an executive Chairman. Nor does the proponent cite any facts explaining whether those boards that appointed a non-executive Chairman did so based on a factual determination that such a structure was most appropriate for the company based on the circumstances of the company at the time of the decision, as opposed to having made a decision based on proponent’s formulaic “one-size-fits-all” theory of corporate governance.

4.	The Proponent’s Supporting Data Does Not Tell the Whole Story.

It should be noted that only 4% of all S&P 500 companies report having a formal policy requiring the separation of the chairman and chief executive officer (2013 Spencer Stuart Board Index). Reaching a conclusion after careful deliberation is one thing; requiring a rigid predetermined conclusion (as the proponent suggests) is another.

Finally, it must be noted that this proposal contains an incomplete statement of the facts regarding the Company’s past say-on-pay votes. Specifically, the supporting statement in the proposal states that “[Mylan] continues to receive significant vote against say on pay.” In fact, the Company’s say-on-pay vote substantially increased last year as compared to 2012’s say-on-pay vote, and support for the advisory vote on the compensation of the Company’s NEOs was nearly 70% in 2013, an increase of approximately 22% from the prior year.

In summary, your Board believes that the Company and its shareholders receive substantial and effective oversight from its current Board structure and its independent Directors. The Board opposes this proposal because it is unsupported and, in fact, refuted by the current management structure that the Board believes has performed exceptionally well since its implementation, is ideal for Mylan at this time in its history, and has produced outstanding results for shareholders. Proponent’s “one-size-fits-all” policy would eliminate the Board’s ability to exercise its business judgment to select a Chairman based on the Company’s particular needs at the time of the decision, and therefore would not be in the best interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

Report of the Audit Committee of the Board of Directors

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee is currently comprised of four directors, each of whom is independent as required by and as defined in the audit committee independence standards of the SEC and the applicable NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at mylan.com/company/corporate-policy.

Management is responsible for the preparation and integrity of the Company’s financial statements as well as for implementing and maintaining appropriate accounting and financial reporting policies, procedures, and internal controls designed to ensure compliance with applicable accounting standards and laws and regulations. The independent registered public accounting firm is responsible for auditing and reviewing the Company’s financial statements and auditing the Company’s internal control over financial reporting, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue their reports thereon. One of the Audit Committee’s responsibilities is to oversee these processes.

In this context, the Audit Committee met at least once each quarter, or a total of 6 times, during 2013 and has reviewed and discussed with management and the independent registered public accounting firm Mylan’s audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Mylan’s internal control over financial reporting. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AU Section 380), as adopted by the PCAOB in Rule 3200T.

Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Mylan is compatible with the firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for 2013, which was filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Neil Dimick, C.P.A., Chairman
Melina Higgins
Douglas J. Leech, C.P.A. Rodney L. Piatt, C.P.A.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2013 or as of the date of this proxy statement (Ms. Cameron, Dr. Maroon, Mr. Parrish, and Mr. Piatt), is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board.

Certain Relationships and Related Transactions

The Board annually reviews certain relationships and related party transactions, with respect to Directors, as part of its assessment of each Director’s independence. Based on a review of the transactions between the Company and its Directors and officers, their immediate family members, and their affiliated entities, the Company has determined that since January 1, 2013, it has been a party to the following transactions in which the amount involved exceeds $120,000 and in which any of the Company’s Directors, executive officers, or greater than five percent shareholders, or any of their immediate family members or affiliates, have a direct or indirect material interest:

•	Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, the Company’s Executive Chairman, serves as the broker in connection with several of the Company’s employee benefit programs. CIA and CFG have served in these roles for the Company since approximately 1995 and, in 2013 received total payments for these services from the insurance carriers of approximately $575,000.

•	Mylan entered into a contract with Coury Consulting, L.P. (“Coury Consulting”) another entity of which Mr. Coury’s brothers are the principals, to provide advisory services with regard to Mylan’s Human Resources department as well as certain of the Company’s compensation, benefits and health care related programs. This agreement with Coury Consulting commenced on October 1, 2013 and has an initial term of 15 months. The Company will pay Coury Consulting $30,000 a month pursuant to this agreement, with the possibility of an additional bonus at the Company’s sole discretion.

•	John Todd, son of C.B. Todd, earned approximately $134,000 in compensation for employment by the Company’s subsidiary, Mylan Pharmaceuticals Inc., as a Senior Manager in 2013. John Todd has been employed by Mylan Pharmaceuticals Inc. since 1999.

In 2013, the Board approved a related party transactions policy that establishes guidelines for reviewing and approving transactions involving any Director or certain executives in which (1) the aggregate amount involved will or may be expected to exceed $25,000; (2) the Company or an affiliate of the Company is a participant; and (3) any related party has or will have a direct or indirect interest.

2014 Annual Meeting of Shareholders

Communications with Directors

Any interested parties may contact any individual director, the Board, the non-management directors as a group or any other group or committee of directors, by calling 1.724.514.1800 or by submitting such communications in writing to the director or directors, at the following address:

Mylan Inc.

c/o Corporate Secretary

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2015 Shareholder Proposals

If you wish to submit proposals intended to be presented at our 2015 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than November 10, 2014, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2015 proxy statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than December 12, 2014. Additionally, under the Company’s bylaws, shareholder proposals made outside of the processes of Rule 14a-8 under the Exchange Act and nominations for director must be received at our principal executive offices, in accordance with the requirements of the bylaws, not later than December 12, 2014; provided, however, that in the event that the 2015 Annual Meeting is called for a date that is not within 25 days before or after April 11, 2015 notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

Other Matters; Directions

On the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting Mylan’s Investor Relations at 1.724.514.1800.

2013 Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for 2013 has been mailed to all shareholders entitled to notice of, and to vote at, the 2014 Annual Meeting of Shareholders. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is also available without charge from our Company website at mylan.com/investors or upon written request to: Mylan Investor Relations, Mylan Inc., 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317.

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope or vote over the Internet or by telephone by following the instructions set forth in the enclosed proxy card. If you attend the Annual Meeting and wish to vote in person, you will be able to do so and your vote at the Annual Meeting will revoke any proxy you may submit.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

March 10, 2014
Canonsburg, Pennsylvania

Appendix A—Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted Revenue

(amounts in millions)

	Year Ended December 31,
	2013	2012	2011	2010	2009
GAAP Total Revenues	$6,909	$6,796	$6,130	$5,451	$5,093
Acceleration of deferred revenue	—	—	—	—	(29)
Restructuring and other special items	—	—	—	—	(2)
Adjusted total revenues	$6,909	$6,796	$6,130	$5,451	$5,062

2014 Annual Meeting of Shareholders

Adjusted EPS

(amounts in millions, except EPS)

	Year Ended December 31,
	2013		2012		2011		2010		2009
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$624	$1.58	$641	$1.52	$537	$1.22	$224	$0.68	$94	$0.30
Purchase accounting related amortization, including product and IPR&D asset impairments (primarily included in cost of sales)	371		391		365		309		283
Litigation settlements, net	(10)		(3)		49		127		226
Interest expense, primarily amortization of convertible debt discount	38		36		49		60		43
Non-cash accretion and fair value adjustments of contingent consideration liability	35		39		—		—		—
Clean energy investments pre-tax loss	22		17		—		—		—
Financing related costs (included in other income (expense), net)	73		—		34		37		—
Acquisition related costs (primarily included in selling, general and administrative expense)	50		—		—		—		—
Acceleration of deferred revenue	—		—		—		—		(29)
Non-controlling interest	—		—		—		—		9
Restructuring and other special items included in:
Cost of sales	49		66		8		7		33
Research and development expense	52		12		4		10		49
Selling, general and administrative expense	71		105		45		63		22
Other (expenses) income, net	25		(1)		—		1		(13)
Tax effect of the above items and other income tax related items	(260)		(216)		(198)		(253)		(273)
Preferred dividend (a)	—		—		—		122		139
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,140	$2.89	$1,087	$2.59	$893	$2.04	$707	$1.61	$583	$1.30
Weighted average diluted common shares outstanding (a)	394		420		439		438		450
(a)	Adjusted diluted EPS for the year ended December 31, 2010, includes the full effect of the conversion of the company’s preferred stock into 125.2 million shares of common stock on November 15, 2010. Adjusted diluted EPS for the period ended December 31, 2009 was calculated under the “if-converted method” which assumes conversion of the Company’s preferred stock into shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the “if-converted method” is more dilutive.

Appendix A—Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

(amounts in millions)

	Year Ended December 31,
	2013	2012	2011	2010	2009
GAAP net earnings (loss) attributable to Mylan Inc. before preferred dividends	$624	$641	$537	$345	$233
Add (deduct) adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	37	18	2	1	16
Income taxes	121	161	116	10	(21)
Interest expense	313	309	336	332	319
Depreciation and purchase accounting related amortization, including product and IPR&D asset impairments	516	547	511	435	401
EBITDA	1,611	1,676	1,502	1,123	948
Add (deduct) adjustments:
Stock-based compensation expense	47	43	42	31	31
Litigation settlements, net	(10)	(3)	49	127	226
Restructuring & other special items	307	176	85	118	49
Adjusted EBITDA	$1,955	$1,892	$1,677	$1,399	$1,254

2014 Annual Meeting of Shareholders

Adjusted Pre-tax Income

(amounts in millions)

	Year Ended December 31,
	2013	2012	2011	2010	2009
GAAP pre-tax income (loss)	$747	$804	$655	$356	$227
Acceleration of deferred revenue	—	—	—	—	(29)
Pre-tax loss related to the clean energy investments	22	17	—	—	—
Purchase accounting related amortization, including product and IPR&D asset impairments	371	391	365	309	283
Acquisition related costs (primarily included in selling, general and administrative expense)	50	—	—	—	—
Restructuring and other special items	200	190	56	81	90
Litigation settlements, net	(10)	(3)	49	127	226
Financing-related costs	73	—	34	37	—
Interest expense, primarily accretion of contingent consideration and amortization of convertible debt discount	70	66	49	60	43
Adjusted pre-tax income	$1,523	$1,465	$1,208	$970	$840

Appendix A—Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted Interest Expense

(amounts in millions)

	Year Ended December 31,
	2013	2012	2011	2010	2009
GAAP interest expense	313	309	336	331	318
Non-cash interest, primarily accretion of contingent consideration and amortization of convertible debt discount	(70)	(66)	(49)	(60)	(43)
Adjusted interest expense	$243	$243	$287	$271	$275

2014 Annual Meeting of Shareholders

Adjusted Income Tax Expense

(amounts in millions)

	Year Ended December 31,
	2013	2012	2011	2010	2009
GAAP income tax expense (benefit)	$121	$161	$116	$10	$(21)
Tax effect of adjustments to pre-tax income and other income tax related items	(260)	(216)	(198)	(253)	(273)
Adjusted income tax expense	$381	$377	$314	$263	$252
Adjusted effective tax rate	25%	26%	26%	27%	30%

Appendix A—Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted Operating Cash Flow and Free Cash Flow

(amounts in millions)

	Year Ended December 31,
	2013	2012
GAAP cash provided by operating activities	$1,107	$949
Add/(Deduct):
(Receipt) payment of litigation settlements	(2)	109
Payment of redemption premium	61	—
Adjustments for timing of cash receipts deducted in prior periods	—	62
Acquisition related costs	13	—
Increase in deferred revenue	2	18
R&D expense	46	—
Income tax items	(22)	(14)
Adjusted cash provided by operating activities	$1,205	$1,124
Add/(Deduct):
Capital expenditures	(335)	(305)
Proceeds from sale of property, plant and equipment	25	16
Other	—	(6)
Adjusted free cash flow	$895	$829

2014 Annual Meeting of Shareholders

Return on Invested Capital

(amounts in millions except percentages)

	Year Ended December 31,
	2013	2012	2011	2010	2009
Adjusted pre-tax income	$1,523	$1,466	$1,208	$970	$840
Adjusted interest expense	243	242	288	271	275
Adjusted income before interest and tax	1,766	1,708	1,496	1,241	1,115
Estimated adjusted income tax expense (a)	(442)	(439)	(389)	(336)	(335)
Adjusted net operating profit after tax	$1,324	$1,269	$1,107	$905	$780

		As of December 31,
		2012	2011	2010	2009	2008
Total assets		$11,932	$11,598	$11,537	$10,802	$10,410
Cash & near cash items		(350)	(375)	(662)	(381)	(557)
Short-term investments		(34)	(31)	(29)	(28)	(42)
Current deferred income taxes		(229)	(203)	(259)	(249)	(199)
Non-current deferred income taxes		(88)	(39)	(58)	(37)	(16)
Cash Convertible Note hedge		(636)	(460)	(472)	(411)	(236)
Clean Coal		(74)	—	—	—	—
Restricted cash		(1)	(9)	(24)	(48)	(40)
Total invested assets		$10,520	$10,481	$10,033	$9,648	$9,320
Accounts payable		(778)	(703)	(565)	(518)	(499)
Other current liabilities		(984)	(996)	(1,058)	(935)	(796)
Income taxes payable		(34)	(43)	(15)	(69)	(92)
Total invested capital		$8,724	$8,739	$8,395	$8,126	$7,933

Intangible assets		2,224	2,631	2,501	2,385	2,453
Goodwill		3,516	3,518	3,599	3,331	3,162
Operational invested capital		$2,984	$2,590	$2,295	$2,410	$2,318

Total invested capital excluding goodwill		$5,208	$5,221	$4,796	$4,795	$4,771

	Year Ended December 31,
	2013	2012	2011	2010	2009
Cash Return on Total Invested Capital	15%	15%	13%	11%	10%
Cash Return on Operational Invested Capital	44%	49%	48%	38%	34%
Cash Return on Total Invested Capital Excluding Goodwill	25%	24%	23%	19%	16%
(a)	Estimated adjusted income tax expense is the adjusted income tax rate multiplied by adjusted income before interest and tax.

(b)	Return on Invested Capital metrics are calculated as adjusted net operating profit after tax divided by invested capital, operating invested capital, and invested capital excluding goodwill as of December 31st of the prior year.

Mylan.com Mylan® Seeing is believing

ANNUAL MEETING OF SHAREHOLDERS OF

MYLAN INC.

Friday, April 11, 2014

10:30 a.m. (ET)

The St. Regis Washington, D.C.

923 16th & K Streets, N.W.

Washington, D.C. 20006

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on Friday, April 11, 2014:

The Notice of the Meeting, Proxy Statement, Proxy Card, and Annual Report on Form 10-K

are available at mylan.com/investors

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

 ¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW

AND FOR ITEMS 2 AND 3 BELOW AND AGAINST ITEM 4 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

1. Elect the following 13 directors, each for a term of one year:					FOR	AGAINST	ABSTAIN
				9 Rajiv Malik	☐	☐	☐
	FOR	AGAINST	ABSTAIN
1 Heather Bresch	☐	☐	☐	10 Joseph C. Maroon, M.D.	☐	☐	☐
2 Wendy Cameron	☐	☐	☐	11 Mark W. Parrish	☐	☐	☐
3 Hon. Robert J. Cindrich	☐	☐	☐	12 Rodney L. Piatt, C.P.A.	☐	☐	☐
4 Robert J. Coury	☐	☐	☐	13 Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	☐	☐	☐
5 JoEllen Lyons Dillon	☐	☐	☐	2. Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014:	☐	☐	☐
6 Neil Dimick, C.P.A.	☐	☐	☐
7 Melina Higgins	☐	☐	☐
8 Douglas J. Leech, C.P.A.	☐	☐	☐	3. Approve, on an advisory basis, the compensation of the Named Executive Officers of the Company:	☐	☐	☐
				4. Consider a shareholder proposal to adopt a policy that the Chairman of the Board of Directors be an independent Director:	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1, FOR Items 2 and 3 and AGAINST Item 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.

Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc.

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

ANNUAL MEETING OF SHAREHOLDERS OF

MYLAN INC.

Friday, April 11, 2014

10:30 a.m. (ET)

The St. Regis Washington, D.C.

923 16th & K Streets, N.W.

Washington, D.C. 20006

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on Friday, April 11, 2014:

The Notice of the Meeting, Proxy Statement, Proxy Card, and Annual Report on Form 10-K

are available at mylan.com/investors

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line, and mail in the envelope provided.

 ¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW

AND FOR ITEMS 2 AND 3 BELOW AND AGAINST ITEM 4 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

1. Elect the following 13 directors, each for a term of one year:					FOR	AGAINST	ABSTAIN
				9 Rajiv Malik	☐	☐	☐
	FOR	AGAINST	ABSTAIN
1 Heather Bresch	☐	☐	☐	10 Joseph C. Maroon, M.D.	☐	☐	☐
2 Wendy Cameron	☐	☐	☐	11 Mark W. Parrish	☐	☐	☐
3 Hon. Robert J. Cindrich	☐	☐	☐	12 Rodney L. Piatt, C.P.A.	☐	☐	☐
4 Robert J. Coury	☐	☐	☐	13 Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	☐	☐	☐
5 JoEllen Lyons Dillon	☐	☐	☐	2. Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014:	☐	☐	☐
6 Neil Dimick, C.P.A.	☐	☐	☐
7 Melina Higgins	☐	☐	☐
8 Douglas J. Leech, C.P.A.	☐	☐	☐	3. Approve, on an advisory basis, the compensation of the Named Executive Officers of the Company:	☐	☐	☐
				4. Consider a shareholder proposal to adopt a policy that the Chairman of the Board of Directors be an independent Director:	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1, FOR Items 2 and 3 and AGAINST Item 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.

Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc.

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

MYLAN INC.

Annual Meeting of Shareholders

Friday, April 11, 2014

10:30 a.m. (ET)

The St. Regis Washington, D.C.

923 16th & K Streets, N.W.

Washington, DC 20006

ADMISSION TICKET

* REQUIRED FOR MEETING ATTENDANCE * PERMITS ONE TO ATTEND

*YOUR VOTE IS IMPORTANT!

0	¢

PROXY – MYLAN INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

Friday, April 11, 2014

10:30 a.m. (ET)

The St. Regis Washington, D.C.

923 16th & K Streets, N.W.

Washington, D.C. 20006

This Proxy is Solicited on Behalf of the Board of Directors of Mylan Inc.

The undersigned hereby appoints ROBERT J. COURY and RODNEY L. PIATT, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Friday, April 11, 2014 and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

	(Continued and to be signed on the reverse side)	SEE REVERSE SIDE

¢		14475	¢